UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Exchange Act of 1934 (Amendment No. )

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SEMPRA ENERGY
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2022

Notice of Annual Shareholders Meeting and Proxy Statement

May 13, 2022

SEMPRA™

March 29, 2022
Dear fellow shareholders:
We are pleased to invite you to attend our 2022 Annual Shareholders Meeting, which is scheduled for Friday, May 13, 2022, at 9 a.m., Pacific Time. This year’s meeting will be held virtually and the accompanying proxy information outlines how to participate and the matters that will be voted on at the meeting.
Our society and our industry continued to experience immense change in 2021, in large part due to the lingering impacts of COVID-19. We are proud that our employees have consistently demonstrated resilience in the face of these challenges and a steadfast focus on safety, while delivering energy with purpose to our customers.
At Sempra, we are focused on building essential energy networks, applying breakthrough ideas with scale and reach, and energizing people to help shape a better future. As our society’s priorities change from time to time, our company’s strategic vision continues to evolve to better meet the needs of our customers. For example, sustainability has moved to the center of our business strategy as we work to be more responsive to the needs of society by promoting energy diversification, resiliency, and affordable energy access. This strategic direction builds on our long-standing excellence in environmental, social and governance practices.
We also continued to advance our commitment to a high-performing culture focusing on employee and community safety, workforce and leadership development and diversity and inclusion, which have been priorities at our company since its inception. Our board members both embrace and reflect these priorities. Since its formation, Sempra’s board has always included women and/or people of color. Today, 58% of our board members are women and/or people of color. The backgrounds, perspectives, and skills of our board members bring a wealth of diverse experiences to our business and demonstrate that differing perspectives are encouraged and valued throughout our organization.
This year, William D. Jones, our current Lead Independent Director, is not standing for reelection and will retire from the board following our Annual Shareholders Meeting. In light of this, the board has indicated that it intends to appoint Cynthia J. (CJ) Warner, our current Corporate Governance Committee Chair, to the role of Lead Independent Director upon William's retirement. William has been a director since Sempra's inception and has served in several leadership positions on our board, including Lead Independent Director for the past three years. We are truly grateful for his commitment to Sempra, our shareholders and all of our stakeholders over the years and for his invaluable contributions to our company.
We continue to find great value in our shareholder engagement program and are grateful for the discussions and feedback we have received from our investors. These recurring conversations allow us to gather important input that helps shape our policies and initiatives with a view toward providing durable, long-term value to our owners. During our most recent engagement season, we engaged directly with shareholders representing approximately 57% of our outstanding shares of common stock. William and CJ participated in several of these conversations.
With this year's Annual Shareholders Meeting being held virtually, it has been designed to provide shareholders with an opportunity to participate in a manner that is substantially similar to an in-person meeting. The content of the meeting will focus on the shareholder business items outlined in the accompanying meeting notice. For more information about our business, our 2021 Annual Report to Shareholders is available online at www.sempra.com/2022-annual-meeting and www.proxyvote.com.
Please review the accompanying materials and promptly vote your shares. As in past years, you can vote in advance of the meeting by telephone, via the Internet or by completing, signing, dating and returning the accompanying proxy or voting instruction card.
On behalf of your board of directors and management, we appreciate your vote and thank you for your continued investment in Sempra.
Sincerely,

Jeffrey W. Martin
Chairman and Chief Executive Officer

488 8th Avenue, San Diego, California 92101 (877) 736-7727
Notice of Annual Shareholders Meeting
Friday, May 13, 2022, 9 a.m. Pacific Time
Virtual-only meeting at www.virtualshareholdermeeting.com/SRE2022
The 2022 annual meeting of shareholders (Annual Shareholders Meeting) of Sempra Energy, doing business and referred to as Sempra, will be held on Friday, May 13, 2022, at 9 a.m. Pacific Time. There will be no physical location for the meeting. To help protect the health and safety of our shareholders, employees and directors in light of the uncertainty created by the ongoing COVID-19 pandemic, the Annual Shareholders Meeting will be a completely virtual meeting of our shareholders conducted online via live audio webcast. In line with our strategic focus on helping enable a just energy transition, the online virtual-only format also reduces the transportation costs and environmental impact of the Annual Shareholders Meeting by providing all shareholders the opportunity to attend and participate in the meeting from any location. You will be able to attend the Annual Shareholders Meeting and vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SRE2022 and entering your 16-digit control number as described below.
Business Items
(1)Election of the following director nominees, all of whom are currently directors: Alan L. Boeckmann; Andrés Conesa; Maria Contreras-Sweet; Pablo A. Ferrero; Jeffrey W. Martin; Bethany J. Mayer; Michael N. Mears; Jack T. Taylor; Cynthia L. Walker; Cynthia J. Warner; and James C. Yardley.
(2)Ratification of appointment of independent registered public accounting firm.
(3)Advisory approval of our executive compensation.
(4)Shareholder proposal requiring an independent board chairman, if properly presented at the meeting.
(5)Consideration of other matters that may properly come before the meeting, if any.
Adjournments and Postponements
The business items for the Annual Shareholders Meeting may be considered at the meeting and any adjournment or postponement of the meeting.
Record Date
The record date for the Annual Shareholders Meeting is March 17, 2022. You are entitled to notice of and to vote at the Annual Shareholders Meeting and any adjournment or postponement thereof, only if you were a holder of our common stock at the close of business on the record date.
Meeting Attendance and Participation
The Annual Shareholders Meeting conducted online via live audio webcast will begin promptly at 9 a.m. Pacific Time on Friday, May 13, 2022. We encourage you to access the meeting site at www.virtualshareholdermeeting.com/SRE2022 and enter your 16-digit control number prior to the start time. Online check-in will begin at 8:30 a.m. Pacific Time, and you should allow ample time for the check-in procedures the day of the meeting.
Attending the Meeting in Listen-Only Mode. We will permit all persons, including shareholders of record, beneficial owners of shares held in “street name” through a bank, broker or other nominee and non-shareholder guests, to attend the Annual Shareholders Meeting being conducted online via live audio webcast in listen-only mode. Please visit www.virtualshareholdermeeting.com/SRE2022 at the date and time of the meeting to attend in this limited capacity.
Participating in the Meeting, Including Voting and Submitting Questions. You are only eligible to participate in the Annual Shareholders Meeting, including to submit questions at the meeting and vote your shares at the meeting prior to the closing of the polls, if you were a shareholder as of March 17, 2022, the record date for the meeting, and you log into the meeting site using the 16-digit control number shown on your notice about the Internet availability of our proxy materials, proxy card or voting instruction form. However, if you are a beneficial owner of shares held through a bank, broker or other nominee and your voting instruction form does not indicate that you may vote your shares through www.proxyvote.com, you will need to obtain a “legal proxy” from your bank, broker or other nominee (preferably at least five days before the Annual Shareholders Meeting) to receive a 16-digit control number that may be used to log into the meeting site. If you need to obtain such a “legal proxy” to attend the meeting, please follow the specific instructions to do so provided by your bank, broker or other nominee. Owners of shares in the Employee Savings Plans, as defined in the accompanying proxy statement, may submit questions at the meeting but will not be able to vote these shares at the meeting.
Additional Information. Additional instructions on how to attend and participate in the virtual meeting are included in “About the Annual Shareholders Meeting and Voting” in the accompanying proxy statement and are posted at www.proxyvote.com. If you encounter difficulties accessing the meeting site during the check-in or meeting time, please call (844) 983-0876 (U.S. and Canada) or +1 (303) 562-9303 (International) beginning April 13, 2022 for technical support, which numbers also will be posted on the login page at www.virtualshareholdermeeting.com/SRE2022.
Voting
Your vote is important. Whether or not you plan to attend the virtual Annual Shareholders Meeting, we encourage you to read the accompanying proxy statement and promptly vote your shares. You may vote by attending the meeting and voting your shares at the meeting prior to the closing of the polls. You also may vote in advance of the meeting by telephone or via the Internet, or if you received a paper copy of our proxy materials, by completing, signing and dating the enclosed proxy card or voting instruction form and returning it in the enclosed envelope. Internet and telephone voting for holders of record will be available until 11:59 p.m. Eastern Time on May 12, 2022. For specific instructions on how to vote your shares, including if you are a beneficial owner of shares through a bank, broker or other nominee, see “About the Annual Shareholders Meeting and Voting” in the accompanying proxy statement and the instructions on your notice about the Internet availability of our proxy materials, proxy card or voting instruction form. Our proxy materials, including this Notice of Annual Shareholders Meeting and the accompanying proxy statement and form of proxy card or voting instruction form, are being provided to shareholders beginning on or about March 29, 2022.
Jennifer F. Jett
Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholders Meeting to be Held on May 13, 2022.
This Notice of Annual Shareholders Meeting, the Accompanying Proxy Statement, the Proxy Card and the
Annual Report to Shareholders are available on the Internet at www.proxyvote.com.

Proxy Statement Summary
This proxy statement is being provided in connection with the 2022 annual meeting of shareholders of Sempra Energy, doing business and referred to as Sempra (Annual Shareholders Meeting). This summary highlights selected information to assist you in your review of this proxy statement. It does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting. More information regarding the performance of Sempra is available in the company’s Annual Report to Shareholders for the year ended December 31, 2021, which accompanies this proxy statement and is available on the company’s website at www.sempra.com/2022-annual-meeting. For additional information about the Annual Shareholders Meeting and voting, see “About the Annual Shareholders Meeting and Voting” below. This proxy statement and the accompanying form of proxy card or voting instruction form are first being made available to shareholders on or about March 29, 2022. All website references in our proxy materials are inactive textual references, and the information on, or that can be accessed through, such websites does not constitute a part of these materials.
Annual Shareholders Meeting Details

Date/Time	Location
Friday, May 13, 2022 — 9 a.m. Pacific Time	www.virtualshareholdermeeting.com/SRE2022
Shareholder Voting Matters

Proposals		Board Recommendations
1.	Election of directors	FOR each director nominee
2.	Ratification of appointment of independent registered public accounting firm	FOR ratification of appointment of independent registered public accounting firm
3.	Advisory approval of our executive compensation	FOR advisory approval of our executive compensation
4.	Shareholder proposal requiring an independent board chairman	AGAINST shareholder proposal requiring an independent board chairman
Director Nominees

Name and Occupation	Age	Director Since	Inde- pendent	Standing Board Committee Memberships(A)
				AC	C&TD	CGC	SS&T	EC

Alan L. Boeckmann Executive Chair, Fluor Corporation	73	2011	✓			✓	✓
Andrés Conesa, Ph.D. Chief Executive Officer, Grupo Aeroméxico, S.A.B. de C.V	52	2017	✓	✓	C			✓
Maria Contreras-Sweet Managing Partner, Contreras Sweet Companies, LLC and Rockway Equity Partners; 24th Administrator, U.S. Small Business Administration	66	2017	✓	✓	✓
Pablo A. Ferrero Independent energy consultant	59	2013	✓			✓	✓
Jeffrey W. Martin Chairman of the Board, Chief Executive Officer and President, Sempra	60	2018						C
Bethany J. Mayer Executive Advisor, Siris Capital Group LLC	60	2019(B)	✓				C	✓
Michael N. Mears Chairman, President and Chief Executive Officer, Magellan Midstream Partners L.P.	59	2018	✓	✓			✓
Jack T. Taylor Former Chief Operating Officer-Americas and Executive Vice Chair of U.S. Operations, KPMG LLP (U.S.)	70	2013	✓	C F	✓			✓
Cynthia L. Walker Former Senior Vice President, Midstream & Marketing, Occidental Petroleum Corporation	45	2018	✓	✓ F			✓
Cynthia J. Warner President and Chief Executive Officer, Renewable Energy Group, Inc.	63	2019	✓		✓	C		✓
James C. Yardley Former Executive Vice President, El Paso Corp.	70	2013	✓	✓			✓
Board Committees with 100% independent director membership				✓	✓	✓	✓

(A) Director nominee membership in the following standing board committees and other designations as of the mailing date of this proxy statement:
AC = Audit Committee	✓ = Committee Member
C&TD = Compensation and Talent Development Committee	C = Committee Chair
CGC = Corporate Governance Committee	F = Audit Committee Financial Expert
SS&T = Safety, Sustainability and Technology Committee

EC = Executive Committee
(B) Ms. Mayer previously served as a director from February 2017 through November 2018.

2	Sempra 2022 Proxy Statement

Table of Contents	Proxy Statement Summary
Director Nominee Composition

*One director is a Latina woman
Our board has made it a priority to develop and support a high-performance culture, with respect to our board, our management and our workforce. At the board level, the board seeks directors with diversity of skills and experience and of gender and ethnicity, among other things. To assist our board in maintaining its focus on board diversity, we conduct an annual director skills assessment and board evaluation that are fundamental to the board’s process for assembling a group of directors with a diverse and appropriate mix of experience, competencies and backgrounds. The board uses the results of the assessment and evaluation to critically analyze its effectiveness and skill set, which helps position the board to oversee Sempra’s current and future strategies and operations.
We have a strong track record of board refreshment. Including Jeffrey W. Martin, we have added seven new directors since the beginning of 2017. Under the standards established by the New York Stock Exchange (NYSE), Mr. Martin is not an independent director due to his ongoing service as our Chief Executive Officer and President.
Robust Shareholder Engagement
Sempra conducts regular engagement with our shareholders throughout the year, including a spring engagement cycle in connection with our annual shareholders meetings, and a fall/winter “off-season” engagement cycle. This cadence may be supplemented in cases where the company has notable updates or wishes to gain additional feedback from investors on a particular matter. This regular dialogue provides Sempra’s board and management team with valuable insight into our shareholders’ priorities and feedback on matters of significance to the company and our shareholders, including our board composition and leadership, corporate governance and executive compensation practices, business strategy, sustainability efforts and other key environmental, social and governance (ESG) topics, and approach to disclosure and transparency.
As part of our 2021 engagement cycle, Sempra conducted spring engagement in advance of our 2021 annual shareholders meeting primarily focused on our key ballot items, including a shareholder proposal requesting a report on alignment of our lobbying activities (direct and through trade associations) with the Paris Agreement. While this proposal was not supported by a majority of our shareholders, Sempra’s board and management team determined to continue to strengthen our disclosure and transparency in this area by taking the lead in developing a standardized disclosure template for use by trade associations in our industry for the purpose of sharing their climate positions and related lobbying activities. The purpose of this effort is to help enable companies to consistently evaluate the alignment of their own climate positions with those of the trade associations to which they belong and, in turn, help enable investors to more effectively evaluate that alignment. As part of this effort, we engaged with certain shareholders in the summer of 2021 to seek additional input and feedback to help ensure these efforts are responsive to shareholder perspectives. Sempra further conducted regular off-season engagement in December 2021 and January 2022 with a broad range of our shareholders to discuss matters of shareholder interest. Our Lead Independent Director and the chair of our Corporate Governance Committee each participated in several of these meetings. The feedback we received during these engagements indicated that overall our shareholders view our practices and disclosures positively, and served as valuable input that directly informed the board’s and management’s decision-making.
In total, our outreach to shareholders in our 2021 engagement cycle, including our spring 2021, summer 2021, December 2021 and January 2022 engagements, represented approximately 59% of our total outstanding shares of common stock, and we engaged with holders of approximately 57%(1) of our outstanding shares of common stock (a significant majority of our institutional share ownership) by holding telephonic or videoconference meetings.
(1)    Includes engagement with Newport Trust Company, the independent fiduciary for the Sempra Energy Common Stock Fund. Newport Trust Company exercises its discretion on all matters to vote shares held in the Sempra Energy Common Stock Fund under the Employee Savings Plans (as defined below) for which it receives no voting instructions. Newport Trust Company also votes shares held in the Sempra Energy Common Stock Fund for which it receives timely voting instructions from the underlying shareholder in accordance with such instructions. We engaged with Newport Trust Company on behalf of the holders of shares held in the Sempra Energy Common Stock Fund during our 2021 engagement cycle, and we included the number of shares Newport Trust Company voted at our 2021 annual shareholders meeting (including shares voted on both a discretionary and shareholder-directed basis) in calculating these percentages, which was approximately 8,300,000.

Sempra 2022 Proxy Statement	3

Proxy Statement Summary	Table of Contents
Strong Governance Practices
Supported by feedback from our shareholders, we believe the following reflect strong corporate governance practices:

•Lead Independent Director with clearly defined and robust responsibilities
•Annual election of all directors
•Proxy access right for shareholder nominations of director candidates
•Majority-vote and resignation policy for directors in uncontested elections
•Shareholders representing in the aggregate 10% or more of our outstanding shares may call a special meeting of shareholders
•Comprehensive, ongoing succession planning for key executives by the board
•Strong history of board refreshment designed to maintain balanced and diverse board composition and tenure
•Directors should not be nominated to stand for election after attaining age 75
•Board oversight of sustainability, including enhanced ESG focus of Safety, Sustainability and Technology Committee
•Board-level oversight of human capital management, including diversity and inclusion initiatives

•Annual board, director and standing committee self-evaluations (except for Executive Committee)
•10 of our 11 director nominees are independent under NYSE independence standards
•NYSE-required board committees are 100% independent
•Director overboarding policy revised in 2020 to align with the preferences and policies of many of our shareholders
•Executive sessions of non-management directors at all regular board meetings
•Prohibition on hedging or pledging company stock
•Robust share ownership guidelines for directors and officers
•98% attendance of directors at board and committee meetings in the aggregate in 2021
•Active shareholder engagement, including with our Lead Independent Director and/or the chair of our Corporate Governance Committee
•Code of conduct applicable to directors and principal and executive officers, as well as a separate code of conduct applicable to all employees

4	Sempra 2022 Proxy Statement

Table of Contents	Proxy Statement Summary
Business and Performance
Company Overview

Sempra’s businesses develop, build, operate and invest in critical infrastructure and provide electric and gas services to customers through regulated utilities, all in North America. Our mission is to be North America’s premier energy infrastructure company, and we are focused on transmission and distribution investments, among other areas, that we believe can produce stable cash flows and enhance earnings visibility, all with the goal of delivering safe and reliable energy to our customers.

Sempra California and Sempra Texas	Sempra Infrastructure

•We own or hold interests in regulated electric and gas utilities in California and Texas.
•Our utility businesses will continue to require investments in critical transmission and distribution infrastructure, support the build-out of a cleaner energy system and remain focused on delivering cleaner, safer and more reliable energy.

•Our energy infrastructure businesses are primarily focused on supporting the clean energy transition by investing in renewables and energy networks in North America, together with natural gas infrastructure to support exports to foreign markets. We believe diverse sources of energy will continue to be important domestically and internationally.
•Our revenues for these businesses generally are tied to long-term contracts with counterparties we believe are creditworthy.

In addition to focusing on key markets in North America, we are making critical investments in the portion of the energy value chain where we target attractive risk-adjusted returns:

Sempra 2022 Proxy Statement	5

Proxy Statement Summary	Table of Contents
Performance Highlights

Financial Performance
In 2021, our GAAP earnings per common share (EPS) was $4.01 and our adjusted EPS was $8.43.(1)(2) We outperformed our most recent 2021 GAAP EPS guidance range of $3.36 to $3.96, as well as our most recent 2021 adjusted EPS guidance range of $7.75 to $8.35.(2)
Our 2021 achievements build on our strong long-term financial performance. Our GAAP EPS was $5.51 in 2011, $5.46 in 2016 and $4.01 in 2021. Since 2011, we have delivered consistently strong adjusted EPS growth, increasing adjusted EPS from $4.34 in 2011 to $4.98 in 2016 and to $8.43 in 2021.(2) This performance has contributed to our robust long-term growth and shareholder value creation. Since 2011, we have had total shareholder return of 228%, exceeding the return of the S&P 500 Utilities Index during the same period. In addition, our market capitalization more than tripled over the past 10 years.
The company has a long track record of returning value to shareholders. The compound annual growth rate (CAGR) of our common stock dividend exceeded the median CAGR for companies in the S&P 500 Utilities Index over the past one, three, five and ten years. From 2011 to 2021, we increased our annual dividend from $1.92 to $4.40 per common share. The Board of Directors raised the dividend for the twelfth consecutive year in 2022, increasing the dividend to $4.58 per common share on an annualized basis. The company's strong dividend is coupled with $1 billion of share repurchases since July 2020, including $500 million of share repurchases that have been completed since November 2021, and there remains board authorization for an additional $1.5 billion to support share repurchases in the future.

Long-Term Growth(3)

Adjusted EPS(2)	Dividends	Market Capitalization(4)
Figure 1
(1)GAAP means generally accepted accounting principles in the United States of America.
(2)Adjusted EPS and adjusted EPS guidance range are non-GAAP financial measures. Adjusted EPS and adjusted EPS guidance range for the years ended December 31, 2011 and 2016 have been updated to exclude additional items to conform to the presentation for the year ended December 31, 2021. For a reconciliation of GAAP EPS to adjusted EPS and GAAP EPS guidance range to adjusted EPS guidance range, see Appendix A to this proxy statement.
(3)As of or for the years ended December 31, 2011, 2016 and 2021, as the context requires.
(4)Dollars in billions.

6	Sempra 2022 Proxy Statement

Table of Contents	Proxy Statement Summary
Strategic Performance
Key strategic and operational accomplishments are highlighted below:

Recent Strategic Performance Highlights
Sempra
•Sempra executed on its disciplined strategy with a focus on investing in energy infrastructure across its three growth platforms
•Sempra executed integrated transactions to simplify its energy infrastructure investments under one platform, Sempra Infrastructure
•Sempra announced a $500 million share repurchase program which was fully executed in early 2022
•Sempra launched its Sustainable Financing Framework, outlining criteria and other parameters for issuances of sustainable financing instruments
•Sempra announced its aim to have net-zero emissions by 2050
•Sempra was named:
–a Top Energy Company on The Wall Street Journal’s Management Top 250 Ranking
–a Trendsetter in Political Disclosure And Accountability (sixth consecutive year)
–to the Dow Jones Sustainability World Index (fourth consecutive year)
–to Fortune Magazine’s "World’s Most Admired Companies” List for 2021
–one of "America's Best Employers For Diversity" by Forbes and honored for diversity and inclusion leadership by Bloomberg and Human Rights Campaign
•Sempra was recognized for ESG performance and transparency on "100 Best Corporate Citizens" list

Sempra California
•San Diego Gas & Electric Company (SDG&E) and Southern California Gas Company (SoCalGas) received a final General Rate Case (GRC) decision from the California Public Utilities Commission (CPUC) for 2022 and 2023 attrition rates
•SDG&E continued its commitment to wildfire safety and received its 2021 safety certification from the Office of Energy Infrastructure Safety under the California Natural Resources Agency
•SoCalGas announced agreements expected to resolve substantially all material civil litigation against SoCalGas and Sempra related to the 2015 Aliso Canyon natural gas storage facility leak
•SDG&E announced it is developing two hydrogen pilot projects, building on its sustainability strategy and its aim to have net-zero emissions by 2045
•SoCalGas achieved approximately 20% methane reductions below 2015 levels in 2020, which is five years earlier than mandated
•SoCalGas announced a proposal to develop what would be the nation’s largest green hydrogen energy infrastructure system, Angeles Link
Sempra Texas
•Oncor Electric Delivery Company LLC (Oncor) announced a new five-year (2022-2026) capital plan of approximately $15 billion, largely driven by investments needed for economic development, generation interconnections, premise growth and grid resiliency(1)

Sempra Infrastructure
•Sempra Infrastructure Partners (SI Partners) increased its ownership in our Mexican energy business Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova) to 99.9% following completion of Sempra’s exchange and cash tender offers to acquire IEnova’s publicly owned shares
•Sempra sold a 20% noncontrolling interest in SI Partners to an affiliate of Kohlberg Kravis Roberts & Co. L.P. (KKR) for $3.2 billion in cash, including post-closing adjustments and net of transaction costs
•Sempra announced an agreement to sell an additional 10% noncontrolling interest in SI Partners to Abu Dhabi Investment Authority (ADIA) for $1.785 billion in cash, subject to adjustments(2)
•Sempra Infrastructure continued to work toward reaching a final investment decision in the first half of 2023 for its proposed Cameron LNG JV Phase 2(3)
•Sempra Infrastructure continued progress on construction of ECA LNG JV Phase 1(3) with the goal of beginning to produce liquefied natural gas (LNG) by the end of 2024
•Sempra Infrastructure placed a new 150 megawatt solar power generation facility (Border Solar) into service in Mexico
•Sempra Infrastructure began commercial operations of Veracruz and Mexico City refined products storage terminals

(1)Represents 100% of Oncor’s forecasted capital expenditures for 2022-2026. Actual amounts expended will depend on a number of factors and may differ materially from the amounts reflected in the capital plan.
(2)    The consummation of the sale to ADIA is subject to receipt of certain regulatory and third-party approvals and other customary closing conditions.
(3)    The successful development and ultimate construction of Sempra’s LNG projects are subject to a number of risks and uncertainties and there can be no assurance that any of the projects will be completed.

Sempra 2022 Proxy Statement	7

Proxy Statement Summary	Table of Contents
Executive Compensation
2021 Compensation Overview

Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. We place an emphasis on variable performance-based pay, with each component designed to promote value creation and alignment of our management team’s compensation with our long-term strategic objectives.

Chief Executive Officer Pay Mix at Target

Performance-Based Annual Bonus

• 80% ABP Earnings (as defined below)
• Provides an accurate, comprehensive, and understandable picture of annual financial performance
• 12% Safety Measures (as defined below)
• Promotes safe and responsible operations and the safety of our customers and employees
• 8% ESG Measures (as defined below)
• Promotes sustainable operations and strong governance

Long-Term Equity-Based Incentives(1)

• Performance-Based Restricted Stock Units (weighted at two-thirds, collectively)
• One-third based on 3-year relative total shareholder return (TSR), allocated evenly between
–Relative TSR vs. S&P 500 Utilities Index(2)
–Relative TSR vs. S&P 500 Index
• One-third based on 3-year EPS CAGR with payout scale set based on forward consensus estimates of EPS CAGR of S&P 500 Utilities Index peers(2)
• Stock Options (weighted at one-third)
• Focus on growth and shareholder alignment
(1)As used in this proxy statement, the term “long-term equity-based incentives” refers to the annual long-term incentive plan (LTIP) awards granted on January 3, 2021 and, unless stated or the context indicates otherwise, does not include any special awards.
(2)For purposes of long-term equity-based incentives and labor market reviews, all references to the S&P 500 Utilities Index or our S&P 500 Utilities Index peers refer to the companies constituting the S&P 500 Utilities Index, excluding water companies.
Note: The Chief Executive Officer’s pay mix at target is based on 2021 annual base salary, 2021 target performance-based annual bonus and the target grant date value of 2021 long-term equity-based incentives.
2021 Compensation Decisions and Outcomes
Base Salary. Mr. Martin received a 2021 annual salary planning increase of 3.8% and increases for the other named executive officers ranged from 4.0% to 8.3%. Ms. Sedgwick was promoted to Chief Administrative Officer and Chief Human Resources Officer effective December 20, 2021 and received an additional salary increase of 17.9% in connection with her change in roles.
Performance-Based Annual Bonus. Our 2021 target earnings for annual bonus plan purposes (ABP Earnings) were $2,368 million, an increase of $336 million, or 17%, over our 2020 target ABP Earnings of $2,032 million, and $29 million higher than our 2020 actual ABP Earnings of $2,339 million. In addition, the $142 million range between the 2021 ABP Earnings target and maximum goals was significantly broader than the $81 million range between the 2020 ABP Earnings target and maximum goals. Actual ABP Earnings for 2021 were $2,558 million, which exceeded our plan maximum goal of $2,510 million. In determining ABP Earnings for 2021, the Compensation and Talent Development Committee made certain predefined adjustments to GAAP earnings. See “Reconciliation of GAAP Earnings to ABP Earnings” on page 45 and Appendix D to this proxy statement for additional information. After accounting for performance on employee and public safety measures (Safety Measures) and environmental, social and governance measures (ESG Measures), 2021 annual bonuses were achieved at 195% of target.
Long-Term Equity-Based Incentives. Long-term equity-based incentives are the largest single component of the total 2021 target compensation package for each named executive officer. In accordance with our pay-for-performance philosophy, 100% of our Chief Executive Officer’s 2021 annual LTIP award was performance-based, with one-third of the award’s grant date value tied to relative TSR performance, one-third tied to EPS growth and one-third in nonqualified stock options, which the Compensation and Talent Development Committee views as performance-based because their value depends on our stock price increasing over time. The overall payout for the 2019-2021 LTIP awards based on relative TSR and EPS growth was 89% of target.

8	Sempra 2022 Proxy Statement

Table of Contents	Proxy Statement Summary
Voting Information
Eligibility: Shareholders of our common stock at the close of business on the record date, March 17, 2022, are entitled to notice of the Annual Shareholders Meeting and to vote their shares as described below on each of the proposals to be voted on at the meeting. Each share of common stock is entitled to one vote on each director nominee and one vote on each of the other proposals to be voted on at the meeting.
Shareholders of Record May Vote in the Following Ways:

Using the Internet at www.proxyvote.com or scanning the QR code included in your proxy materials	Calling 1-800-690-6903 in the U.S. and Canada	Mailing your marked, dated and signed proxy card	Attending the Annual Shareholders Meeting at www.virtualshareholdermeeting. com/SRE2022
For Internet and telephone voting, you will need to have your notice about the Internet availability of our proxy materials or proxy card available and use the company number and account number shown on the notice and card. Internet and telephone voting are available for shareholders of record until 11:59 p.m. Eastern Time on May 12, 2022.
Voting By Other Shareholders: Beneficial owners of shares should follow the voting instructions provided by their bank, broker or other nominee. If you hold shares in the Employee Savings Plans, as defined in Question 12 under “About the Annual Shareholders Meeting and Voting” below, you are considered a beneficial owner of such shares and your voting instructions with respect to such shares must be received by 8 a.m. Eastern Time on May 10, 2022.

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Corporate Governance
Generally, our business and affairs are managed and all corporate powers are exercised by or under the direction of our Board of Directors. The board establishes fundamental corporate policies and oversees the performance of the company as well as our Chairman and Chief Executive Officer and the other officers to whom the board has delegated authority to manage our day-to-day business operations.
The board has adopted Corporate Governance Guidelines that set forth expectations for director performance, director independence standards, board committee structure and functions, and other policies for the company’s governance. It also has adopted a Code of Business Conduct and Ethics for Directors and Principal and Executive Officers, which applies to each member of the Board of Directors of Sempra, the principal executive, financial and accounting officers (or persons performing similar functions) of Sempra, SDG&E and SoCalGas and all other executive officers of Sempra. Officers also are subject to our Code of Business Conduct, which applies to all employees of Sempra and any subsidiary or other entity as to which Sempra has majority ownership and control. Several standing and ad hoc committees assist the board in carrying out its responsibilities. Each standing committee operates under a written charter adopted by the board.
Our Corporate Governance Guidelines, standing committee charters, including our Audit, Compensation and Talent Development and Corporate Governance Committee charters, Code of Business Conduct and Ethics for Directors and Principal and Executive Officers and Code of Business Conduct that applies to all employees, are all posted on our website at www.sempra.com under the “Investors” and “Governance” tabs. Paper copies may be obtained upon request by writing to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101. If we either (1) amend a provision of our Code of Business Conduct and Ethics for Directors and Principal and Executive Officers and the amendment relates to any element of the code of ethics definition set forth in Item 406(b) of Securities and Exchange Commission (SEC) Regulation S-K or (2) grant to our principal executive officer, principal financial officer or principal accounting officer or controller a waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics for Directors and Principal and Executive Officers and the waiver relates to one or more of the elements of the code of ethics definition set forth in Item 406(b) of SEC Regulation S-K, then we intend to describe on our website under the “Investors” and “Governance” tabs the date and nature of any such amendment or waiver and, if applicable, the name of the person to whom the waiver was granted, or if we do not make such disclosure on our website, we will include it in a current report on Form 8-K filed with the SEC.

Board of Directors
Functions

In addition to its general oversight role, our Board of Directors performs a number of specific functions, including, among others:

•Selecting our Chief Executive Officer and overseeing his or her performance and that of other senior management in the operation of the company
•Reviewing and monitoring strategic, financial and operating plans and budgets and their development and implementation by management
•Assessing and monitoring risks to the company’s business and evaluating and overseeing risk management strategies
•Reviewing and approving significant corporate actions

•Fostering the company’s values-driven culture and reviewing and monitoring processes designed to maintain the company’s integrity, including financial statements, compliance with law and ethics and relationships with shareholders, employees, customers, suppliers and other stakeholders
•Planning for management succession
•Nominating directors, evaluating board effectiveness, appointing board committee members and overseeing effective corporate governance

Leadership Structure

The Board of Directors retains the flexibility to determine, from time to time on an ongoing basis, whether the offices of Chief Executive Officer and Chairman of the Board should be combined or separated and whether an independent director should serve as Chairman of the Board. This flexibility permits the board to organize its functions and conduct its business in a manner it deems most effective in then-prevailing circumstances, and to select the individual it considers to be best-suited to serve as Chairman of the Board at any particular time. The non-management directors have historically evaluated the board’s leadership structure on an annual basis and expect to continue to do so, and their board leadership decisions are made based on their determination of the leadership structure that is in the best interests of the company and our shareholders at the time. Currently, Jeffrey W. Martin serves as both our Chief Executive Officer and our Chairman of the Board. In each annual evaluation of its leadership structure since Mr. Martin’s appointment to these roles, the board has considered various matters, including his qualifications, experience and performance as Chairman, benefits of different leadership structures in facilitating board effectiveness, the company’s performance under the existing board leadership structure, feedback from our shareholders, and the role of our independent directors generally. See “Shareholder Proposal—Proposal No. 4: Shareholder Proposal Requiring an Independent Board Chairman,” including the board's statement opposing the shareholder proposal, for more information about these annual evaluations.
An important part of the board’s annual deliberations on its leadership structure is the overall composition of the board and the strong role of the company’s independent directors. During periods in which we do not have an independent Chairman of the Board, our Corporate Governance Guidelines require the independent directors to select annually an independent director to serve as the Lead Independent Director (which is referred to as the “Lead Director” in our bylaws). If a Lead Independent Director is appointed, the role has broad powers and responsibilities. The position and role of the Lead Independent Director is intended to provide board leadership where the roles of a combined Chairman of the Board and Chief Executive Officer may be in conflict. It is also intended to expand lines of communication between the board and members of management and it is not intended to reduce the free and open access and communications that each director has with other directors and members of management. William D. Jones, who has been a director since Sempra's inception and has served as our Lead Independent Director since 2019, is not standing for reelection and will retire as a director immediately following the Annual Shareholders Meeting. The board has indicated it intends to appoint Cynthia J. Warner to be the Lead Independent Director, succeeding Mr. Jones. Our robust Lead Independent Director role includes the following functions and responsibilities:

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•Provide leadership to the Board of Directors if circumstances arise in which the role of the Chairman of the Board may be, or may be perceived by the Lead Independent Director or by the other independent directors to be, in conflict
•Preside at all meetings of the Board of Directors at which the Chairman of the Board is not available
•Organize, convene and preside over executive sessions of the non-management directors
•Act as the principal liaison between the independent directors and the Chairman of the Board and Chief Executive Officer
•Review and approve all board and committee agendas and approve information sent to the board, providing input to management on the scope and quality of such information
•Consult with the Chairman of the Board, Chief Executive Officer and committee chairs regarding the topics and schedules of the meetings of the board and its committees and approve such schedules to assure that there is sufficient time for discussion of all agenda items
•Call a special meeting of the Board of Directors or the independent directors at any time, at any place and for any purpose
•In consultation with the Chief Executive Officer, assist the board, the Corporate Governance Committee and management in complying with the Corporate Governance Guidelines

•Be available for consultation and direct communication with the company’s major shareholders
•Collect and communicate to the Chairman of the Board and Chief Executive Officer the views and recommendations of the independent directors relating to his or her performance, other than with respect to the annual performance review
•Consult with the Corporate Governance Committee as part of the committee’s review of director nominations and recommendations of director candidates
•Together with the Chair of the Corporate Governance Committee and the Chairman of the Board, has the authority to extend the board’s invitation to selected candidates to join or be nominated for election to the board
•Consult with directors regarding acceptance of memberships on other boards to assure that multiple board service does not conflict or otherwise interfere with such directors’ service to the company
•Led by the Compensation and Talent Development Committee and together with the Chairman of the Board, report annually to the board on succession planning, including policies and principles for executive officer selection
•Perform such other duties as may be assigned from time to time by the independent directors

We conducted an extensive shareholder outreach program in 2021 regarding our board leadership structure and various other matters, in which we reached out to shareholders representing approximately 59% of our total outstanding shares of common stock and we engaged with holders of approximately 57% of our outstanding shares of common stock. Among the shareholders with whom we engaged, the majority (in terms of number of shares represented) indicated no preference for an independent Chairman of the Board as long as the Lead Independent Director has significant duties, as is the case at Sempra.
The Board of Directors believes its independence and oversight of management and company risks are maintained effectively through its flexible leadership structure, including the robust role of the Lead Independent Director, sound corporate governance policies and practices, and the board’s overall composition, which currently includes 11 independent directors (92% of the board) and 100% independent director composition of all NYSE-required board committees.
Based on the foregoing and other factors, the Board of Directors determined in its most recent evaluation of the board’s leadership structure, and continues to believe, that combining the roles of Chief Executive Officer and Chairman of the Board continues to best serve the interests of Sempra and our shareholders.
Director Independence

The Board of Directors determines the independence of each of our directors and director nominees by applying the independence standards established by the NYSE. These standards provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with the company. Material relationships may include, depending on the circumstances, commercial, industrial, banking, consulting, legal, accounting, charitable, family and other business, professional and personal relationships. These standards also identify various relationships that preclude a determination of director independence.
Applying these standards, the board annually reviews and determines the independence of each of the company’s directors and director nominees. In its most recent review, the board considered, among other things: each non-employee director’s directorships, employment or other service relationships, significant ownership, other affiliations or any of the foregoing relationships of a director’s immediate family members, with organizations with which Sempra or any of its subsidiaries or other entities as to which it has majority ownership does business; the absence of any employment relationships between Sempra or any of its subsidiaries or other entities as to which it has majority ownership and each director and his or her immediate family members; the absence of any of the other specific relationships that would preclude a determination of independence under NYSE independence standards; the absence of any affiliation of each director or his or her immediate family members with the company’s independent registered public accounting firm, compensation consultants, legal counsel or investment banks; the absence of any transactions in which a director or his or her immediate family members has a direct or indirect material interest that would require disclosure in this proxy statement under SEC rules regarding related person transactions; and our discretionary contributions to non-profit organizations with which some of our directors or their respective immediate family members may be associated. In assessing the materiality of director relationships, the board broadly considers all relevant facts and circumstances both from the standpoint of the director and also from that of persons or organizations with which the director has an affiliation.
Based on this review, the board has affirmatively determined that each of the following non-employee directors, each of whom is a director nominee standing for reelection at the Annual Shareholders Meeting, is independent:(1)

Alan L. Boeckmann	Bethany J. Mayer	Cynthia L. Walker
Andrés Conesa	Michael N. Mears	Cynthia J. Warner
Maria Contreras-Sweet	Jack T. Taylor	James C. Yardley
Pablo A. Ferrero

(1)	Ms. Mayer was not eligible to be considered independent under NYSE standards until January 4, 2022 because of her service as an executive officer of the company within the three years prior to that date, which is one of the relationships that precludes a board from determining a director to be independent under NYSE standards. Following the end of that three-year period, the board was able to, and did, determine Ms. Mayer to be independent using the same review process as the other directors described above.

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Based on its review, the board also has affirmatively determined the independence of William D. Jones, who is currently a director but is not standing for reelection as a director in 2022 and will retire from the board immediately following our Annual Shareholders Meeting. Mr. Martin could not be considered independent due to his position as an executive officer of the company.
Director Share Ownership Guideline

The board has established a director share ownership guideline to further strengthen the link between director and shareholder interests. For non-employee directors, the guideline is ownership of a number of our shares having a value of five times the directors’ annual base retainer of $90,000, resulting in an ownership guideline equal to $450,000. For these purposes, in addition to shares owned directly, share ownership includes phantom shares into which compensation has been deferred and unvested service-based restricted stock units. The Compensation and Talent Development Committee annually reviews adherence to this guideline, which is expected to be attained within five years of becoming a director. Following its review in 2021, the Compensation and Talent Development Committee determined that all of our non-employee directors who have been on the board for at least five years meet or exceed this guideline.
The board also has established executive officer share ownership guidelines. For information about these guidelines, see “Executive Compensation—Compensation Discussion and Analysis—Share Ownership Guidelines.”
Director Overboarding Policy

Our director “overboarding” policy was recently revised to be in line with shareholder feedback and the voting policies of some of our major shareholders. Pursuant to the policy, any director or director nominee who is a named executive officer of a public company should not serve on more than two public company boards (including the board of the company for which the director serves as a named executive officer), and such directors and director nominees will be expected to become compliant with this policy in advance of being nominated to stand for election at Sempra’s next annual shareholders meeting. In addition, any director or director nominee who is not also a named executive officer of a public company should not serve on more than four public company boards (including our board). Finally, our Corporate Governance Guidelines provide that no member of the Audit Committee may serve on more than a total of three audit committees of public companies (including our Audit Committee) unless the board affirmatively determines that a director’s multiple service on audit committees does not impair the director’s effectiveness on our Audit Committee.
Board, Committee and Shareholder Meetings

At regularly scheduled board and committee meetings, directors review and discuss management reports regarding the company’s performance, prospects and plans, as well as significant opportunities and material risks facing the company and other matters the board considers necessary to carry out its responsibilities. At least once a year, the board reviews management’s long-term strategic and financial plans, including an annual detailed and comprehensive strategy discussion. The Chairman of the Board or, in certain circumstances as described in “Leadership Structure” above, the Lead Independent Director, presides over each board meeting.
The Chairman of the Board proposes the agenda and schedule for each meeting, which the Lead Independent Director then reviews and modifies or approves. Committee agendas and schedules are set by or in consultation with the committee chair and with the approval of the Lead Independent Director. All directors are encouraged to propose agenda items, and any director also may raise subjects that are not on the agenda at any meeting.
At executive sessions, directors convene in both director-only sessions and sessions with only non-management directors to discuss issues such as succession planning, Chief Executive Officer performance and compensation (the Chief Executive Officer is not present for deliberations or approvals of his own compensation), executive development, board performance and other matters deemed relevant. An executive session is held at each regular board meeting, and any director may call for an executive session at any board meeting. The Lead Independent Director presides over executive sessions in which the Chairman of the Board is not present.
Information and other materials important to understanding the business to be conducted at each board and committee meeting, to the extent available, are distributed in writing to directors in advance of the meeting. Additional information and materials may be presented at the meetings.
During 2021, the full board held 13 meetings and committees of the board, including standing and ad hoc committees, collectively held 39 meetings. Directors, on an aggregate basis, attended 98% of the combined number of these meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the board and each committee of which the director was a member (in each case during the periods when he or she was a member).
The board expects that each director will attend the Annual Shareholders Meeting. All of the director nominees who were up for election at our 2021 annual shareholders meeting attended that meeting, which was also held virtually. One then-director who was not nominated for reelection at our 2021 annual shareholders meeting did not attend that meeting.
Evaluation of Board and Director Performance

The Corporate Governance Committee annually leads a self-evaluation by the directors of the performance of the Board of Directors in a number of categories, including board oversight, leadership, composition and independence, conduct of meetings and committees. In this review, the Corporate Governance Committee assesses the board’s performance as a whole and identifies areas in which the board or senior management believes performance could improve. The purpose of the review is to increase the effectiveness of the board and its committees, and the results are reviewed with the board and its committees. The results also are considered in connection with board refreshment efforts. In addition, each standing committee, other than the Executive Committee, conducts an annual self-evaluation, in accordance with its charter.
As illustrated below, the board also conducts an annual peer evaluation by which each director is afforded the opportunity to comment anonymously on each other board member’s performance. In order to help ensure the objectivity and integrity of this process, an outside law firm is engaged every year to conduct the peer review portion of this evaluation and compile the results.

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Each independent director receives an evaluation survey for each other independent director		Directors forward completed surveys to an outside law firm that compiles results, maintaining confidentiality		The law firm provides compiled results to the Corporate Governance Committee Chair who discusses with the Chairman		The Corporate Governance Committee Chair and Chairman address specific issues directly with individual directors as needed		The full board discusses results and identifies areas in which the board can be improved and enhanced to increase board effectiveness

Our board annually reviews the individual performance, commitments and qualifications of each director who may wish to be considered for nomination for election for an additional term. The evaluations are reviewed by the Corporate Governance Committee, which makes recommendations to the board regarding nominees to stand for election as directors. Our board appreciates the importance of critically evaluating directors and their contributions to the board in connection with the re-nomination decision, including their collective skills, qualifications and experience, feedback from the annual board evaluation, and individual performance, attendance, participation, independence and outside board and other affiliations.
The Board’s Role in Risk Oversight

Risks are inherent in our business operations, including, among others, health, safety and operational risks, human capital risks, regulatory and compliance risks, cybersecurity risks, climate and other environmental risks, business and financial risks and reputational risks.
Management has developed an integrated risk management framework to assess, prioritize, manage and monitor risks across the company’s operations. Sempra’s board has ultimate responsibility for risk oversight under this framework. Consistent with this approach, our Corporate Governance Guidelines provide that the specific functions of the Board of Directors include assessing and monitoring risks and risk management strategies.
The board believes that risk oversight stretches beyond any one committee. As a result, the board has diversified its risk oversight responsibilities across its membership, housing categories of risk oversight within standing board committees by topic and forming ad hoc committees to manage and oversee certain specific risks as needed. For example, the responsibilities of the board’s Safety, Sustainability and Technology (SS&T) Committee include oversight of a variety of sustainability matters, including climate change, diversity and inclusion, human rights developments and other environmental and social issues affecting the company’s business. This committee, the members of which are all independent directors, also oversees the company’s overall health and safety policies, reinforcing our company’s strong commitment to robust safety practices. Additionally, this committee oversees cybersecurity and other information technology risks and keeps abreast of technology advancements important to our business and other current events or developments that could impact our cyber risk. Any risk oversight that does not fall within the responsibility of a particular committee remains with the full board. The committee chairs periodically report to the full board regarding their respective committees’ risk oversight roles.
The board and its appropriate committees periodically review and evaluate the material risks we face. In addition, a review of what are believed to be Sempra’s most material risks and mitigation strategies for these risks is presented by senior management to the full board annually. The board also reviews and monitors strategic, financial and operating plans and goals intended to support sustainable long-term growth and each of our principal operating companies is responsible for identifying and moderating risk in a manner consistent with these plans and goals. The board fulfills its risk oversight function by, among other things, reviewing reports provided to the board and to appropriate board committees, discussing material risks and opportunities with management, appointing outside experts, selecting director candidates with diverse experience and qualifications, forming ad hoc committees to manage and oversee certain specific risks as needed, and staying informed about developments in our industry and other current events that may impact the company. Based on the foregoing, the board and its committees establish new or monitor and, as needed, amend existing risk oversight and control mechanisms, policies and practices. In addition, the company has a robust internal audit function that reports directly to the Audit Committee.
The board and its committees seek to manage risk by establishing policies and practices that apply to various aspects of our business, including, among others:

•The appropriate capital structure for our businesses
•Utility investment plans consistent with state policy objectives and regulatory review and approval of significant investments
•Non-utility investment policies, including requiring contractual commitments from third parties to purchase a substantial portion of the capacity or output of major non-utility projects before commencing construction on the projects, subject to exceptions
•An employee compensation program that encourages and rewards sustainable growth in our business and is within an acceptable risk profile

•Commitment policies that require board review and/or approval above certain dollar thresholds
•Reviews of the company’s high-performing culture with a focus on key areas of our operations, such as safety, sustainability, diversity and inclusion of our workforce and customer service
•With respect to investments in which we do not operate or control the applicable entity, careful selection of business partners and representation on the entity’s board or equivalent governing body when possible

For additional information on the responsibilities of board committees, see “Board Committees” below.
Active Board Oversight of ESG Matters

The board recognizes the importance of risks and opportunities related to environmental stewardship, safety, stakeholder engagement and responsible governance and believes a focus on these factors is consistent with our vision, mission and values and can help our company achieve better business outcomes.
As described below under “Proposal 1: Election of Directors," our board collectively possesses a broad and deep range of skills that enables effective oversight of strategy and risk management, including as it relates to our ESG priorities. Our directors come from a variety of backgrounds

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including as executives of global companies, government service and public policy, financial institution leadership, and others, both within and outside of our industry. These diverse backgrounds provide a multidimensional perspective to the board’s evaluation and oversight of key ESG matters. Further, a number of our directors have had direct exposure to, and in many cases direct oversight or decision-making responsibility for, key environmental, human capital, cybersecurity, and regulatory and government affairs matters. Finally, the insights our directors bring from their leadership on other public company boards is highly valuable in deepening our board’s understanding of cross-cutting ESG matters, which often are evolving as the business and market context and regulatory environment continues to shift for Sempra and other companies globally. These diverse backgrounds, experiences and insights guide the board as it effectively oversees management.
The board monitors overall governance processes and delegates specific areas of focus to standing committees. For example, the board’s Safety, Sustainability and Technology (SS&T) Committee is responsible for the oversight of the company’s risk management and oversight programs and performance related to environmental, health, safety, security, technology, climate change, human rights, sustainability and related ESG matters. The board updated the SS&T Committee’s charter in 2020 and 2021 to strengthen and clarify the way this committee oversees and considers sustainability and other related matters. In addition, the board's Compensation and Talent Development (C&TD) Committee is responsible for the oversight of the company's programs and initiatives related to human capital matters, including our commitment to fostering a diverse and inclusive workplace. These committees and the full board continue to strongly focus on the ESG topics discussed below.
High-Performance Culture
The board actively oversees management’s commitment to building a high-performance culture that is consistent with our company values – do the right thing, champion people and shape the future. Sempra’s high-performance culture has an unwavering focus on safety in everything we do, a commitment to leadership and employee development, and a continued dedication to advancing diverse perspectives while creating an inclusive environment for our workforce and communities. We want our thousands of employees to feel valued, to feel a sense of belonging and to be appropriately challenged because we believe this helps our businesses thrive.
Safety
Health and safety are foundational to the Sempra family of companies. Safety is engrained in, and a key component of, our company’s culture and we encourage everyone to feel responsible for their own safety as well as the safety of others. Comprehensive safety management plans that follow relevant safety laws, regulations and protocols are integral to our approach. Our businesses manage the safe operation of their assets, with oversight provided by their respective boards of directors as well as the SS&T Committee of the Sempra board. The Sempra board influences the tone and safety culture of the entire Sempra organization through, among other things, the questions they ask, the focus they place on key organizational issues, the messages they give during direct interaction with employees and overall compensation programs, including basing a portion of executive compensation on the company’s performance on key safety measures.
COVID-19
In response to the ever-changing nature of the COVID-19 pandemic, the board has oversight of our efforts to advance and adapt our safety protocols in alignment with local, state and federal laws and guidelines to help protect the health and safety of our employees and their families, our customers and the communities we serve. As part of this program, we continue to drive enterprise-wide collaboration and discussion around best practices. To help ensure our leadership and employees have access to the most timely and relevant information, we have established ongoing engagement with medical experts to help identify and mitigate risks to our employees and communities associated with COVID-19.
Employee Development
We make significant efforts to invest in recruitment, development and retention of high-potential employees who represent the communities we serve, and we provide a range of programs to advance these objectives, including internal and external mentoring and leadership training, workshops and a tuition reimbursement program. We also invest in internal communications programs, including in-person and virtual learning and networking opportunities as well as regular executive communications. In addition, we offer a variety of in-person and virtual employee community service opportunities and, at our U.S. operations, we support employees’ personal volunteering and charitable giving through Sempra’s charitable matching program. Our board, mostly through its C&TD Committee, oversees these initiatives.
Diversity and Inclusion
We are committed to an inclusive workplace, in which we embrace diverse views, lived experiences and the importance of a culture of caring and belonging. We believe we are a stronger company when every employee feels empowered to bring their best selves to work, and we are continuously evaluating how we can create a true sense of belonging for all our employees and communities. This belief has inspired us to take actions that help to improve the diversity and inclusion efforts within our workplace and in the communities we serve. These actions include the development of our enterprise-wide action plan which is centered on three core goals:
•To increase the number of employees from under-represented communities throughout all management and leadership levels of our company;
•To increase our focus on recruitment and retention of women and employees from under-represented communities; and
•To advance diversity and inclusion in the communities we serve through charitable giving, stakeholder engagement and thought leadership.
Our board takes an active role in overseeing these efforts to promote diversity and inclusion in our workforce and the communities we serve, primarily through its C&TD Committee. The board's efforts include working with senior management to help ensure that we are guided by our values and that we fulfill our commitment to invest in our employees and enhance and advance our high-performance culture. It is our belief that our actions help elevate our performance and help create a more connected and caring workplace. Additionally, a portion of named executive officer compensation is linked to progress on certain diversity and inclusion objectives.
Energy Transition
The board, primarily through its SS&T Committee, takes an active role in providing oversight of the company’s strategies to help enable a just energy transition in the markets we serve, including our aim to have net-zero emissions by 2050(1). This includes reviewing business risks and opportunities in the context of local, national and global energy, economic and climate trends, as well as overseeing the company’s strategies and capabilities relating to safety and reliability; decarbonization of key market sectors, including power generation, industry and transportation;

(1)	For this purpose, we expect that achievement of net-zero emissions will be determined based on company operations in 2050 and emissions will be calculated according to widely accepted emissions reporting guidelines or mandates at that time. Our current emissions inventory includes both consolidated operations and our Cameron LNG and TAG Norte Holding joint ventures, which are unconsolidated equity method investments. Where applicable, we try to work with our business partners to manage environmental impacts, including emissions. Our net-zero aspiration does not include Oncor, which sets its own aspirations due to certain ring-fencing measures that limit Sempra's ability to direct the management of Oncor.

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digitization of energy systems, including use of robotics and artificial intelligence; and diversification of energy systems, including the integration of distributed energy resources. The board also oversees the company’s efforts to reduce the impact of company operations on the environment.
We understand that a successful energy transition will require industry leadership, technological advancements that are economically and technically feasible, and broad coordination and support from every level of government, among other things. Following review by the SS&T Committee, in 2021 the company issued its energy transition action plan, defining representative capabilities and investment opportunities to advance our aim to have net-zero emissions by mid-century. A portion of named executive officer compensation is linked to achieving milestones in this area.
Transparency
The board believes transparency with respect to key ESG risks and opportunities is an important way for us to convey to our shareholders and other stakeholders how we prioritize these topics. As a result, we perform stakeholder-driven materiality assessments and make extensive disclosures about these topics, in many cases surpassing the standards of our peers or expectations for our industry, and our board oversees many of these disclosures. For example, our annual corporate sustainability report includes activities, goals and results in the areas of greenhouse gas emissions (including emissions reductions), renewable energy, energy efficiency, water use, employee and public safety, electric reliability, customer assistance programs, employee diversity and inclusion, employee engagement, community giving, stakeholder engagement and political lobbying. We also publicly report detailed information annually on our greenhouse gas emissions and climate-related risks and opportunities. We prepare our sustainability disclosures in alignment with some of the leading sustainability frameworks, including Global Reporting Initiative (GRI), the Sustainability Accounting Standards Board (SASB), the Task Force on Climate-related Financial Disclosures (TCFD), the CDP (formerly Carbon Disclosure Project) and the Edison Electric Institute and American Gas Association combined ESG template. In 2021, we piloted 22 of the World Economic Forum’s Stakeholder Capitalism Metrics to support continuing efforts to create greater transparency around ESG disclosures.
In addition to aligning our sustainability reporting with global standards and topics generally of interest to investors and other stakeholders, we also listen carefully to our shareholders and seek to provide transparency on topics of particular focus for them. For example, after robust engagement with our shareholders in 2021 following our receipt of a shareholder proposal on the topic, we began working to further enhance our disclosures about our key trade associations' alignment with the Paris Agreement and with Sempra’s climate positions. To assist in this endeavor, we developed a standardized trade association template in consultation with shareholders and other key stakeholders that we have requested our key trade associations to complete. We intend to use the information we receive to evaluate these associations and their alignment with the Paris Agreement and Sempra’s climate positions. As another example, we disclosed our company’s Equal Employment Opportunity-1 (EEO-1) data for the first time in 2021, to respond to shareholder interest for this information and to share important progress we are making in diversity in our workforce composition. This data is posted on our website at www.sempra.com under the "Sustainability" tab. We also include descriptions and other detailed information about our efforts and goals to promote diversity and inclusion in our workforce, including information about the gender and racial/ethnic make-up of our workforce, in our Annual Report to Shareholders.
Succession Planning and Management Development

Our Compensation and Talent Development Committee oversees and regularly evaluates leadership succession planning practices and results. The committee reports annually to the Board of Directors on succession planning, including principles for executive officer selection. In connection with this review, the board appointed Karen L. Sedgwick as Chief Administrative Officer and Chief Human Resources Officer of Sempra in December 2021.
Review of Related Person Transactions

SEC rules require us to describe any transaction since the beginning of 2021 or any currently proposed transaction, in each case involving more than $120,000, in which we were or will be a participant and any of our directors, director nominees, executive officers, persons or entities known by us to be a beneficial owner of more than 5% of our common stock, or any member of their respective immediate families, had or will have a direct or indirect material interest. The charter of our Corporate Governance Committee requires the committee to review and approve any such “related person transaction” that is required to be disclosed. When evaluating any such transaction, the Corporate Governance Committee focuses on a variety of factors on a case-by-case basis, including, among other things, the identity of the related person, the nature and terms of the transaction, the interest of the related person in the transaction and the dollar amount involved. There have been no transactions requiring such review since the beginning of 2021.
Director Orientation and Education Programs

Every new director participates in an orientation program and receives materials and briefings to acquaint him or her with our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to corporate facilities and other sources. Several directors, at the company’s expense, also attend third-party offered education courses and participate in the National Association of Corporate Directors (NACD), of which the company is a member.
Director Access to Senior Management, Independent Accountant and Counsel

Directors have complete access to our senior management and other employees, as well as to our independent registered public accounting firm. Directors also have complete access to counsel, advisors and experts of their choice to assist the board as needed in discharging its duties.
Retirement Policy

In accordance with our Corporate Governance Guidelines, directors should not be nominated to stand for election after attaining age 75.

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Corporate Governance	Table of Contents

Board Committees
Our standing board committees consist of the Audit Committee, Compensation and Talent Development Committee, Corporate Governance Committee, Safety, Sustainability and Technology Committee and Executive Committee. In addition to these standing board committees, the board may, from time to time, establish ad hoc committees to address particular matters, transactions and projects.
Except for the Executive Committee, all members of all standing board committees are independent. The following chart sets forth our standing board committees and membership on these committees as of the mailing date of this proxy statement:

	Audit	Compensation and Talent Development	Corporate Governance	Safety, Sustainability and Technology	Executive

Alan L. Boeckmann			✓	✓
Andrés Conesa	✓	C			✓
Maria Contreras-Sweet	✓	✓
Pablo A. Ferrero			✓	✓
William D. Jones		✓	✓		✓
Jeffrey W. Martin					C
Bethany J. Mayer				C	✓
Michael N. Mears	✓			✓
Jack T. Taylor	C F	✓			✓
Cynthia L. Walker	✓ F			✓
Cynthia J. Warner		✓	C		✓
James C. Yardley	✓			✓
✓ = Committee Member	C = Committee Chair		F = Audit Committee Financial Expert
Audit Committee

Our Audit Committee currently is, and at all times in 2021 was, entirely composed of independent directors under the independence standards for such a committee established by the NYSE and the SEC. It is directly responsible and has sole authority for the appointment, compensation, retention and oversight of our independent registered public accounting firm, which reports directly to the committee. The committee also prepares the report included in this proxy statement under “Audit Committee Report.” In addition, it assists the Board of Directors in fulfilling oversight responsibilities regarding, among other things:

•The company’s internal controls over financial reporting •The integrity of our financial statements •Our compliance with legal and regulatory requirements	•The independent registered public accounting firm’s qualifications and independence •The performance of our internal audit function and independent registered public accounting firm
The Audit Committee helps ensure the independence of our independent registered public accounting firm by, among other things, confirming the mandated rotation of the lead audit partner in accordance with SEC rules. The Audit Committee and its chair are directly involved in the selection of the independent registered public accounting firm’s lead audit partner, including by meeting with the lead audit partner candidate and discussing among the committee members and with management. We most recently rotated our lead audit partner in 2019.
The board has determined that each member of the Audit Committee is financially literate. It also has determined that Mr. Taylor, who chairs the committee, and Ms. Walker, who is a member of the committee, are audit committee financial experts as defined by the rules of the SEC.
During 2021, the Audit Committee held six meetings.
Compensation and Talent Development Committee

Our Compensation and Talent Development Committee currently is, and at all times in 2021 was, entirely composed of independent directors under the independence standards for such a committee established by the NYSE and the SEC. It assists the board in the evaluation and compensation of our executives, and it establishes our compensation principles and policies and designs and oversees our executive compensation program. The committee’s responsibilities include, among others:

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•Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer's compensation
•Evaluating our Chief Executive Officer’s performance in light of those goals and objectives and determining and approving (and recommending for ratification by the board acting solely through the independent directors) his or her compensation level based on the committee’s performance evaluation
•Determining and approving (and periodically reviewing with the board) other executive officer compensation
•Making recommendations to the board with respect to incentive compensation plans and equity-based plans that are subject to board approval
•Evaluating and overseeing risk in our compensation programs
•Overseeing benefit plans and programs

•Reviewing and discussing the Compensation Discussion and Analysis required to be included in the company’s proxy statement and Annual Report on Form 10-K (Form 10-K) with management and determining whether to recommend to the board that such disclosure be so included
•Producing the report included in this proxy statement under “Compensation and Talent Development Committee Report”
•Reporting to the board annually on succession planning together with the Chairman of the Board and Lead Independent Director, including on principles for executive officer selection
•Reviewing reports on the company's human capital management policies, initiatives and outcomes, including broader organizational leadership development and career progression and the company's efforts to build a more diverse and inclusive workplace

During 2021, the Compensation and Talent Development Committee held five meetings.
Corporate Governance Committee

Our Corporate Governance Committee currently is, and at all times in 2021 was, entirely composed of independent directors under the independence standards established by the NYSE. The committee’s responsibilities include, among others:

•Identifying individuals qualified to become directors consistent with criteria approved by the board
•Recommending to the board nominees to stand for election as directors and candidates to fill board vacancies
•Overseeing the evaluation of the board and management

•Recommending directors for appointment by the board as members of board committees
•Developing and recommending to the board corporate governance guidelines
•Reviewing public policy priorities on an annual basis, including charitable giving, political contributions and lobbying activities

The committee reviews with the board the skills and characteristics required of directors in the context of the board’s current composition and the needs of the board as a whole in light of the company’s long-term business strategy. It seeks a group of individuals who bring to the board a variety of complementary skills and a range of viewpoints, backgrounds, experiences and other individual qualities and attributes that contribute to overall board diversity. It solicits the names of director candidates from a variety of sources, including, at its discretion, members of the board and search firms. The committee also considers candidates submitted by shareholders pursuant to the process described in Question 33 under “Information About 2023 Shareholder Proposals and Director Nominations” below.
The committee reviews biographical data and other relevant information regarding potential board candidates, may request additional information from the candidates or other sources and, if the committee deems it appropriate, may interview candidates and consult references and others who may assist in candidate evaluation. The committee evaluates all candidates in the same manner, whether identified by shareholders or through other sources.
In considering potential director candidates, the committee evaluates each candidate’s character, integrity, independence, judgment, knowledge, experience, background and other relevant factors to develop an informed opinion of his or her qualifications and ability and dedication to meet the board’s expectations for directors as set forth in our Corporate Governance Guidelines. The committee’s deliberations reflect the board’s requirement that substantially all directors must be independent and that all director nominees must be financially literate or must become financially literate within a reasonable period of time after becoming a director. They also reflect the board’s views regarding the appropriate number of directors and the composition of the board, including its belief that the membership of the board should reflect diversity and be drawn from a pool of diverse, qualified candidates.
The committee assesses the effectiveness of these director nomination policies and practices as part of its annual review of board composition and board, committee and individual director performance and in its recommendations to the board of nominees to stand for election as directors at the next annual meeting of our shareholders.
The committee, in recommending nominees to stand for election as directors at the Annual Shareholders Meeting, and the board, in approving the nominees, considered, among other things, the individual experience, background, qualifications, attributes and skills of each nominee (including his or her prior contributions to the board), with a view toward constituting a board that, as a whole, is well-qualified to oversee our businesses.
With respect to Dr. Conesa, the committee and the board also considered that he has been the Chief Executive Officer and a director of Grupo Aeroméxico S.A.B. de C.V. since 2005 and that Grupo Aeroméxico filed a voluntary petition under Chapter 11 of the U.S. federal bankruptcy laws on June 30, 2020. The committee and the board concluded that this event does not reflect upon the integrity of Dr. Conesa or his ability and qualifications to serve on our board, but was a direct result of the unprecedented and ongoing global COVID-19 pandemic that resulted in domestic and international travel restrictions and severely impacted the air travel industry.
For additional information about the nominees and their qualifications, see “Proposal 1: Election of Directors.”
During 2021, the Corporate Governance Committee held four meetings.

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Corporate Governance	Table of Contents
Safety, Sustainability and Technology Committee

Our Safety, Sustainability and Technology Committee currently is entirely composed of independent directors under the independence standards established by the NYSE. This committee’s responsibilities include, among others, assisting the board:

•In overseeing the company’s risk management and oversight programs and performance related to environmental, health, safety, security (including cybersecurity), technology, climate change, sustainability and other related ESG matters (including human rights) affecting the company
•In overseeing matters relating to environmental, health and safety laws, regulations and other ESG developments at the global, national, regional and local levels and evaluating ways to address these matters as part of the company’s immediate and longer-term business strategies and operations
•In reviewing and monitoring the company's Human Rights Policy and related implementation efforts, including the company's response to domestic and international developments in human rights that affect the company's business

•In reviewing management’s implementation of risk management protocols with respect to cybersecurity issues, and overseeing matters relating to technology developments that advance the company’s environmental, health, safety, security (including cybersecurity), climate change, sustainability and other related ESG goals
•In reviewing with management and, where appropriate, making recommendations to management and the Board of Directors regarding the company’s policies, practices and strategies with respect to environmental, health, safety, security (including cybersecurity), technology, climate change, sustainability and other related ESG matters

During 2021, the Safety, Sustainability and Technology Committee held five meetings.
Executive Committee

Our Executive Committee meets on call by the Chairman of this committee to act on emergency or other time-sensitive issues during periods between meetings of the Board of Directors when scheduling or other requirements make it difficult to convene the full board. The Executive Committee did not meet in 2021.

Communications with the Board
The board has adopted a Director Communications Screening Policy to facilitate communications with the company’s Board of Directors, which is available on our website under the “Investors” and “Governance” tabs. Under this policy, shareholders, employees and other interested parties who wish to communicate with the board, non-management directors as a group, a board committee, the Chair of a board committee or another specific director may do so by writing to the board or the specific directors or group of directors and in care of our Corporate Secretary. All such communications regarding (i) executive compensation will be relayed to the Compensation and Talent Development Committee Chair for appropriate evaluation and consideration and (ii) accounting, accounting policies, internal accounting controls and procedures, auditing matters, financial reporting processes or disclosure controls and procedures will be relayed to the Audit Committee Chair.
All other communications are reviewed by the Corporate Secretary and provided to the directors consistent with a screening policy providing that unsolicited items, marketing or advertising materials and other routine items, as well as items unrelated to the duties and responsibilities of the board, are not relayed to directors. Any communication that is not relayed is recorded in a log and made available to the directors upon request.
The address to which communications to the board should be sent is:

C/O Corporate Secretary Board of Directors Sempra 488 8th Avenue San Diego, CA 92101

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Table of Contents	Corporate Governance
Director Compensation
Overview

The Compensation and Talent Development Committee of the Sempra Board of Directors reviews non-employee director compensation on an annual basis. The committee’s independent compensation consultant, Exequity, annually provides the committee with a report that analyzes the competitiveness of Sempra’s director compensation in total and by component. Any changes to director compensation are approved by the Board of Directors.
Directors who also are employees of the company are not additionally compensated for service as a director. Compensation of Jeffrey W. Martin, our Chairman, Chief Executive Officer and President, is summarized in the 2021 Summary Compensation Table appearing under “Executive Compensation—Compensation Tables” below.
Our 2021 non-employee director compensation program is summarized in the table below.

2021 Non-Employee Director Compensation Program
Board Retainers:
Annual Base Retainer	$90,000
Lead Director Retainer	$40,000
Committee Chair Retainers:
Audit Committee Chair Retainer	$20,000
Compensation and Talent Development Committee Chair Retainer	$15,000
Other Committee Chair Retainer(A)	$10,000
Committee Member Retainers:
Audit Committee Member Retainer	$20,000
Other Committee Member Retainer(B)	$10,000
Equity:
Mandatory Deferred Equity	$50,000
Annual Equity Award	$115,000
Initial Equity Award for New Director	$115,000
(A)Applicable to the Corporate Governance Committee and Safety, Sustainability and Technology Committee.
(B)Applicable to the Compensation and Talent Development Committee; Corporate Governance Committee; Safety, Sustainability and Technology Committee and Executive Committee.
Retainers

Directors who are not employees of Sempra received annual retainers in 2021 as set forth in the table above. Directors could elect to receive their retainer in cash or to defer it into phantom investment funds (including a fund for which interest is credited at the higher of 110% of the Moody’s Corporate Bond Yield Average or the Moody’s Corporate Bond Yield Average plus 1%) or phantom shares of our common stock.
Equity

Each quarter in 2021, non-employee directors were credited with a number of vested phantom shares of our common stock having a market value of $12,500, which we refer to as Mandatory Deferred Equity, and are required to hold these phantom shares until retirement or other separation from the board. Following the director’s retirement or other separation from the board, the current market value of the shares credited to the director’s account (together with related reinvested dividend equivalents) is paid to the director in cash. Directors also received initial or annual equity awards, which are described below.
In our 2021 director compensation program, any newly appointed non-employee director would have received an initial equity award having a market value of $115,000 and vesting (together with related reinvested dividend equivalents) on the first anniversary of the grant date. Thereafter, at each annual shareholders meeting (other than any annual meeting that is immediately following and in the same calendar year as the director’s initial appointment to the board), each non-employee director who continues to serve as a director receives an annual equity award that, in our 2021 director compensation program, had a market value of $115,000 and vests (together with related reinvested dividend equivalents) on the date of the next annual shareholders meeting. Directors could elect to receive the initial and annual equity awards in the form of restricted stock units or phantom shares of our common stock.
Unvested restricted stock units or phantom shares of our common stock immediately vest if the director’s service on the board terminates by reason of death, disability or removal without cause. Upon any other termination event, all unvested restricted stock units or phantom shares are forfeited.
2021 Compensation Program Updates

The following changes were made to our non-employee director compensation program during 2021:
•    The annual base retainer was increased from $85,000 to $90,000 for all non-employee directors, and
•    The grant date market value of the annual equity award and initial equity award was increased from $90,000 to $115,000.

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Corporate Governance	Table of Contents
Director Compensation Table

We summarize below the 2021 compensation of our non-employee directors who served on our board during the year.
2021 DIRECTOR COMPENSATION TABLE

	Fees Earned or Paid in Cash	Stock Awards (B)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (C)	All Other Compensation (D)	Total
Alan L. Boeckmann	$106,319	$165,000	$1,496	$20,000	$292,815
Kathleen L. Brown (A)	$44,505	$18,544	—	$24,993	$88,042
Andrés Conesa	$145,000	$165,046	$1,384	—	$311,430
Maria Contreras-Sweet	$120,000	$165,000	$347	$3,500	$288,847
Pablo A. Ferrero	$110,000	$165,046	$225	—	$275,271
William D. Jones	$163,681	$165,046	$3,653	$25,000	$357,380
Bethany J. Mayer	$120,000	$165,000	—	—	$285,000
Michael N. Mears	$120,000	$165,000	$4,100	$20,400	$309,500
Jack T. Taylor	$150,000	$165,000	—	$14,000	$329,000
Cynthia L. Walker	$120,000	$165,000	—	—	$285,000
Cynthia J. Warner	$122,637	$165,046	—	$25,000	$312,683
James C. Yardley	$120,000	$165,000	—	$25,000	$310,000
(A)Ms. Brown was not nominated to stand for reelection at our 2021 annual shareholders meeting and retired from the board effective May 14, 2021.
(B)Represents the grant date fair value of the equity awards of restricted stock units and phantom shares of our common stock granted during the year. These amounts represent our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the awards. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. These awards were valued at the fair market value of our shares at the crediting date without reduction for non-transferability. The amounts set forth in this column are equal to the number of shares subject to 2021 awards multiplied by the grant date closing price of Sempra’s common stock. The restricted stock units will be settled in shares of Sempra common stock upon vesting. The phantom shares are paid in cash in accordance with the director’s payout election under the terms of the company’s nonqualified deferred compensation plan following the director’s retirement or other separation from the board. Restricted stock unit awards are rounded up to the next whole number of units at grant, while phantom share awards are not rounded at grant but are rounded to the nearest whole number of shares solely for purposes of presentation in these tables.
The following table reflects the components of the stock awards granted to each non-employee director in 2021:

	Mandatory Deferred Equity(1)	Equity Grant		Total
		Phantom Shares	Restricted Stock Units
Alan L. Boeckmann	$50,000	$115,000	—	$165,000
Kathleen L. Brown	$18,544	—	—	$18,544
Andrés Conesa	$50,000	—	$115,046	$165,046
Maria Contreras-Sweet	$50,000	$115,000	—	$165,000
Pablo A. Ferrero	$50,000	—	$115,046	$165,046
William D. Jones	$50,000	—	$115,046	$165,046
Bethany J. Mayer	$50,000	$115,000	—	$165,000
Michael N. Mears	$50,000	$115,000	—	$165,000
Jack T. Taylor	$50,000	$115,000	—	$165,000
Cynthia L. Walker	$50,000	$115,000	—	$165,000
Cynthia J. Warner	$50,000	—	$115,046	$165,046
James C. Yardley	$50,000	$115,000	—	$165,000
(1)    Mandatory deferred equity was prorated for Ms. Brown, who retired effective May 14, 2021.

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Table of Contents	Corporate Governance
The following table summarizes outstanding equity balances for each non-employee director at December 31, 2021:

	Phantom Shares	Restricted Stock Units	Total
Alan L. Boeckmann	25,451	—	25,451
Kathleen L. Brown	10,158	—	10,158
Andrés Conesa	3,688	847	4,535
Maria Contreras-Sweet	2,987	—	2,987
Pablo A. Ferrero	4,173	847	5,020
William D. Jones	35,367	847	36,214
Bethany J. Mayer	3,570	—	3,570
Michael N. Mears	4,671	—	4,671
Jack T. Taylor	13,803	—	13,803
Cynthia L. Walker	2,953	—	2,953
Cynthia J. Warner	2,101	847	2,948
James C. Yardley	13,548	—	13,548
(C)Consists of (i) the aggregate change in the actuarial value of accumulated benefits under defined benefit pension plans and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on deferred compensation. The 2021 amounts are:

	Change in Accumulated Benefits	Above-Market Interest	Total
Alan L. Boeckmann	—	$1,496	$1,496
Kathleen L. Brown	—	—	—
Andrés Conesa	—	$1,384	$1,384
Maria Contreras-Sweet	—	$347	$347
Pablo A. Ferrero	—	$225	$225
William D. Jones	$(16,050)	$3,653	$(12,397)
Bethany J. Mayer	—	—	—
Michael N. Mears	—	$4,100	$4,100
Jack T. Taylor	—	—	—
Cynthia L. Walker	—	—	—
Cynthia J. Warner	—	—	—
James C. Yardley	—	—	—
Only Mr. Jones is entitled to receive pension benefits under a grandfathered pension plan and he has attained the maximum years of service credit. The annual benefit is based on the annual board retainer at the date the benefit is paid. It commences upon the latter of the conclusion of his board service or attaining age 65 and continues for a period not to exceed his years of service as a director of predecessor companies plus up to 10 years of service as a director of the company. The actuarial equivalent of the total retirement benefit is paid in a single lump sum upon the conclusion of board service, unless the director has elected to receive the annual benefit. As of December 31, 2021, the aggregate actuarial present value of the accumulated benefit under the grandfathered pension plan for Mr. Jones was $808,803 (compared to $824,853 as of December 31, 2020). The change in present value of pension benefits is $(16,050) for Mr. Jones. This value is displayed in the table above in this footnote (C), but is not reflected in the Change in Pension Value and Nonqualified Deferred Compensation Earnings or Total columns for Mr. Jones in the 2021 Director Compensation Table.
(D)Consists of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of directors on a dollar-for-dollar basis up to an annual maximum match of $25,000 for each director.
In addition to the compensation for non-employee directors set forth above, Sempra has agreements with these directors that provide for indemnification for monetary damages to the fullest extent permissible under California law, which are intended to help mitigate concern about personal liability in connection with their service for the company.

Sempra 2022 Proxy Statement	21

Audit Committee Report
The Audit Committee of the Board of Directors is composed of the six directors named below, all of whom have been determined by the board to be independent directors. The board also has determined that all members of the committee are financially literate and that Mr. Taylor, the Chair of the committee, and Ms. Walker, a member of the committee, are audit committee financial experts as defined by the rules of the Securities and Exchange Commission. The committee’s charter, adopted by the board, is posted on the company’s website at www.sempra.com under the “Investors” and “Governance” tabs.
The committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving both audit and non-audit services to be provided by the firm and assisting the board in providing oversight of the company’s financial reporting process. In fulfilling its oversight responsibilities, the committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal control and financial reporting matters.
It is not the committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with accounting principles generally accepted in the United States of America and applicable laws, rules and regulations. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, as well as the company’s financial reporting process, accounting policies, internal audit function, internal control over financial reporting, disclosure controls and procedures, and risk management. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the company’s annual financial statements, expressing an opinion as to the conformity of the annual financial statements with accounting principles generally accepted in the United States of America, expressing an opinion as to the effectiveness of the company’s internal control over financial reporting and reviewing the company’s quarterly financial statements.
The committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission, which require the independent registered public accounting firm to communicate information to the committee regarding the scope and results of its audit of the company’s financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant unusual transactions or audit adjustments, any disagreements with management and any difficulties encountered in performing the audit and other similar matters required to be discussed with the committee by those standards.
The committee also has received from Deloitte & Touche LLP a report providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Deloitte & Touche LLP also has discussed its independence with the committee and confirmed in the report that, in its professional judgment, it is independent of the company within the meaning of the federal securities laws. The committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to the company and its affiliates is compatible with its independence.
The committee also has reviewed and discussed with the company’s management the audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, and management’s report on internal control over financial reporting. Management has confirmed to the committee that the financial statements have been prepared with integrity and objectivity and that management has maintained an effective system of internal control over financial reporting. Deloitte & Touche LLP has expressed its professional opinions that the financial statements present fairly, in all material respects, the financial position and results of operations of the company in conformity with accounting principles generally accepted in the United States of America, and that management has maintained an effective system of internal control over financial reporting. In addition, the company’s Chief Executive Officer and Chief Financial Officer have reviewed with the committee the certifications that each will file with the Securities and Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.
Based on these considerations, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission.
Audit Committee
Jack T. Taylor, Chair
Andrés Conesa
Maria Contreras-Sweet
Michael N. Mears
Cynthia L. Walker
James C. Yardley

22	Sempra 2022 Proxy Statement

Share Ownership
The following table shows the number of shares of our common stock beneficially owned as of March 1, 2022, by each of our directors, by each of our executive officers named in the executive compensation tables in this proxy statement (named executive officers), and by all of our directors and executive officers as a group. The shares of common stock beneficially owned by each of our directors and named executive officers and by our directors and executive officers as a group in each case total less than 1% of our outstanding shares of common stock. In calculating these percentages, shares under the heading “Phantom Shares” are not included because these phantom shares (i) cannot be voted and (ii) may only be settled for cash or cannot be settled for shares of our common stock within 60 days after March 1, 2022. In addition, in calculating these percentages we used the 315,771,323 shares of our common stock that were outstanding as of March 1, 2022.

Name	Beneficial Holdings(A)	Shares Subject to Exercisable Options(B)	Total Without Phantom Shares	Phantom Shares(C)	Total Including Phantom Shares
Alan L. Boeckmann	6,000	—	6,000	25,064	31,064
Andrés Conesa	7,585	—	7,585	3,812	11,397
Maria Contreras-Sweet	4,063	—	4,063	2,251	6,314
Pablo A. Ferrero	4,782	—	4,782	4,301	9,083
William D. Jones(D)	4,278	—	4,278	35,746	40,024
Jeffrey W. Martin	58,123	256,741	314,864	43,684	358,548
Bethany J. Mayer	678	—	678	2,840	3,518
Michael N. Mears	2,000	—	2,000	3,949	5,949
Trevor I. Mihalik	15,088	39,646	54,734	13,460	68,194
Kevin C. Sagara	8,700	11,176	19,876	13,804	33,680
Karen L. Sedgwick	15,448	—	15,448	—	15,448
Jack T. Taylor	131	—	131	13,155	13,286
Cynthia L. Walker	4,663	—	4,663	2,217	6,880
Peter R. Wall	5	—	5	—	5
Cynthia J. Warner	749	—	749	2,293	3,042
James C. Yardley	—	—	—	12,898	12,898
Directors and Executive Officers as a Group (16 persons)	132,293	307,563	439,856	179,474	619,330
(A)None of our directors or executive officers beneficially owned any shares of our 4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C, at March 1, 2022; therefore, no such shares are shown in this table.
(B)    Shares that may be acquired through the exercise of stock options that currently are exercisable or will become exercisable within 60 days after March 1, 2022.
(C)    Phantom shares represent deferred compensation deemed invested in shares of our common stock. These phantom shares track the performance of our common stock but cannot be voted and may only be settled for cash, except for 1,319.35 phantom shares deferred by Mr. Mihalik in connection with the vesting of certain performance-based restricted stock units, which also cannot be voted but may only be settled for shares of our common stock following separation of service from the company. All phantom shares are either fully vested or will vest within 60 days after March 1, 2022.
(D)    Mr. Jones is not standing for reelection at the Annual Shareholders Meeting and will retire from the board immediately following the meeting.
For information regarding share ownership guidelines applicable to our directors and executive officers, see “Corporate Governance—Board of Directors—Director Share Ownership Guideline” and “Executive Compensation—Compensation Discussion and Analysis—Share Ownership Guidelines,” respectively.

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Share Ownership	Table of Contents
Based on a review of filings made under Section 13(g) of the Securities Exchange Act of 1934, as amended (Exchange Act), as of December 31, 2021, the persons or entities known by us to be a beneficial owner of more than 5% of our common stock were as follows:

Name and Address of Beneficial Owner	Shares of Sempra Common Stock	Percent of Class(F)
BlackRock, Inc.(A) 55 East 52nd Street New York, NY 10055	29,524,516	9.3%
The Vanguard Group(B) 100 Vanguard Blvd. Malvern, PA 19355	27,348,804	8.7%
Capital International Investors, division of Capital Research and Management Company(C) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	19,663,365	6.2%
T. Rowe Price Associates, Inc.(D) 100 E. Pratt Street Baltimore, MD 21202	19,235,734	6.1%
State Street Corporation(E) State Street Financial Center 1 Lincoln Street Boston, MA 02111	17,724,761	5.6%
(A)The information regarding BlackRock, Inc. is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 1, 2022 reflecting shares of our common stock beneficially owned as of December 31, 2021 (the BlackRock 13G/A). According to the BlackRock 13G/A, includes sole voting power with respect to 25,173,203 shares and sole dispositive power with respect to 29,524,516 shares.
(B)The information regarding The Vanguard Group is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2022 reflecting shares of our common stock beneficially owned as of December 31, 2021 (the Vanguard 13G/A). According to the Vanguard 13G/A, includes shared voting power with respect to 642,141 shares, sole dispositive power with respect to 25,900,866 shares and shared dispositive power with respect to 1,447,938 shares.
(C)The information regarding Capital International Investors, a division of Capital Research and Management Company, as well as certain of its investment management subsidiaries and affiliates (Capital), is based solely on a Schedule 13G/A filed by Capital with the SEC on February 11, 2022 reflecting shares of our common stock beneficially owned as of December 31, 2021 (the Capital 13G/A). According to the Capital 13G/A, includes sole voting power with respect to 19,605,052 shares of our common stock and sole dispositive power with respect to 19,663,365 shares.
(D)The information regarding T. Rowe Price Associates, Inc. is based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2022 reflecting shares of our common stock beneficially owned as of December 31, 2021 (the TRP 13G/A). According to the TRP 13G/A, includes sole voting power with respect to 9,772,132 shares and sole dispositive power with respect to 19,235,734 shares.
(E)The information regarding State Street Corporation is based solely on a Schedule 13G/A filed by State Street Corporation with the SEC on February 14, 2022 reflecting shares of our common stock beneficially owned as of December 31, 2021 (the State Street 13G/A). According to the State Street 13G/A, includes shared voting power with respect to 15,750,642 shares and shared dispositive power with respect to 17,723,061 shares.
(F)The percentages are calculated based on (i) the number of shares of our common stock reflected as being beneficially owned by each beneficial owner in its filing made under Section 13(g) of the Exchange Act as described in the other footnotes to this table, and (ii) 315,771,323 shares of our common stock outstanding as of March 1, 2022.

24	Sempra 2022 Proxy Statement

Proposals to be Voted On
Board of Directors Proposals
Proposals 1, 2 and 3 have been included in this proxy statement at the direction of the Board of Directors. The board recommends that you vote “FOR” each director nominee in Proposal 1 and “FOR” each of Proposals 2 and 3.
Proposal 1: Election of Directors

Directors are elected at each annual meeting of our shareholders for terms expiring at the next annual meeting of our shareholders. The Board of Directors has nominated the following 11 individuals to stand for election as directors, all of whom are currently directors:

Alan L. Boeckmann	Jeffrey W. Martin	Cynthia L. Walker
Andrés Conesa	Bethany J. Mayer	Cynthia J. Warner
Maria Contreras-Sweet	Michael N. Mears	James C. Yardley
Pablo A. Ferrero	Jack T. Taylor
Properly executed proxies will be voted “FOR” each of these 11 nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board, or the board may reduce the authorized number of directors. In no event may the proxies be voted for more than 11 nominees.
The board has determined that each non-employee nominee is an independent director under the NYSE independence standards. Information about director independence is described under “Corporate Governance—Board of Directors—Director Independence.”
Our board possesses a robust breadth and depth of experience and qualifications to oversee the company’s multiple businesses and global operations. The following chart sets forth the aggregate experience, skills and qualifications of the director nominees in areas of particular importance to our businesses:

Experience / Qualifications

Accounting and Finance						10
Experience in accounting and financial matters, including the oversight of financial statements and operating results
Business / Markets					9
Experience as a senior leader specifically in regions and markets where Sempra and its operating companies have operations
Corporate Governance					9
Experience on or supporting a public company board, maintaining board and management accountability, protecting shareholder interests and observing appropriate governance practices
Cybersecurity		5
In-depth knowledge of technology and data security systems through industry experience or academia
Diversity, Equity and Inclusion (DE&I)			6
Experience participating in or leading executive DE&I councils, chairing/sponsoring employee DE&I councils or business resource groups, signing on to DE&I commitments or mentoring talent from under-represented groups
Electric and/or Gas Utility	4
Electric and/or gas utility experience outside of Sempra
Energy Industry			6
Experience in the energy industry outside of Sempra
Environmental, Health and Safety					9
Experience in operating responsible and sustainable businesses and oversight of environmental, health and safety systems and procedures
Government, Regulatory and Public Policy				8
Experience in managing governmental and regulatory affairs, advancing public policy and community and public relations
Infrastructure Development						10
Experience in the development and management or oversight of capital projects involving physical systems (e.g., transportation, water and electric systems), real estate acquisitions and construction activities
Risk Management					9
Experience in oversight of risk management, or in a senior compliance or regulatory role
Strategic Planning						10
Experience in developing corporate strategies and long-term business plans
Technology			6
Leadership and oversight experience in technological trends, digital platforms and/or efficiency improvements through technology

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Proposals to be Voted On	Table of Contents
The charts below summarize the diversity, tenure and independence of our directors nominated to stand for election at the Annual Shareholders Meeting: 55% of our director nominees are women and/or people of color; 45% of our director nominees have served less than five years, with an average tenure of six years; and 91% of our director nominees are independent under NYSE independence standards.

*One director is a Latina woman
Biographical information regarding each director nominee and his or her qualifications to serve as a director is set forth on the succeeding pages. In each biography below, unless otherwise indicated, the year shown as the beginning of each director’s tenure on the board is the year during which the director was first elected or appointed as a director of Sempra, and the age shown for each director is as of the mailing date of this proxy statement.

Alan L. Boeckmann, 73, has been a director since 2011. He has been the Executive Chairman and a director of Fluor Corporation, a leading engineering, procurement, construction and maintenance services company, since May 2019. In 2012, he retired as the Non-Executive Chairman of Fluor. From 2002 to early 2011, Mr. Boeckmann was the Chairman and Chief Executive Officer of Fluor. Prior to that, he held a number of senior management and operating positions at Fluor. He is a former director of Archer-Daniels-Midland Company, BHP Billiton, BP p.l.c., Burlington Northern Santa Fe Corporation and the National Petroleum Council. Mr. Boeckmann has announced his retirement as Executive Chairman and a director of Fluor effective May 4, 2022.
Mr. Boeckmann has been an outspoken business leader in promoting international standards for business ethics and was instrumental in the formation of the World Economic Forum’s Partnering Against Corruption Initiative in 2004. His extensive board, executive management and infrastructure construction experience, coupled with his commitment to ethical conduct in international business activities, makes him a valuable member of our board.

Andrés Conesa, Ph.D., 52, has been a director since 2017. He has been the Chief Executive Officer and a director of Grupo Aeroméxico, S.A.B. de C.V., an air transportation services company, since 2005. Previously, Dr. Conesa held several positions in the Mexico Federal Government: from 2003 to 2005, he was Chairman of the Board of Directors of CINTRA (the holding company of Aeroméxico and Mexicana), and from 1991 to 2004, he served in various capacities at the Mexican Ministry of Finance, most recently as Deputy Undersecretary of Public Credit. He was a member of the Board of Governors of the International Air Transport Association from 2008 until June 2018 and served as its Chairman during the 2015 term. Dr. Conesa is a former director of IEnova, Genomma Lab International and the Mexican Stock Exchange.
Dr. Conesa’s extensive experience and knowledge of transnational business activities and the Mexican regulatory and financial sectors make him a valuable member of our board, particularly as we look to expand our operations in Mexico.

Maria Contreras-Sweet, 66, has been a director since 2017. She became the Managing Member of both Contreras Sweet Companies, LLC, a marketing and research solutions company, and Rockway Equity Partners, a private-equity firm that invests in technology, manufacturing and infrastructure-related companies, in October 2017. From April 7, 2014 through January 20, 2017, she served as the 24th Administrator of the U.S. Small Business Administration and as a member of President Obama’s cabinet. Ms. Contreras-Sweet was a founder of ProAmerica Bank where she served as Executive Chairwoman from 2006 to 2014. She was Co-Founder and Managing Partner of Fortius Holdings from 2003 to 2006. Prior to that, she served as the California cabinet Secretary of the Business, Transportation and Housing Agency from 1999 to 2003. She was appointed chair to the finance committee of CA-ISO (California Independent System Operator) to help solve the state’s 2000-2001 energy crisis. Ms. Contreras-Sweet served as a senior executive for Westinghouse Electric Company’s 7-Up/RC Bottling Company, where she became an equity partner. She is a director of Regional Management Corp., TriNet, Inc., Zions Bancorporation, N.A. and the Bipartisan Policy Center and is a distinguished fellow of the Larta Institute. Ms. Contreras-Sweet served on the Federal Glass Ceiling Commission and is a Founding President of Hispanas Organized for Political Equality (HOPE), a non-profit, nonpartisan organization committed to ensuring political and economic parity for Latinas. She has received honorary doctorates from Tufts University, Whittier College, La Verne University, Mount St. Mary’s University and California State University, Los Angeles.
Ms. Contreras-Sweet possesses extensive knowledge and executive experience in both the public and private sectors. She brings a strong understanding of banking, infrastructure, supply chains, global innovation, infrastructure safety management, and diversity and inclusion matters, as well as a deep understanding and familiarity with government and regulatory bodies in our marketplace and experience with small and medium-sized businesses, which makes her a valuable contributor to our board.

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Table of Contents	Proposals to be Voted On

Pablo A. Ferrero, 59, has been a director since 2013. He is an independent energy consultant. From 2006 to 2011, Mr. Ferrero served as Executive Vice President for the Southern Cone at AEI Energy, a power generation and distribution and gas transmission and distribution company. From 2004 to 2006, he was the Chief Executive Officer of Transportadora de Gas del Sur S.A. He is executive director at MSU Energy S.A. and a former director of Metrogas, Pampa Energía, RDA Renting, S.A., TGS, Transener Edesur, Petrobras Energía, Emdersa, EDESA Holding, EDEN, Emgasud, Servicios Petroleros Argentina, Refinor, Oldelval, Termap, Chilquinta Energía (Chile), Luz del Sur (Peru), Petrolera Andina (Bolivia) and Promigas (Colombia). Mr. Ferrero also served as a member of the Board of Directors on the Argentine Business Council for Sustainable Development, a partner organization to the World Business Council for sustainable Development, from 2004 to 2006.
Mr. Ferrero has a deep understanding of the energy industry and in particular international energy operations and sustainable development. This understanding of international energy operations along with his extensive executive and board experience make him a valuable member of our board.

Jeffrey W. Martin, 60, has been a director since 2018. Mr. Martin is the Chairman and Chief Executive Officer of the company. Previously, Mr. Martin served as Executive Vice President and Chief Financial Officer of the company since January 2017. Prior to that, he served at SDG&E as the Chief Executive Officer and a director beginning in January 2014. In addition to those roles at SDG&E, he was appointed as President in October 2015 and as Chairman in November 2015, serving in each of these offices through December 2016. From 2010 to 2013, Mr. Martin served as the President and Chief Executive Officer of Sempra U.S. Gas & Power (USGP), a previous business unit of the company, and USGP's predecessor organization, Sempra Generation. Earlier, he served as Vice President - Investor Relations for Sempra. Prior to joining the company in December 2004, Mr. Martin was chief financial officer of NewEnergy, Inc. He also formerly served as corporate counsel at Unisource Energy Corporation and was an attorney at the law firm of Snell & Wilmer, LLP. Mr. Martin currently serves as a director of Oncor, of which Sempra indirectly owns 80.25%. Mr. Martin serves on the board of directors of the American Petroleum Institute and on the board of trustees of the University of San Diego. He also is a governor of the Oil and Gas community and Co-Chair of the Electricity community for the World Economic Forum and is the Co-Chair of the U.S.-Saudi Business Council of the U.S. Chamber of Commerce. He previously served on the boards of directors of SoCalGas, the Edison Electric Institute, California Chamber of Commerce and National Association of Manufacturers.
Mr. Martin, in his position as Chairman and Chief Executive Officer of Sempra, oversees the management of all aspects of our business and leads the overall activities of the Board of Directors. His performance and leadership in previous senior executive positions at Sempra, his experience as an employee of the company and its subsidiaries for more than 17 years, and his broad understanding of the energy industry, make Mr. Martin a valuable member and leader of our board.

Bethany J. Mayer, 60, has been a director since 2019. She previously served as a director from February 2017 until October 2018 when she was appointed Executive Vice President — Corporate Development and Technology of the company effective November 26, 2018, a position from which she resigned in January 2019. From January 2018 to May 2021, she was an Executive Partner at Siris Capital Group LLC, a private equity firm that invests in technology companies, and in May 2021 became an Executive Advisor with Siris. From April to December 2017, she was the Senior Vice President of Keysight Technologies, an electronics testing and measurement equipment and software manufacturing company, and President of its Ixia Solutions Group. From 2014 until its acquisition by Keysight Technologies in 2017 she was the President and Chief Executive Officer and a director of Ixia, a provider of testing, visibility and security solutions for physical and virtual networks. Prior to joining Ixia, Ms. Mayer held several key executive roles at HP since 2010, including as Senior Vice President and General Manager of HP’s Network Business Unit. Prior to joining HP, Ms. Mayer served as Senior Vice President, Worldwide Marketing and Corporate Development at Blue Coat Systems and, before that, she held roles at Cisco Systems, Apple Computer and Lockheed Martin. Ms. Mayer is the non-executive Chair of Box Inc. and a board member of LAM Research Corporation and Marvell Technology Group Ltd and a former director of Delphi Automotive plc. She is pursuing an advanced degree and expects to receive a master of science in cybersecurity risk and strategy through New York University in May 2022.
Ms. Mayer’s executive and public company board experience, together with her extensive technology background, deep understanding of network security, and ongoing cybersecurity studies, make her a valuable member of our board.

Michael N. Mears, 59, has been a director since 2018. He has been Chairman, President and Chief Executive Officer of Magellan Midstream Partners, L.P., which transports, stores and distributes petroleum and petroleum products, since 2011. From 2008 through 2011, he served as Chief Operating Officer of Magellan. Mr. Mears was a Senior Vice President of Magellan GP, LLC, general partner of Magellan, from 2007 through 2008 and a Vice President from 2004 to 2007. Prior to joining Magellan in 2004, he served as a Vice President of Subsidiaries of The Williams Companies, Inc. from 1996 to 2004. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985. He is a member of the board of directors of the Association of Oil Pipelines and is a director of the Tulsa Regional Chamber. Mr. Mears has announced his retirement as Chairman, Chief Executive Officer and President and a director of Magellan effective April 30, 2022.
Mr. Mears’ extensive knowledge of the energy industry, as well as his executive, commercial and operational experience, make him a valuable member of our board.

Sempra 2022 Proxy Statement	27

Proposals to be Voted On	Table of Contents

Jack T. Taylor, 70, has been a director since 2013. He was the Chief Operating Officer — Americas and Executive Vice Chair of U.S. Operations for KPMG LLP from 2005 to 2010. From 2001 to 2005, he served as the Vice Chairman of U.S. Audit and Risk Advisory Services for KPMG. Mr. Taylor is an NACD Board Leadership Fellow and a member of the NACD Audit Committee Chair Advisory Council. He is a director of Genesis Energy LP and Murphy USA Inc.
Mr. Taylor has extensive experience with financial and public accounting issues as well as a deep knowledge of the energy industry. He spent over 35 years as a public accountant at KPMG LLP, many of which he worked in a leadership capacity. Mr. Taylor sponsored formation of the KPMG Diversity Advisory Board in 2007 and served as its chair until his retirement in 2010. This experience with financial and public accounting issues, together with his executive experience and knowledge of the energy industry, makes him a valuable member of our board.

Cynthia L. Walker, 45, has been a director since 2018. She served as Senior Vice President, Midstream & Marketing, for Occidental Petroleum Corporation, an integrated oil and gas exploration and production company, from 2016 until October 2019. From 2014 to 2016, she was Occidental’s Senior Vice President, Strategy and Development. She joined Occidental in 2012 as Executive Vice President and Chief Financial Officer. Prior to that, Ms. Walker was a managing director at Goldman Sachs & Co. where she worked for 12 years providing strategic advice in high-profile energy industry transactions as a senior member of the Global Natural Resources Group and Mergers and Acquisitions Group. She is a director of Oasis Petroleum Inc. and of the Houston Zoo and the Children’s Museum of Houston.
Ms. Walker’s extensive knowledge and executive experience in the natural gas and energy industries, as well as her prior experience in finance and mergers and acquisitions, make her a valuable member of our board.

Cynthia J. Warner, 63, has been a director since 2019. She has served as President and Chief Executive Officer and a director of Renewable Energy Group, Inc (REGI)., an advanced biofuel producer, since January 2019. Ms. Warner served as Executive Vice President of Operations for Andeavor (formerly Tesoro Corporation), a refiner and marketer of petroleum products, from August 2016 until October 2018, when Andeavor was acquired by Marathon Petroleum Corp. Prior to that, she served as Andeavor’s Executive Vice President of Strategy and Business Development from October 2014 to August 2016. Ms. Warner previously served as Chairman and Chief Executive Officer of Sapphire Energy, Inc. after a 25-year career at BP and Amoco, Inc. (prior to its acquisition by BP). Ms. Warner is a member of the National Petroleum Council, Board of Visitors of Vanderbilt University School of Engineering and Advisory Board to the Columbia University Center for Global Energy Policy. Ms. Warner previously served on President Obama’s Renewable Energy Task Force and currently serves on the Iowa Governor’s Carbon Sequestration Task Force. She is a former director of IDEX Corporation. Chevron Corporation has announced that it has entered into an agreement to acquire REGI in a transaction expected to close in the second half of 2022 and intends to appoint Ms. Warner as a director of Chevron following the closing of that transaction.
Ms. Warner’s extensive experience and leadership in the global energy industry, particularly with respect to clean and renewable energy, makes her a valuable member of our board.

James C. Yardley, 70, has been a director since 2013. He was Executive Vice President of El Paso Corporation, a natural gas pipeline company and oil and gas producer, and President of its Pipeline Group from 2006 through 2012. Mr. Yardley was also the President and Chief Executive Officer of El Paso Pipeline GP Company LLC, the general partner of El Paso Pipeline Partners, L.P., a master limited partnership that owned and operated interstate natural gas transportation pipelines, storage and other midstream assets, from 2007 through 2012. From 1998 through 2006, he was the President of Southern Natural Gas Company, previously a unit of El Paso Corporation and now a unit held jointly by Kinder Morgan Inc. and The Southern Company. Mr. Yardley is a former director of El Paso Pipeline GP Company LLC, and Scorpion Offshore Ltd.
Mr. Yardley has extensive experience in the natural gas industry and in particular the midstream portion of that industry. He has spent over 34 years in the energy sector, many of which he worked in a leadership capacity, and has public company board experience. This specialized energy industry experience, together with Mr. Yardley’s executive and public company board experience, makes him a valuable member of our board.

Proposal to be Voted on, Board Recommendation and Vote Required
We are asking our shareholders to elect each of the 11 nominees named in this proxy statement as directors of our company. We have not received notice of any additional candidates to be nominated to stand for election as directors at the Annual Shareholders Meeting and the deadline for notice of the nomination of additional candidates has passed. Consequently, the election of directors will be an uncontested election and our bylaw providing for majority voting in uncontested elections will apply. Under this bylaw, to be elected as a director, a nominee must receive votes “FOR” his or her election constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares. If a nominee who currently is serving as a director does not receive sufficient “FOR” votes to be re-elected, the director will cease to be a director not later than 90 days following the certification of the election results, and the resulting vacancy on the board may be filled by the remaining directors. If a nominee receives sufficient “FOR” votes, he or she will be re-elected to serve until our next annual shareholders meeting and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

The Board of Directors recommends that on Proposal 1 you vote “FOR” each of its nominees for election to the board.

28	Sempra 2022 Proxy Statement

Table of Contents	Proposals to be Voted On
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has retained Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements and the effectiveness of our internal control over financial reporting for 2022. Deloitte & Touche LLP has served as our independent registered public accounting firm continuously since our inception in 1998. Deloitte & Touche LLP or its predecessors have continuously served as the independent registered public accounting firm of SDG&E and SoCalGas or their parent companies since 1935 and 1937, respectively. Representatives of Deloitte & Touche LLP are expected to attend the Annual Shareholders Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.
The following table shows fees paid to Deloitte & Touche LLP for services provided to Sempra in 2021 and 2020:

Dollars in Thousands	2021		2020
	Fees	% of Total	Fees	% of Total
Audit fees
Consolidated financial statements, internal controls audits and subsidiary audits	$10,166		$9,145
Regulatory filings and related services	$807		$827
Total audit fees	$10,973	81%	$9,972	82%
Audit-related fees
Employee benefit plan audits	$520		$505
Other audit-related services(A)	$1,840		$1,494
Total audit-related fees	$2,360	17%	$1,999	17%
Tax fees(B)	$272	2%	$156	1%
All other fees(C)	$13	—%	$22	—%
Total fees	$13,618	100%	$12,149	100%
(A)Other audit-related services in 2021 primarily relate to statutory audits and agreed upon procedures. Other audit-related services in 2020 primarily relate to statutory audits, agreed upon procedures and permitted internal control advisory services.
(B)Tax fees relate to tax consulting and compliance services.
(C)All other fees relate to training and conferences.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight, including the oversight of the audit fee negotiations, of our independent registered public accounting firm. Except where pre-approval is not required by SEC rules, the committee pre-approves all audit, audit-related and permissible non-audit services provided by Deloitte & Touche LLP for Sempra and its subsidiaries, including all services provided by Deloitte & Touche LLP for Sempra in 2021 and 2020. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services and give detailed guidance to management as to the services that are eligible for general pre-approval, and they require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The committee’s policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.
The Audit Committee regularly meets in executive session with only committee members present and with Deloitte & Touche LLP’s lead engagement partner without members of management present. This provides an opportunity for the Audit Committee to assess Deloitte & Touche LLP’s effectiveness and independence for determining reappointment as well as consideration of rotating audit firms. The Audit Committee considers various factors in determining whether to reappoint Deloitte & Touche LLP, including: the firm’s level and quality of service and professional integrity and objectivity in executing audits; professional qualifications; understanding of our businesses and industry and capability and expertise in handling the breadth and complexity of our businesses; independence policies and processes for maintaining independence; and external data such as peer reviews and recent Public Company Accounting Oversight Board reports on the firm. The Audit Committee also considers the firm’s tenure in serving as our independent registered public accounting firm. While the Public Company Accounting Oversight Board has acknowledged that there is no conclusive linkage between tenure and audit quality, auditor tenure may be one data point. Deloitte & Touche LLP’s tenure as our independent public accounting firm has allowed it to gain institutional knowledge and a deep understanding of our businesses, accounting policies, and internal control over financial reporting, which the Audit Committee considers beneficial. In addition, in conjunction with the mandated five-year rotation of the audit firm’s lead engagement partner, which most recently occurred in 2019, the Audit Committee and its Chair are directly involved in the selection of the new lead engagement partner.
Proposal to be Voted On, Board Recommendation and Vote Required
We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022. Ratification would be advisory only, but the Audit Committee may reconsider the appointment if it is not ratified. The members of the Audit Committee and the Board of Directors believe the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of the company and our shareholders. Ratification requires the receipt of “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares.

The Board of Directors recommends that you vote “FOR” Proposal 2.

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Proposals to be Voted On	Table of Contents
Proposal 3: Advisory Approval of Our Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to approve an advisory resolution on the compensation of the named executive officers as reported in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our 2021 executive compensation program. We currently provide our shareholders the opportunity to vote on a say-on-pay proposal every year, and as a result, the next vote on a say-on-pay proposal following the Annual Shareholders Meeting will occur at our 2023 annual shareholders meeting.
Proposal to be Voted on, Board Recommendation and Vote Required
We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:
“RESOLVED, that, as an advisory matter, the shareholders of Sempra approve the compensation paid to the company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K promulgated by the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
Approval requires the receipt of “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting at which a quorum is present, and the approving majority also must represent more than 25% of our outstanding shares.
Even though the say-on-pay vote is advisory and will not be binding on the company, the Compensation and Talent Development Committee and the Board of Directors value the opinions of our shareholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns, and the Compensation and Talent Development Committee will evaluate and determine what actions may be necessary or appropriate to address those concerns when making future executive compensation decisions.

The Board of Directors recommends that you vote “FOR” Proposal 3.

30	Sempra 2022 Proxy Statement

Table of Contents	Proposals to be Voted On
Shareholder Proposal
Proposal 4 was submitted for inclusion in this proxy statement at the direction of a shareholder of the company and will be submitted to a vote at the Annual Shareholders Meeting if properly presented at the meeting. The board recommends that you vote “AGAINST” Proposal 4. In accordance with SEC rules, the proposal and its supporting statement are being reprinted exactly as they were submitted to Sempra by the proponent and Sempra takes no responsibility for them. As a result, the proposal and its supporting statement may contain assertions about the company or other statements that we do not endorse or that we believe are incorrect, but the board has not attempted to refute all of these assertions. We have put boxes around the materials provided by the proponent so that readers can easily distinguish between material provided by the proponent and material provided by the company.
Proposal 4:    Shareholder Proposal Requiring an Independent Board Chairman

Proposal 4 was submitted by Mr. John Chevedden, who has advised us that he or a representative intends to introduce the proposal included below at the Annual Shareholders Meeting. Sempra has been advised that Mr. Chevedden is the owner of no fewer than 40 shares of Sempra common stock. The company will furnish the address of Mr. Chevedden promptly upon a shareholder’s oral or written request.
The Proposal

Proposal 4— Independent Board Chairman
The shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO as follows:
Selection of the Chairman of the Board The Board requires the separation of the offices of the Chairman of the Board and the Chief Executive Officer.
Whenever possible, the Chairman of the Board shall be an Independent Director.
The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board.
The Chairman shall not be a former CEO of the company.
This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.
This proposal topic won 42%-support at our 2012 annual meeting. This 42%-support may have represented 51%-support from the shares that have access to independent proxy voting advice and are not forced to rely on the biased recommendations of management.
With the current CEO serving as Chair this means giving up a substantial check and balance safeguard that can only occur with an independent Board Chairman.
A lead director is no substitute for an independent board chairman. A lead director cannot call a special shareholder meeting and cannot even call a special meeting of the board. A lead director can delegate most of his lead director duties to the CEO office and then the lead director can simply rubber-stamp it. There is no way shareholders can be sure of what goes on.
Sempra is an example of one of the worst practices associated with a Lead Director – assigning the role to a director who has excessive tenure – Lead Director William Jones has 24-years tenure and at age 66 could be the Lead Director for many more years. As director tenure goes up director independence goes down. Mr. Jones’ excessive tenure makes him a prime candidate to retire.
Plus Mr. Jones ironically chairs the Governance Committee which is unfortunately in charge of resisting shareholder proposals. Mr. Jones and Mr. Jeffrey Martin, Chairman and CEO, were the Sempra directors who received the most negative votes at our 2021 annual meeting.
The lack of an independent Board Chairman is an unfortunate way to discourage new outside ideas and an unfortunate way to encourage the CEO to pursue pet projects that would not stand up to effective oversight.
One sign that Sempra management does not believe in real engagement with shareholders is that Sempra management drills shareholders on voting according to the management party line. Sempra sent out how to vote the management way for dummies material after it distributed the 2021 annual meeting proxy.
Please vote yes:
Independent Board Chairman—Proposal 4

Sempra 2022 Proxy Statement	31

Proposals to be Voted On	Table of Contents
Board of Directors’ Statement Opposing the Shareholder Proposal Requiring an Independent Board Chairman
The Board of Directors recommends a vote “AGAINST” this proposal because it believes our company and our shareholders are best served by retaining the board’s flexibility to determine, from time to time on an ongoing basis, who should serve as Chairman of the Board.
Our Flexible Board Leadership Structure Facilitates Effective Oversight
The board’s flexible leadership structure enables it to re-evaluate the needs of our company from time to time and make determinations regarding board leadership based upon then-existing conditions, including business needs, shareholder preferences and individual director skills and experiences. The board’s annual deliberations regarding its leadership structure comprise a robust process, including extensive shareholder engagement, comprehensive reviews of the company’s performance and the Chairman’s and the board’s effectiveness during the prior year, a thorough evaluation of the role of the company’s independent directors as a whole, and thoughtful consideration of potential alternatives to the then-existing leadership structure in light of the board’s composition. In all cases, these and other factors deemed relevant are considered by the board as a whole and by the independent directors meeting separately.
Thorough Consideration of the Current Chairman’s Performance
As part of the board’s annual evaluation of its leadership structure, the board thoroughly reviews the performance of the acting Chairman of the Board. The following summarizes some of the factors the board has considered in this review in recent years:
•After Debra L. Reed announced her retirement as President, Chief Executive Officer and Chairman of the Board, the board undertook extensive deliberations regarding our leadership structure that ultimately led to the appointment of Jeffrey W. Martin as Chief Executive Officer effective May 1, 2018 and as Chairman of the Board effective December 1, 2018. The non-management directors determined at that time that Mr. Martin was exceptionally qualified to serve as Chairman of the Board based upon, among other factors, his leadership skills and qualifications and his extensive industry experience, including working with and adhering to the rules established by the CPUC, the principal regulator of our California utilities, and as a long-tenured employee of the Sempra family of companies with an outstanding career of achievement.
•In their deliberations in 2019, 2020 and 2021, the non-management directors considered Mr. Martin’s skills and qualifications described above and various other factors, including shareholder feedback, and Mr. Martin’s contributions as a director, performance as Chairman of the Board and significant accumulated experience since his appointment to each of these roles. During this time, Mr. Martin has contributed to the board additional and valuable perspectives on, among other topics, strategy, business development, mergers and acquisitions, investor relations, succession planning, capital markets activities and regulated utilities. Mr. Martin’s combined service as Chairman and Chief Executive Officer also has allowed him to lead the board while acting as a bridge between the board and the operating organization and providing critical leadership for strategic initiatives and challenges. The board believes this structure has enhanced board effectiveness, as Mr. Martin’s involvement in our day-to-day operations has afforded him in-depth and first-hand knowledge of the issues, opportunities and challenges facing our company that enables him to help focus our directors’ time and attention on the company’s most critical matters and concurrently incorporate the board’s goals, strategies and initiatives directly into the management of our businesses.
Sempra Has Delivered Strong Performance Under its Existing Board Leadership Structure
In its annual deliberations on its leadership structure, the board also considers our company’s performance during various periods to help determine the effectiveness of the acting Chairman of the Board and the existing leadership structure. During Mr. Martin’s tenure as Chairman and Chief Executive Officer, he has effectively led the company and the board through a number of impactful achievements, including those discussed in “Proxy Statement Summary—Business and Performance” above, and has shown strong leadership through two years of significant pandemic-related challenges. In addition, our company has outperformed many of our peer groups with respect to total shareholder return and dividends and has achieved strong EPS growth as follows:
•We instituted a board leadership structure with a strong Lead Independent Director role when the Chairman is not independent or when the roles of Chairman and Chief Executive Officer are combined almost 10 years ago in 2012. We have had total shareholder return of 190% during that period, which outperforms the S&P 500 Utilities Index.(1)
•The CAGR of our common stock dividend exceeded the median CAGR for companies in the S&P 500 Utilities Index over the past three, five and 10 years.
•We have achieved a CAGR of 41% and 11% for our GAAP EPS and adjusted EPS for the four-year period from 2017 through 2021, respectively.(2)
Our Lead Independent Director and Engaged Independent Directors Provide Strong Independent Board Leadership
Another important element of the board’s annual evaluation of its leadership structure is the overall composition of the board and the strong role of the company’s independent directors as a whole. During periods in which we do not have an independent Chairman of the Board, our Corporate Governance Guidelines require an independent director to be selected annually to serve as the Lead Independent Director and prescribe certain functions and responsibilities of this role. These functions and responsibilities, which were substantially strengthened in 2012 and have been further augmented over time, are broad and similar to those of an independent Chairman of the Board, as described above in “Corporate Governance—Board of Directors—Leadership Structure.” Importantly, and contrary to statements in the proposal, the powers of the Lead Independent Director as specified in our Corporate Governance Guidelines and Bylaws include the ability to call special meetings of the board and the independent directors at any time, as well as reviewing and approving all board and committee meeting agendas and materials, having direct communication with major shareholders as appropriate, and a number of other key authorities. In addition, the independent directors may assign to the Lead Independent Director, from time to time, any additional duties over and above these fixed responsibilities as they deem appropriate. In determining its leadership structure, our board thoroughly reviews the actions of the Lead Independent Director during the past year in fulfilling the responsibilities of this role, in order to evaluate the level of leadership of this position. The board also carefully considers the board's overall composition and relationships in determining who to appoint as the Lead Independent Director each year, including the relationships among all directors and particularly the

(1)	The Sempra board adopted revisions to the company’s bylaws and Corporate Governance Guidelines on September 12, 2012 to significantly expand the functions and authorities of the Lead Independent Director when the Chairman is not independent or when the roles of the Chief Executive Officer and Chairman are combined. As a result, the total shareholder return of our company and the S&P 500 Utilities Index was calculated for the period from September 12, 2012 through February 28, 2022.
(2)	Adjusted EPS is a non-GAAP financial measure. Adjusted EPS for the year ended December 31, 2017 has been updated to exclude additional items to conform to the presentation for the year ended December 31, 2021. For a reconciliation of GAAP EPS to adjusted EPS, see Appendix A to this proxy statement.

32	Sempra 2022 Proxy Statement

Table of Contents	Proposals to be Voted On
relationship of the proposed Lead Independent Director with the Chairman of the Board and with the other independent directors, with a view toward enhancing the functionality of the Lead Independent Director role.
Additionally, except for Mr. Martin, all members of our board are independent directors, and all standing board committees other than the Executive Committee consist solely of independent directors. Further, our non-management directors meet in executive sessions, which the Lead Independent Director chairs, at every regular board meeting, and any director may call for an executive session at any board meeting. The members of the standing board committees also routinely meet in executive sessions. Further, our Chairman and Chief Executive Officer’s performance is evaluated annually by the Corporate Governance Committee and the Compensation and Talent Development Committee, each of which is composed entirely of independent directors. These committee structures, as well as the robust responsibilities of our Lead Independent Director and the active and engaged role of our other independent directors, contribute to overall strong independent board leadership.
Sempra Has a Strong Track Record of Board Refreshment
Our board regularly reviews board and committee composition and leadership roles to help ensure the full board and each committee has the right balance of experience, competencies and backgrounds and are chaired and otherwise led by the directors most suitable for those roles in order to fulfill their oversight obligations for our company and our shareholders. As part of that process, the full board and the Corporate Governance Committee consider each director’s tenure and the overall tenure of the board and each committee. Our board has added a significant number of new independent directors over the last several years, with six of our 10 independent director nominees having joined our board since 2017. Of our 10 independent director nominees, four have served fewer than five years, five have served between five and 10 years and only one has served longer than 10 years. In addition, our board has determined in accordance with our leadership rotation policy to refresh the role of the Lead Independent Director by appointing Cynthia J. Warner to this role as of the Annual Shareholders Meeting. We believe our company and our shareholders are best served by a board composed of a select group of longer-tenured directors who can share their wealth of experience and serve on particular committees where their expertise may be most valuable, mixed with shorter-tenured directors who can offer new and fresh ideas and perspectives to the discourse of the board and its committees. Our board is dedicated to attaining this balance of tenure and refreshment in the composition of the board as a whole, of each of our standing board committees, and of the directors appointed to board leadership positions.
We Believe Our Board Structure Is Consistent with Best Practices
We believe our board structure is responsive to the overall desires of the holders of a majority of our shares. Shareholders voted on independent chair policy proposals at our 2019 and 2020 annual shareholders meetings, neither of which were approved and received declining support year over year. In our robust shareholder engagement efforts in 2021, we engaged with holders of approximately 57% of our outstanding shares of common stock on a variety of matters, including their views on our board leadership structure. Among the shareholders with whom we engaged, the majority (in terms of number of shares represented) indicated no preference for an independent Chairman of the Board as long as the Lead Independent Director has significant duties, as is the case at Sempra. Based upon this feedback and various other factors, the board believes its existing flexible leadership structure is consistent with best governance practices and the preferences of holders of a majority of our shares.
Conclusion
The board believes it should retain the flexibility to select the board leadership structure that is best-suited to meet the needs of Sempra and our shareholders in light of prevailing circumstances. Adopting a rigid independent chair policy as requested by this proposal would unduly impair the board’s ability to annually name as Chairman of the Board the director it believes is best-suited for the role and structure its leadership in the manner it believes most effectively serves company and shareholder interests at the time. In addition, our board believes the adoption of such a policy is contrary to the preferences of the holders of a majority of our shares and unnecessary due to Sempra’s strong governance practices, including our robust Lead Independent Director role, active and engaged independent directors and consistent history of board refreshment, and the performance of our business and stock price since 2012 when we instituted a strong Lead Independent Director role with functions similar to an independent Chairman.

The Board of Directors recommends that you vote “AGAINST” Proposal 4.

Sempra 2022 Proxy Statement	33

Executive Compensation
Compensation Discussion and Analysis
Executive Summary

In this Compensation Discussion and Analysis, we:
•Outline our compensation philosophy and program goals
•Discuss how the Compensation and Talent Development Committee determines executive pay
•Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits
•Describe the rationale for each element of executive pay in the context of our compensation philosophy and program goals

34	Sempra 2022 Proxy Statement

Table of Contents	Executive Compensation
This Compensation Discussion and Analysis focuses on the compensation of the following individuals, who we collectively refer to as our named executive officers:

Named Executive Officer	Title
Jeffrey W. Martin	Chairman, Chief Executive Officer and President
Trevor I. Mihalik	Executive Vice President and Chief Financial Officer
Kevin C. Sagara	Executive Vice President and Group President
Karen L. Sedgwick(1)	Chief Administrative Officer and Chief Human Resources Officer
Peter R. Wall	Senior Vice President, Controller and Chief Accounting Officer
Table 1
(1)Ms. Sedgwick was promoted from Senior Vice President and Chief Human Resources Officer to Chief Administrative Officer and Chief Human Resources Officer effective December 20, 2021.
Business Overview and Strategy
Sempra’s management team has set a clear mission to be North America’s premier energy infrastructure company. In alignment with this, we have:
•Simplified our business model in order to improve execution, build scale and deliver improved financial results
•Continued our strategic focus on investing in transmission and distribution infrastructure, which is the portion of the energy value chain where we believe there is an attractive risk/reward profile for our owners
•Positioned our three integrated growth platforms in highly attractive and contiguous markets in North America to better serve tens of millions of consumers in both the United States and abroad to help enable the energy transition
Our investments are focused on opportunities across our platforms that are backed by regulated returns or long-term contracts, which improves our visibility to our earnings and helps mitigate the risk profile of our businesses.
While the majority of our operations are focused on regulated utilities, we also have a strong non-utility infrastructure business and therefore evaluate our performance against both the S&P 500 Utilities Index and the broader market, including the S&P 500 Index. Our labor market for senior management talent also extends beyond the utility industry, as discussed under “Labor Market Reviews.” Some significant business achievements over the past 10 years include:
•Advancing major infrastructure projects at SDG&E and SoCalGas, such as the deployment of advanced meter infrastructure and investments in grid resiliency and mitigation of climate-related vulnerabilities, including wildfires
•Acquiring an 80.25% indirect interest in Oncor, a regulated electric transmission and distribution business that, with its 140,000 miles of transmission and distribution lines, operates the largest transmission and distribution system in Texas
•Establishing our Sempra Infrastructure platform, which develops infrastructure projects in North America across three business lines — LNG and Net-Zero Solutions, Energy Networks and Clean Power — and has a portfolio of LNG opportunities strategically located in the Pacific and Gulf coasts of North America, and completing the sale of a 20% noncontrolling interest in SI Partners to an affiliate of KKR for $3.2 billion in cash (including post-closing adjustments and net of transaction costs)
•Completing a multi-year capital rotation program that resulted in the divestiture of our U.S. renewables business, U.S. non-utility natural gas storage assets and South American businesses, which generated total gross cash proceeds of approximately $8.3 billion
We strive to deliver solid growth across our businesses, which we believe should provide us with a broad spectrum of opportunities to deploy capital on attractive terms. Specifically, we have launched a five-year capital plan for 2022-2026 that is a record-high for our company (including subsidiaries and equity method investments) and is focused on utility growth and infrastructure projects that we believe should yield attractive returns consistent with our strategy. Further, we remain focused on delivering shareholder value by privileging the return of capital to shareholders through a competitive dividend and opportunistic share repurchases.

Sempra 2022 Proxy Statement	35

Executive Compensation	Table of Contents
Performance Highlights
Financial Performance
In 2021, our GAAP EPS was $4.01 and our adjusted EPS was $8.43.(1) We outperformed our most recent 2021 GAAP EPS guidance range of $3.36 to $3.96, as well as our most recent 2021 adjusted EPS guidance range of $7.75 to $8.35.(1)
Our 2021 achievements build on our strong long-term financial performance. Our GAAP EPS was $5.51 in 2011, $5.46 in 2016 and $4.01 in 2021. Since 2011, we have delivered consistently strong adjusted EPS growth, increasing adjusted EPS from $4.34 in 2011 to $4.98 in 2016 and to $8.43 in 2021.(1) This performance has contributed to our robust long-term growth and shareholder value creation. Since 2011, we have had total shareholder return of 228%, exceeding the return of the S&P 500 Utilities Index during the same period. In addition, our market capitalization more than tripled over the past 10 years.
The company has a long track record of returning value to shareholders. The CAGR of our common stock dividend exceeded the median CAGR for companies in the S&P 500 Utilities Index over the past one, three, five and ten years. From 2011 to 2021, we increased our annual dividend from $1.92 to $4.40 per common share. The Board of Directors raised the dividend for the twelfth consecutive year in 2022, increasing the dividend to $4.58 per common share on an annualized basis. The company's strong dividend is coupled with $1 billion of share repurchases since July 2020, including $500 million of share repurchases that have been completed since November 2021, and there remains board authorization for an additional $1.5 billion to support share repurchases in the future.

Long-Term Growth(2)

Adjusted EPS(1)	Dividends	Market Capitalization(3)
Figure 1
(1)Adjusted EPS and adjusted EPS guidance range are non-GAAP financial measures. Adjusted EPS and adjusted EPS guidance range for the years ended December 31, 2011 and 2016 have been updated to exclude additional items to conform to the presentation for the year ended December 31, 2021. For a reconciliation of GAAP EPS to adjusted EPS and GAAP EPS guidance range to adjusted EPS guidance range, see Appendix A to this proxy statement.
(2)As of or for the years ended December 31, 2011, 2016 and 2021, as the context requires.
(3)Dollars in billions.

36	Sempra 2022 Proxy Statement

Table of Contents	Executive Compensation
Strategic Performance

Recent Strategic Performance Highlights
Sempra
•Sempra executed on its disciplined strategy with a focus on investing in energy infrastructure across its three growth platforms
•Sempra executed integrated transactions to simplify its energy infrastructure investments under one platform, Sempra Infrastructure
•Sempra announced a $500 million share repurchase program which was fully executed in early 2022
•Sempra launched its Sustainable Financing Framework, outlining criteria and other parameters for issuances of sustainable financing instruments
•Sempra announced its aim to have net-zero emissions by 2050
•Sempra was named:
–a Top Energy Company on The Wall Street Journal’s Management Top 250 Ranking
–a Trendsetter in Political Disclosure And Accountability (sixth consecutive year)
–to the Dow Jones Sustainability World Index (fourth consecutive year)
–to Fortune Magazine’s "World’s Most Admired Companies” List for 2021
–one of "America's Best Employers For Diversity" by Forbes and honored for diversity and inclusion leadership by Bloomberg and Human Rights Campaign
•Sempra was recognized for ESG performance and transparency on "100 Best Corporate Citizens" list

Sempra California
•SDG&E and SoCalGas received a final GRC decision from the CPUC for 2022 and 2023 attrition rates
•SDG&E continued its commitment to wildfire safety and received its 2021 safety certification from the Office of Energy Infrastructure Safety under the California Natural Resources Agency
•SoCalGas announced agreements expected to resolve substantially all material civil litigation against SoCalGas and Sempra related to the 2015 Aliso Canyon natural gas storage facility leak
•SDG&E announced it is developing two hydrogen pilot projects, building on its sustainability strategy and its aim to have net-zero emissions by 2045
•SoCalGas achieved approximately 20% methane reductions below 2015 levels in 2020, which is five years earlier than mandated
•SoCalGas announced a proposal to develop what would be the nation’s largest green hydrogen energy infrastructure system, Angeles Link
Sempra Texas
•Oncor announced a new five-year (2022-2026) capital plan of approximately $15 billion, largely driven by investments needed for economic development, generation interconnections, premise growth and grid resiliency(1)

Sempra Infrastructure
•SI Partners increased its ownership in our Mexican energy business IEnova to 99.9% following completion of Sempra’s exchange and cash tender offers to acquire IEnova’s publicly owned shares
•Sempra sold a 20% noncontrolling interest in SI Partners to an affiliate of KKR for $3.2 billion in cash, including post-closing adjustments and net of transaction costs
•Sempra announced an agreement to sell an additional 10% noncontrolling interest in SI Partners to ADIA for $1.785 billion in cash, subject to adjustments(2)
•Sempra Infrastructure continued to work toward reaching a final investment decision in the first half of 2023 for Cameron LNG JV Phase 2(3)
•Sempra Infrastructure continued progress on construction of ECA LNG JV Phase 1(3) with the goal of beginning to produce LNG by the end of 2024
•Sempra Infrastructure placed a new 150 megawatt solar power generation facility (Border Solar) into service in Mexico
•Sempra Infrastructure began commercial operations of Veracruz and Mexico City refined products storage terminals

(1)Represents 100% of Oncor’s forecasted capital expenditures for 2022-2026. Actual amounts expended will depend on a number of factors and may differ materially from the amounts reflected in the capital plan.
(2)    The consummation of the sale to ADIA is subject to receipt of certain regulatory and third-party approvals and other customary closing conditions.
(3)    The successful development and ultimate construction of Sempra’s LNG projects are subject to a number of risks and uncertainties and there can be no assurance that any of the projects will be completed.
Shareholder Engagement
Incorporating shareholder feedback into the decision-making process is a critical component of our compensation program and our overall corporate governance philosophy. Our board and management have a long-standing commitment to engaging our shareholders and listening to their perspectives on key performance, governance and compensation matters. With respect to compensation matters, we engage extensively with shareholders to gather feedback on our current compensation program and any potential changes to the program the Compensation and Talent Development Committee is considering. Our Lead Independent Director and/or Corporate Governance Committee Chair, both of whom serve on the Compensation and Talent Development Committee, participate in these shareholder engagement efforts, including attending many of the meetings with our shareholders, to strengthen the communication of shareholder feedback directly to the board.
During the shareholder engagement campaign beginning in spring 2021 and continuing through January 2022, which was in addition to our normal investor relations outreach, we reached out to shareholders representing approximately 59% of our total outstanding shares of common stock and held telephonic or videoconference meetings with shareholders representing approximately 57% of our total outstanding shares of common stock (a significant majority of our institutional share ownership). During these meetings, we reviewed our executive compensation program and a variety of other topics as discussed in our proxy statement summary above, gathered shareholder feedback on our program and gained insight into their views and priorities with respect to these matters. The Compensation and Talent Development Committee considered insights gained during our shareholder engagement meetings when they incorporated the ESG Measures into the 2021 performance-based annual bonus plan.
Our shareholders presently have the opportunity to cast an advisory vote on our executive compensation, or a “say-on-pay” vote, once every year at our annual shareholders meetings. At our 2021 annual shareholders meeting, the say-on-pay proposal received more than 97% approval. The Compensation and Talent Development Committee believes this high level of approval affirms our shareholders’ support for our approach to executive compensation, and therefore the committee did not seek to significantly alter our compensation policies or practices for 2021.

Sempra 2022 Proxy Statement	37

Executive Compensation	Table of Contents
2021 Compensation Program Overview
Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance. The three components of total direct compensation delivered in our program are: (1) Base Salary; (2) Performance-Based Annual Bonus; and (3) Long-Term Equity-Based Incentives. We place an emphasis on variable performance-based pay, with each component designed to promote value creation and alignment of our management team’s compensation with our long-term strategic objectives.

Type	Component	Form	Key Characteristics
Fixed	Base Salary	Cash	•Base salary is targeted to generally align to the median of comparably-sized general industry peers (excluding financial services companies)
Variable	Performance-Based Annual Bonus	Cash
•Based on ABP Earnings (weighted at 80%), Safety Measures (weighted at 12%) and ESG Measures (weighted at 8%)
•No bonus payment unless company exceeds threshold performance level for the year and maximum payouts are capped

	Long-Term Equity-Based Incentives	Equity
•Performance-Based Restricted Stock Units (weighted at two-thirds collectively)
•Relative TSR Performance-Based Restricted Stock Units (weighted at one-third): 3-year relative TSR, allocated evenly between:
–Relative TSR measured against S&P 500 Utilities Index; maximum payout requires performance at 90th percentile of S&P 500 Utilities Index peers
–Relative TSR measured against S&P 500 Index; maximum payout requires performance at 90th percentile of S&P 500 Index peers
•EPS Growth Performance-Based Restricted Stock Units (weighted at one-third): 3-year EPS CAGR, with payout scale set based on forward consensus estimates of EPS CAGR of S&P 500 Utilities Index peers; maximum payout requires performance at the 90th percentile of estimates for S&P 500 Utilities Index peers
•3-year performance period for each performance measure
•For all of our performance-based restricted stock unit awards, performance below threshold results in zero payout
•Stock Options and/or Service-Based Restricted Stock Units (weighted at one-third):(1) Vest ratably over three years

Table 2
(1)Stock options were weighted at one-third for Messrs. Martin, Mihalik, and Sagara. Service-based restricted stock units were weighted at one-third for Ms. Sedgwick and Mr. Wall. The 2021 annual LTIP award for Messrs. Martin, Mihalik and Sagara did not include service-based restricted stock units, and the 2021 annual LTIP award for Ms. Sedgwick and Mr. Wall did not include stock options.
Note: Based on 2021 annual base salary, 2021 target performance-based annual bonus and the target grant date value of 2021 long-term equity-based incentives.
The relative value of Mr. Martin’s 2021 total direct pay opportunity for each of the three components of total direct compensation at target company performance is shown below in Figure 2.
Chief Executive Officer Pay Mix at Target
Figure 2
Note: Based on 2021 annual base salary, 2021 target performance-based annual bonus and the target grant date value of 2021 long-term equity-based incentives.
Our pay mix is designed to align our executives’ interests with our shareholders’ interests by providing a greater proportion of target annual compensation through performance-based annual bonuses and long-term equity-based incentives rather than base salary. This means that most pay is intended to be variable and increase or decrease based on company performance. As shown in Figure 2, over 70% of Mr. Martin’s total target direct pay opportunity in 2021 was in the form of performance-based equity awards (comprising two-thirds performance-based restricted stock units and one-third nonqualified stock options) and 89% was in the form of at-risk variable incentive pay.
Actual pay mix may vary substantially from target pay mix. This may occur as a result of company performance, which greatly affects annual bonuses and payout percentages for EPS growth-based LTIP awards, and stock performance, which significantly impacts payout percentages for TSR-based LTIP awards and the ultimate value realized for all equity awards. Figure 3 shows the percentage of each component of the total 2021 direct pay opportunity as of December 31, 2021 at target company performance for each of our named executive officers except Ms. Sedgwick,

38	Sempra 2022 Proxy Statement

Table of Contents	Executive Compensation
who was promoted to Chief Administrative Officer and Chief Human Resources Officer on December 20, 2021. For Ms. Sedgwick, Figure 3 is based on her 2021 direct pay opportunity in effect prior to her December 20, 2021 promotion.

Components of Total Target Direct Compensation
Figure 3
Note: Based on annual base salary and target performance-based annual bonus as of December 31, 2021 and the target grant date value of the 2021 annual long-term incentive plan award, excluding any special awards, for each named executive officer except Ms. Sedgwick. For Ms. Sedgwick, the chart above reflects her base salary prior to her December 20, 2021 promotion, her 2021 target performance-based annual bonus (which was based on her pre-promotion base salary and annual bonus plan target) and the target grant date value of her 2021 annual long-term incentive plan award. Ms. Sedgwick’s post-promotion total target direct compensation includes a base salary of $460,000 effective December 20, 2021, target performance-based annual bonus equal to 60% of base salary effective January 1, 2022, and long-term equity-based incentives of $736,000 effective January 1, 2022, representing 31%, 19% and 50% of total target direct compensation, respectively.
Chief Executive Officer Target Compensation Summary
The table below summarizes Mr. Martin’s 2021 base salary, the target value of his 2021 performance-based annual bonus, and the target value of his 2021 annual LTIP award.

Base Salary	Target Value of Performance- Based Annual Bonus	Target 2021 LTIP Award Value	Target 2021 Total Direct Compensation
$1,350,000	$2,025,000	$8,500,000	$11,875,000
Table 3
Pay-for-Performance Alignment
The Compensation and Talent Development Committee believes that pay should be structured to align executive compensation with company performance and with the interests of our shareholders. As a result, our incentive plans are designed to deliver payouts that are aligned with company performance. Our LTIP awards measure TSR performance relative to companies in the S&P 500 Utilities Index and S&P 500 Index and the payout scale for our EPS growth-based LTIP awards is based on forward consensus estimates of EPS growth for our S&P 500 Utilities Index peers.
This is demonstrated by comparing the performance outcomes of our recent LTIP payouts for our TSR-based and EPS growth-based annual LTIP awards, which comprised 100% of the annual LTIP grant date award value of our 2015-2017, 2016-2018 and 2017-2019 awards and 70% of the annual LTIP grant date award value for our 2018-2020 and 2019-2021 awards (with the remaining 30% consisting of stock options or service-based restricted stock units, which are not reflected in the table below).

Award Cycle	Realized Payout
2015-2017	40% of Target
2016-2018	40% of Target
2017-2019	151% of Target
2018-2020	137% of Target
2019-2021	89% of Target
Table 4
Rigor of Incentive Targets
At the start of each year, our Compensation and Talent Development Committee aims to set challenging yet achievable incentive targets, designed to motivate our team to drive strong performance and sustained value creation and to closely align executives’ interests with those of our shareholders.
Performance-Based Annual Bonus Plan
For 2021, the Compensation and Talent Development Committee selected earnings, weighted at 80%, safety, weighted at 12% and environmental, social and governance, weighted at 8%, for the measurement of annual company performance under the performance-based annual bonus plan. The committee utilizes earnings as the basis of the primary annual bonus metric because it believes this measure provides an accurate and comprehensive picture of annual company financial performance that plan participants, shareholders, analysts and other parties clearly understand.

Sempra 2022 Proxy Statement	39

Executive Compensation	Table of Contents
The committee makes certain predefined adjustments to GAAP earnings as described in Appendix D to this proxy statement to calculate ABP Earnings.
For 2021, the committee set a challenging ABP Earnings target of $2,368 million based on the company’s financial plan. The financial plan also informs the basis of the company's GAAP EPS guidance range and adjusted EPS guidance range. The 2021 target reflected an increase of $336 million, or 17%, over our 2020 target ABP Earnings of $2,032 million, and also was $29 million higher than our 2020 actual ABP Earnings of $2,339 million. In addition, the $142 million range between the 2021 ABP Earnings target and maximum goals is significantly broader than the $81 million range between the 2020 ABP Earnings target and maximum goals.
Our 2021 ABP Earnings were $2,558 million, an increase of more than 9% above 2020 ABP Earnings, which exceeded the upper end of the earnings used in our 2021 EPS guidance range that was reaffirmed on February 25, 2021.
Adjustments to GAAP earnings were predefined at the time the Compensation and Talent Development Committee determined the 2021 annual bonus plan goals. For a reconciliation of GAAP earnings to ABP Earnings, see “Reconciliation of 2021 GAAP Earnings to ABP Earnings” below. For detailed information about the component measurements of annual company performance under the performance-based annual bonus plan, see Appendix D to this proxy statement.
Long-Term Equity-Based Incentives
The 2021 annual LTIP award design for Messrs. Martin, Mihalik and Sagara is 100% performance based, with two-thirds in performance-based restricted stock units and one-third in nonqualified stock options, which the Compensation and Talent Development Committee views as performance-based because their value depends on our stock price increasing over time. The 2021 annual LTIP award design for the other named executive officers is two-thirds performance-based restricted stock units and one-third service-based restricted stock units. The performance measures and weightings for the 2021 annual long-term incentive plan awards are:

2021 Annual LTIP Award Design
Figures 4 and 5
Note: The TSR portion of the awards includes two equally-weighted components: one that measures TSR relative to the S&P 500 Utilities Index and one that measures TSR relative to our S&P 500 Index peers.
The 2021 annual long-term incentive plan awards include two performance measures — relative total shareholder return (weighted at one-third of the total award value, half of which is based on performance against the S&P 500 Utilities Index and half of which is based on performance against the S&P 500 Index) and EPS growth (weighted at one-third of the total award value). The Compensation and Talent Development Committee measures performance against challenging targets in order to drive long-term growth and closely align executives’ interests with those of our shareholders.
In the event that Sempra’s total shareholder return is below the 25th percentile of the relevant index (S&P 500 Utilities Index or S&P 500 Index), participants receive zero shares for that portion of the award. To achieve the maximum payout, performance at or above the 90th percentile of the relevant index (S&P 500 Utilities Index or S&P 500 Index) is required. For the EPS growth portion of the annual LTIP award, no payout is made if our EPS CAGR is below the 25th percentile of consensus expectations for our S&P 500 Utilities Index peers. To achieve maximum payout, performance at or above the 90th percentile of consensus expectations for our S&P 500 Utilities Index peers is required.
Actual payouts for performance-based restricted stock unit awards for the past five completed award cycles ranged from 40% of target to 151% of target, with three cycles paying out below target and two cycles paying out above target.

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Compensation Governance
We believe our compensation practices, which are highlighted below, reflect our pay-for performance philosophy and goals and our commitment to sound corporate governance:

✓	What We Do	X	What We Don’t Do

Incorporate shareholder feedback in our compensation program design
Multiple LTIP award and annual bonus plan performance measures
LTIPs include “double trigger” equity vesting upon a change in control(1)
Clawback policy
Share ownership guidelines (8x base salary for Chief Executive Officer)
Independent advisors conduct risk assessment of compensation program
Independent compensation consultant

No excise tax gross-ups for named executive officers
No employment contracts for named executive officers
No stock-option repricing(2)
No hedging or pledging of shares
No uncapped incentives
No single-trigger cash severance payments upon a change in control(1)

(1)See “Severance and Change in Control Arrangements” for additional information.
(2)Long-term incentive plan awards are granted from a shareholder-approved plan that prohibits stock option repricing and cash buyouts without shareholder approval.
Compensation Philosophy and Program Goals

Compensation Philosophy
The Compensation and Talent Development Committee of our Board of Directors sets the company’s executive pay philosophy, which emphasizes four key areas:

Sempra's Executive Compensation Philosophy
Performance-based incentives aligned with shareholder value creation	Alignment of pay with short-term and long-term company performance
Balance between short-term and long-term incentives	More pay tied to performance at higher levels of responsibility

We believe this compensation philosophy enables us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.
Executive Compensation Program Goals
Our executive compensation program goals include:
•Aligning executive compensation with shareholders’ interests
•Linking executive compensation to both annual and long-term business and individual performance
•Motivating executives to achieve superior performance
•Attracting and retaining executives with outstanding ability and experience who demonstrate high standards of integrity and ethics
Labor Market Reviews

Labor Market
The Compensation and Talent Development Committee uses external pay data to help align executive compensation levels with the labor market. The committee views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries, and

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Executive Compensation	Table of Contents
the committee recognizes that this labor market varies by position. The committee’s use of both general industry and utility industry compensation data reflects the competitive labor market from which we recruit executives.
Sempra’s 19 officers as of December 31, 2021 were hired from a broad range of industries, including accounting and finance, consulting, energy and law.
Figure 6
Market Review
The Compensation and Talent Development Committee seeks to provide compensation opportunities for our executives that are commensurate with the competitive labor market. The committee considers general industry survey data as its primary source of external market data because it reflects the labor market from which officer roles are recruited. The committee reviews compensation data at the 25th, 50th and 75th percentiles of the general industry survey data, in total and by component (base salaries, target performance-based annual bonuses and target long-term equity-based incentives) and generally targets alignment with the 50th percentile. Positioning relative to the 50th percentile may vary based on factors such as the comparability of market survey positions to the scope and structure of our positions, performance, experience, time in position and succession planning considerations.
Based on the November 2020 market review, 2021 total target compensation for Messrs. Martin, Mihalik, Sagara and Wall fell within the third quartile (between the 50th and 75th percentiles) of the general industry survey data. Ms. Sedgwick was not included in the November 2020 market review.
Actual compensation may be higher or lower than target compensation, as it reflects actual performance and payouts under our performance-based annual bonus plan and our long-term incentive plan.
General Industry Compensation Data
When determining executive pay, the Compensation and Talent Development Committee first reviews general industry market pay data from the Aon Total Compensation Management (TCM) Database for non-financial services Fortune 500 companies with revenues between $5.75 billion and $23.5 billion. The November 2020 market review, which informed 2021 compensation decisions, consisted of 105 companies, which are listed on Appendix B to this proxy statement, and are referred to in this Compensation Discussion and Analysis as our “general industry peer group.”
Table 5 summarizes the market capitalization, earnings and revenue of the general industry peer group compared to Sempra.

(Dollars in Millions)	Market Capitalization(1)	Earnings(2)	Revenue(2)
Sempra	$42,242	$1,254	$12,857
Sempra Percentile Rank	74th	55th	52nd
75th Percentile	$43,188	$1,816	$17,518
Median	$20,872	$1,019	$12,708
25th Percentile	$10,453	$571	$8,919
Table 5
(1)Market capitalization is calculated using the common stock closing price on December 31, 2021 and the number of outstanding shares of common stock based on publicly reported information available as of December 31, 2021.
(2)Earnings and revenue for the general industry peer group companies are for fiscal year 2021 unless otherwise noted in Appendix B to this proxy statement.
Utilities Industry Compensation Data
The Compensation and Talent Development Committee also reviews pay and performance data in proxy statements and other public filings of energy and utility companies. This peer group is composed of the 26 companies that make up the S&P 500 Utilities Index, excluding water companies. These companies are listed in Appendix C to this proxy statement and are referred to in this Compensation Discussion and Analysis as

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our “utilities peer group” or our “S&P 500 Utilities Index peers.” We used the companies in the utilities peer group as comparators for the EPS-growth and one of the two relative TSR components of the 2021 annual LTIP award.
Table 6 summarizes the market capitalization, earnings and revenue of the utilities peer group compared to Sempra.

(Dollars in Millions)	Market Capitalization(1)	Earnings(2)	Revenue(2)
Sempra	$42,242	$1,254	$12,857
Sempra Percentile Rank	79th	50th	59th
75th Percentile	$35,787	$1,679	$14,949
Median	$23,436	$1,252	$11,042
25th Percentile	$16,539	$689	$6,422
Table 6
(1)    Market capitalization is calculated using the common stock closing price on December 31, 2021 and the number of outstanding shares of common stock based on publicly reported information available as of December 31, 2021.
(2)    Earnings and revenue for the utilities peer group companies are for fiscal year 2021.
Role of Internal Pay Equity
The Compensation and Talent Development Committee uses internal pay equity principles to determine the compensation for positions that are unique or difficult to compare to market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance, especially where precise external data is not available.
Compensation Components

Primary Components of Executive Compensation Program
The primary components of our executive compensation program are:
•Base salaries
•Performance-based annual bonuses
•Long-term equity-based incentives
Additional benefits include participation in health and welfare programs and retirement and savings plans, as well as personal benefits and severance pay agreements.
All of our named executive officers generally participate in the same compensation program. However, compensation levels for named executive officers vary substantially based on the roles and responsibilities of the individual officers.
1.Base Salaries
Our executive compensation program emphasizes performance-based pay. This includes annual cash bonuses and long-term equity-based incentives. However, base salaries remain a common and necessary element of compensation for attracting and retaining outstanding employees at all levels.
The Compensation and Talent Development Committee annually reviews base salaries for executive officers. The committee considers the following factors, among others, in its annual review:

Factors Considered in Determining Base Salaries

✓	Peer group salary data	✓	Complexity of roles and responsibilities	✓	Reporting relationships
✓	Individual contributions and performance	✓	Succession planning	✓	Internal pay equity
✓	Labor market conditions	✓	Retention needs	✓	Experience

The Compensation and Talent Development Committee also may review and adjust base salaries during the year (between annual reviews) for various reasons, including in the event of promotions or other job title changes, modifications to reporting relationships or job functions, or changes to any of the factors described above or other circumstances considered relevant by the committee.
2021 Adjustments to Base Salaries
Mr. Martin received an increase of 3.8% and Messrs. Mihalik and Sagara received increases of 6.8% and 8.3%, respectively. Ms. Sedgwick and Mr. Wall each received increases of 4.0%. Ms. Sedgwick also received a 17.9% promotional increase effective December 20, 2021 in connection with her promotion to Chief Administrative Officer.

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2.Performance-Based Annual Bonuses
Performance Guidelines
Each year the Compensation and Talent Development Committee establishes performance measures and dollar guidelines for performance-based cash bonus payments. The committee strives to select financial and operational performance measures that are linked to our business strategy and shareholder interests.
Consistent with our pay-for-performance philosophy, the performance measures do not provide for any bonus payment unless the company surpasses the threshold (minimum) performance level for the year. Bonus opportunities increase from zero for performance at the threshold level to 200% of target for performance at the maximum level.
The committee may apply discretion in determining awards, including determining the results of performance measures and taking into consideration the contributions of each named executive officer or other factors it deems relevant.
Bonus Opportunities for Named Executive Officers
Potential bonus opportunities at threshold, target and maximum company performance as of December 31, 2021 are expressed as a percentage of each named executive officer’s base salary as of December 31, 2021 below.

Named Executive Officer	Threshold	Target	Maximum
Jeffrey W. Martin	0%	150%	300%
Trevor I. Mihalik	0%	90%	180%
Kevin C. Sagara	0%	90%	180%
Karen L. Sedgwick(1)	0%	50%	100%
Peter R. Wall	0%	50%	100%
Table 7
(1)The Compensation and Talent Development Committee approved an increase to Ms. Sedgwick’s target bonus opportunity in connection with her December 20, 2021 promotion to Chief Administrative Officer. Effective January 1, 2022, Ms. Sedgwick’s target bonus opportunity increased to 60%, with a threshold of 0% and a maximum of 120%.
Annual Bonus Performance Measures

For 2021, the Compensation and Talent Development Committee selected earnings, employee and public safety, and ESG criteria for the measurement of annual company performance. The ABP Earnings measure was weighted at 80%, Safety Measures were weighted at 12% and ESG Measures were weighted at 8%. For annual bonus plan purposes, ABP Earnings are Sempra’s GAAP net income, excluding earnings attributable to noncontrolling interests and preferred stock dividends and subject to certain other predefined adjustments. ABP Earnings may be higher or lower than earnings reported in our financial statements due to these adjustments, which are described in “Reconciliation of GAAP Earnings to ABP Earnings” below and in Appendix D to this proxy statement. The specific components of the Safety Measures are described in Appendix D to this proxy statement and the ESG Measures are described in Table 11 below.

ABP Earnings + Safety + ESG

Rationale for Selection of Performance Measures
The Compensation and Talent Development Committee selected earnings as the basis of the primary annual bonus plan metric for 2021, weighted at 80%, because it believes this measure continues to provide an accurate and comprehensive picture of annual company financial performance that plan participants, shareholders, analysts and other parties can clearly understand. Safety measures, which historically have been included in the annual bonus plan, are also included for 2021, weighted at 12%, because the committee believes that strong safety performance is critical to our infrastructure-intensive businesses. Performance measures include employee safety metrics as well as metrics that promote public safety and safe operations.
The committee added further ESG measures to the annual bonus plan in 2021 to incentivize progress on the company's key ESG commitments, including:
•Advancing a clean energy future
•Fostering our high-performance culture by promoting an inclusive work environment that embraces diverse backgrounds and perspectives
•Making a difference in the communities we serve
•Maintaining strong corporate governance practices
The 2021 ESG Measures are collectively weighted at 8% and the committee's selection of these measures reflects the company's key priorities and ESG-related initiatives. Expectations for progress on these priorities were discussed with management at the beginning of the year. Performance results were then based on a qualitative assessment by the committee, which involved a rigorous evaluation of management's demonstrated progress. While this is the first year in which such ESG goals were included in our annual bonus plan, the committee aims to develop more targeted and quantitative goals in future years.
During our shareholder engagement meetings, we solicit shareholders’ input on the performance measures and other aspects of our incentive plans. Some shareholders expressed a preference for the use of multiple performance measures in annual bonus plans, including a financial performance measure (there was not a clear preference for earnings or EPS), and for the use of different performance measures in our annual bonus and long-term incentive plans. Shareholder feedback related to our annual bonus plan performance measures and structure generally has been positive and shareholders generally support the incorporation of ESG measures into the plan for 2021.

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ABP Earnings Goal Determination
Table 8 shows the ABP Earnings criteria for 2021 performance-based annual bonuses:

Financial Performance Measure (Dollars in Millions)	Threshold	Target	Maximum
ABP Earnings (Attributable to Common Shares)	$2,226	$2,368	$2,510
Table 8
For 2021, the committee set a challenging ABP Earnings target of $2,368 million based on the company’s financial plan. The financial plan is based on anticipated earnings for each of our businesses, planned purchases or sales of assets, major capital projects and other significant issues that may impact the company’s earnings. The financial plan also informs the basis of the company's GAAP EPS guidance range and adjusted EPS guidance range. The 2021 target reflected an increase of $336 million, or 17%, over our 2020 target ABP Earnings of $2,032 million, and also was $29 million higher than our 2020 actual ABP Earnings of $2,339 million. In addition, the $142 million range between the 2021 ABP Earnings target and maximum goals is significantly broader than the $81 million range between the 2020 ABP Earnings target and maximum goals.
Consistent with the approach taken in prior years, the Compensation and Talent Development Committee also determined when it set earnings goals that the earnings calculation for 2021 annual bonus plan purposes would be adjusted by excluding the impact of major changes in accounting rules, certain items related to acquisitions and divestitures, the impact of legacy litigation matters, including the Aliso Canyon natural gas storage facility civil litigation, and other adjustments as described in Appendix D to this proxy statement. In addition, the Compensation and Talent Development Committee has, but did not use, discretion to adjust earnings for other unplanned or unforeseen items that may occur during the course of the year.
Reconciliation of GAAP Earnings to ABP Earnings
A reconciliation of 2021 GAAP earnings to ABP Earnings is provided in Table 9. For additional information about the adjustments made to GAAP earnings to calculate ABP Earnings, see Appendix D to this proxy statement.

(Dollars in Millions)	Reconciliation
GAAP Earnings	$1,254
Predefined Adjustments:
Exclude gains or losses related to legacy litigation matters	1,137
Exclude variance from plan of the Sempra Infrastructure Partners transactions and the IEnova tender offers	147
Exclude nonrecurring gains or losses related to the PXiSE divestiture and adjustments to investment in Sempra Commodities, which was sold	(47)
Exclude variance from plan of foreign exchange gains or losses, unrealized mark-to-market gains/losses on certain derivatives at Sempra Infrastructure, and unplanned rabbi trust investment returns (related to nonqualified pension and deferred compensation) in excess of specified limits	69
Exclude one-time nonqualified pension settlement charges and LTIP tax windfall to the extent not included in the plan	(4)
Exclude variance from plan of any impairments of the California Assembly Bill 1054 Wildfire Fund	2
ABP Earnings	$2,558
Table 9
Annual Bonus Performance Results
Overall company performance on the 2021 annual bonus plan performance measures was at 195% of target performance. A summary of the plan metrics and results is provided in Table 10 below, with additional detail in Appendix D to this proxy statement:

2021 Performance Measures						Weighted Percent of Target Achieved(1)
		Goals
	Target Weight	Threshold	Target	Maximum	Actual
Financial:
ABP Earnings (Dollars in Millions)	80%	$2,226	$2,368	$2,510	$2,558	160%
Safety Measures:
Employee and Public Safety	12%	See Appendix D for Detail				21%
ESG Measures:
Environmental, Social and Governance	8%	See Table 11 for Detail				14%
TOTAL	100%					195%
Table 10
(1)    ABP Earnings exceeded the maximum goal, resulting in achievement of 200% of target performance that corresponds to a weighted percent of target achievement of 160.00%. Overall performance for the Safety Measures resulted in achievement of 173.07% of target performance that corresponds to a weighted percent of target achievement of 20.77%, and overall performance for the ESG Measures resulted in achievement of 180.00% of target performance that corresponds to a weighted percent of target achievement of 14.40%.

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	Performance Factors	Performance Highlights	Performance Assessment
Environmental(1)	Establish high-level energy transition plan framework to achieve our aim of net-zero emissions by 2050
•Developed and announced an aim to have net-zero emissions by 2050, including interim operational and value chain targets and action plans around decarbonization, diversification and digitalization
•SDG&E and SoCalGas developed and announced their respective aims to have net-zero emissions by 2045
•Worked with industry leaders, academics, and environmental organizations to advance innovation and develop technical protocols in support of the enterprise action plan

é
Social(1)(2)	Enhance our high-performance workforce culture by advancing diversity and inclusion and promote community engagement and citizenship
•Implemented and completed leadership training for all U.S.-based officers on discussing topics involving race and gender
•Expanded the use of diverse interview panels to mitigate the risk of selection bias
•More than doubled participation of women and people of color in enterprise mentorship program and launched programs at SDG&E and SoCalGas that pair mentees with officers
•Created and distributed diversity and inclusion snapshot to employees to increase transparency about our workforce population
•Increased overall employee engagement to 87% in the 2021 employee engagement survey from 85% in the 2019 survey, with an 85% positive response on "I feel like I belong at this company"
•Launched charitable giving priorities that support diverse and underserved communities in the areas of climate action, diversity and inclusion, economic prosperity and energy access
•Continued to enhance supplier diversity programs, with SDG&E and SoCalGas each spending over $900 million with diverse suppliers and increasing their expenditures relative to 2020 with African American suppliers
é
Governance(1)	Maintain 80% or higher customer satisfaction at SoCalGas and SDG&E	•SoCalGas' performance was slightly above target and SDG&E's performance was slightly below target	è
	Expand training for directors	•All operating company directors completed corporate governance training led by the NACD as well as internal company-specific governance training	é
Table 11
(1)    Excludes Oncor, which sets and maintains its own ESG goals and programs due to certain ring-fencing measures that limit Sempra's ability to direct the management of Oncor.
(2)    Excludes IEnova, as programs and initiatives were designed around areas of focus within U.S.-based utility service territories.
2021 Bonus Payouts
Based on overall performance and its consideration of the contributions of each named executive officer in 2021, the Compensation and Talent Development Committee approved the payment of the annual bonuses shown in Table 12.

Named Executive Officer	Base Salary at Year-End 2021	X	Bonus Target	X	Performance Score(2)	=	Bonus Payout(3)
Jeffrey W. Martin	$1,350,000		150%		195%		$3,952,300
Trevor I. Mihalik	$780,000		90%		195%		$1,370,100
Kevin C. Sagara	$780,000		90%		195%		$1,370,100
Karen L. Sedgwick(1)	$390,000		50%		200%		$390,000
Peter R. Wall	$390,000		50%		195%		$380,600
Table 12
(1)Ms. Sedgwick’s 2021 performance-based annual bonus was based on her base salary and annual bonus target in effect prior to her December 20, 2021 promotion and the performance score of 200% of target under the bonus plan applicable to Ms. Sedgwick prior to her promotion.
(2)The actual performance score of 195.171% for Messrs. Martin, Mihalik, Sagara and Wall is rounded in this Table 12.
(3)Final award payouts are rounded up to the nearest hundred dollars.
3.Long-Term Equity-Based Incentives
Long-term equity-based incentives are the largest single component of each named executive officer’s total target direct compensation package. See Figure 3 for these percentages. In accordance with our pay-for-performance philosophy, and without regard to special equity awards granted in 2021 as discussed below, performance-based restricted stock units constitute two-thirds of the 2021 annual long-term incentive plan awards and stock options (or service-based restricted stock units for Ms. Sedgwick and Mr. Wall) constitute the remaining one-third of the awards.

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Rationale for 2021 Annual LTIP Award Design
The Compensation and Talent Development Committee has implemented what it believes is a balanced equity incentive award design that is based one-third on relative total shareholder return, one-third on relative EPS growth and one-third on nonqualified stock options (or service-based restricted stock units for Ms. Sedgwick and Mr. Wall). The committee believes this design creates a strong alignment with shareholder interests and with our growth strategy that is simple and easily communicated to participants and other stakeholders. The committee approved this equity award structure after considering many variables, including alignment with shareholder interests, retention, plan expense, share usage, market trends and feedback from our shareholder outreach.
In determining the design of the performance-based components of our 2021 annual LTIP awards, the Compensation and Talent Development Committee sought a direct link to long-term performance in comparison to indices and peers. To achieve this result, the committee used performance-based restricted stock units based on relative total shareholder return (constituting one-third of the target grant date award value, equally allocated between performance relative to the S&P 500 Utilities Index and performance relative to the S&P 500 Index). The link between pay and long-term earnings performance is further strengthened by the use of a second performance measure based on relative long-term EPS growth (constituting one-third of the target grant date award value). Stock options (weighted at one-third of the target grant date award value for Messrs. Martin, Mihalik and Sagara) also are aligned with the company’s strategic focus on long-term growth, and service-based restricted stock units (weighted at one-third for Ms. Sedgwick and Mr. Wall) promote retention.

2021 Annual LTIP Award Design
Figures 7 and 8
Determining Individual Equity Award Grants
In granting the 2021 awards, the Compensation and Talent Development Committee:
•Specified a target dollar value and other terms for each named executive officer’s award; and
•Calculated the number of shares underlying the awards using the specified target dollar value for each named executive officer, as opposed to using a fixed number of shares.
This approach allows maintenance of a pay mix the committee believes to be optimal.
On the grant date, we calculated the precise number of shares to be granted to each named executive officer by dividing the target dollar value of each named executive officer’s award by the grant date closing price of Sempra common stock for the performance-based and service-based restricted stock units and by the Black-Scholes value for nonqualified stock options.
These target grant values are presented below under “Target Value of Long-Term Equity-Based Incentives” and differ from the value reported in “Compensation Tables—Summary Compensation Table” and “Compensation Tables—Grants of Plan-Based Awards” with respect to awards based on relative total shareholder return, which are reported in those compensation tables based on a Monte Carlo valuation that is used to calculate the grant date fair value.
Target Value of Long-Term Equity-Based Incentives
The target values for the 2021 annual long-term incentive plan awards are summarized below in Table 13.

Target Value of 2021 Annual LTIP Award
Jeffrey W. Martin	$8,500,000
Trevor I. Mihalik	$2,318,000
Kevin C. Sagara	$1,918,000
Karen L. Sedgwick	$468,000
Peter R. Wall	$515,000
Table 13
The actual amounts realized by equity award recipients will depend on future stock price performance and our EPS performance and the degree to which the established performance measures are achieved. The amounts ultimately realized will not necessarily align with the target values at grant.

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Performance Goals for the 2021 Performance-Based Restricted Stock Units
The 2021 annual long-term incentive plan awards included two performance measures — relative total shareholder return and EPS growth, each weighted at one-third of the total target award value. The portion of the awards linked to relative total shareholder return is equally weighted between total shareholder return relative to our S&P 500 Utilities Index peers and total shareholder return relative to the S&P 500 Index.
1.Relative Total Shareholder Return
Each performance-based restricted stock unit represents the right to receive between zero and two shares of Sempra common stock based on the company’s three-year cumulative total shareholder return compared to our S&P 500 Utilities Index peers or the S&P 500 Index, as applicable. We measure our total shareholder return against both the S&P 500 Utilities Index and the S&P 500 Index because our operations extend beyond those of a typical utility and we have significant international and non-utility energy infrastructure assets and operations.
If the company’s performance is at the target performance level (the 50th percentile of the applicable index), participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit if performance exceeds the target performance level. Participants earn a partial share for performance between the threshold and target and target and maximum performance levels, as shown below. No shares are earned for performance below the 25th percentile of the applicable index.

Cumulative Total Shareholder Return Percentile Rank vs. S&P 500 Utilities Index or S&P 500 Index (Measured Independently in Separate Award Components)	Sempra Common Stock Shares Received for Each Restricted Stock Unit(1)
90th Percentile or higher (Maximum)	2.0
70th Percentile	1.5
50th Percentile (Target)	1.0
40th Percentile	0.7
30th Percentile	0.4
25th Percentile (Threshold)	0.25
Below 25th Percentile	0.0
Table 14
(1)    Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.
Note: If performance falls between the tiers shown in Table 14, the payout is calculated using linear interpolation.
2.EPS Growth
The 2021 annual long-term incentive plan awards also included a performance-based restricted stock unit award linked to relative EPS growth. The award measures the CAGR of our EPS for the three-year period ending on December 31, 2023. The payout scale is based on the December 31, 2020 analyst consensus three-year EPS growth estimates for our S&P 500 Utilities Index peers. The target payout level is based on the 50th percentile of the analyst consensus estimates and the threshold and maximum payout levels are based on the 25th and 90th percentiles, respectively.
During our 2016-2017 shareholder engagement meetings, some shareholders expressed concern about the potential effect of share buybacks on incentive plans with performance measures based on EPS. The Compensation and Talent Development Committee took this feedback into consideration by including a provision in the 2017 and subsequent years’ awards that excludes the impact of share buybacks not contemplated in our financial plans publicly communicated prior to the grant date of such awards.
The Compensation and Talent Development Committee bases the payout scale for our EPS growth-based awards on analyst consensus three-year estimates for our S&P 500 Utilities Index peers because:
•Our strategic goal is to deliver higher earnings growth than our utility peers while maintaining a commensurate risk profile
•Our 2021 annual LTIP award design aligns with this strategic goal by measuring our EPS growth against a payout scale that is based on analyst consensus estimates, compiled by an independent third party, for our S&P 500 Utilities Index peers
•The earnings growth in the financial plan is not linear from year to year due, in part, to our investment in large-scale, capital-intensive development projects that take multiple years to construct and multiple years for earnings to be generated
If the company’s EPS CAGR is at the 50th percentile of the analyst consensus estimates for the S&P 500 Utilities Index, participants will earn one share for each restricted stock unit. Participants have the opportunity to earn up to two shares for each restricted stock unit if performance exceeds the 50th percentile. Participants earn a partial share for performance between the 25th and 50th and the 50th and 90th percentiles of the analyst consensus estimates, as shown below. No shares are earned for performance below the 25th percentile of the analyst consensus estimates.

Percentile of Analyst Consensus Estimates for S&P 500 Utilities Index EPS CAGR	Sempra Common Stock Shares Received for Each Restricted Stock Unit(1)
90th Percentile or higher (7.9% or higher)	2.0
75th Percentile (6.9%)	1.5
50th Percentile (6.4%)	1.0
25th Percentile (4.2%)	0.25
Below 25th Percentile (Below 4.2%)	0.0
Table 15
(1)    Participants also receive additional shares for dividend equivalents, which are reinvested to purchase additional units that become subject to the same vesting conditions as the restricted stock units to which the dividends relate.
Note: If performance falls between the tiers shown in Table 15, the payout is calculated using linear interpolation

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For purposes of the 2021 annual long-term incentive awards, the calculation of EPS may, at the Compensation and Talent Development Committee’s discretion, include the same types of adjustments made to ABP Earnings, as described in Appendix D to this proxy statement, as well as adjustments related to, among other things, other unusual or non-operating items as determined by the Compensation and Talent Development Committee.
Results for the 2019-2021 Award Cycle
The performance period of our 2019-2021 award cycle concluded on January 3, 2022 (for the TSR-based awards, which collectively were weighted at 50% of the award value) and December 31, 2021 (for the EPS growth-based awards, which were weighted at 20% of the award value).
Our 2019-2021 relative total shareholder return was at the 38th percentile of the S&P 500 Utilities Index, resulting in vesting at 64% of target for the S&P 500 Utilities Index-based award component. Our relative total shareholder return was at the 25.2nd percentile of the S&P 500 Index, resulting in vesting at 1.6% of target for the S&P 500 Index-based award component.
The 2019-2021 awards based on EPS growth vested at 200% of target based on EPS growth (as adjusted for LTIP purposes) of 17%. Table 16 below shows the predefined adjustments to GAAP EPS used to calculate EPS growth for purposes of the 2019 annual LTIP award, as well as an additional adjustment to exclude the impact of a $500 million share buyback effected in the summer of 2020 and an additional $300 million share buyback effected in 2021. For additional information, see “Compensation Tables—Outstanding Equity Awards at Year-End” and “Compensation Tables—Option Exercises and Stock Vested.”

EPS Growth (Diluted) for 2019-2021 Award Cycle	2018	2021
GAAP EPS	$3.42	$4.01
Excluding $500 million share buyback in 2020, $300 million share buyback in 2021 and IEnova tender offers impact(1)		$0.07
Predefined Adjustments:
Acquisitions and divestitures (other than Oncor): gains and losses on sales, related impairments and costs, and related earnings impacts	$0.58	$0.03
Effect of changes in tax laws and regulations, exclusion of legacy litigation matters, and impairment of the Assembly Bill 1054 California Wildfire Fund	$0.46	$3.64
Costs related to Sempra Commodities, which was sold	$0.25	$(0.16)
Foreign exchange gains or losses, unrealized mark-to-market gains/losses on certain derivatives at Sempra Infrastructure, certain unplanned items related to nonqualified pension and deferred compensation, nonqualified pension settlement costs and interest cost of accelerated share repurchase financing	$0.16	$0.21
EPS for 2019-2021 LTIP Award Cycle Purposes	$4.87	$7.80
EPS Growth for 2019-2021 LTIP Award Cycle Purposes		17%
Table 16
(1)The impact of the share buybacks, which were not contemplated in our financial plans publicly communicated prior to the grant date of the award, is excluded pursuant to the terms of the award. The impact of the 2021 share buyback is weighted for the portion of the year that the shares were not outstanding. The impact of the IEnova tender offers also is excluded.
Special Awards Granted to Named Executive Officers in 2021
Special equity awards also may be granted with the Compensation and Talent Development Committee’s approval upon the hiring or promotion of named executive officers or, in limited instances, to reward extraordinary performance or promote retention. On January 4, 2021, Mr. Wall received a retention award consisting of service-based restricted stock units with a grant date value of $600,000 that vests ratably over four years. The scope of Mr. Wall's role was broadened to include oversight of the tax department and he has an ongoing role as a key contributor to major strategic projects.

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4.    Benefit Plans
Our named executive officers also participate in certain benefit plans including: (1) health, life insurance and disability plans and other executive benefits; and (2) savings and retirement plans.
1.Health, Life Insurance and Disability Plans and Other Executive Benefits

Plan Type	Plan	Description
Health & Welfare	Basic Group Plans
Our named executive officers participate in life, disability, medical, dental and vision insurance group plans that are generally available to all employees. These are common benefits that we believe are essential to attracting a high-quality workforce.

Other Health & Welfare Benefits
In addition to the basic group health and welfare plans, Mr. Martin participates in a life insurance plan providing additional life insurance death benefits (target death benefit is two times base salary and bonus while he is employed and 1.5 times base salary and bonus following his retirement). The company funds the post-retirement benefit in the year following a qualified retirement under the plan (retirement at age 62 or older with five or more years of service). This plan was closed to new participants in 2012.
Messrs. Martin, Mihalik and Sagara participate in a long-term disability plan providing additional protection upon disability (60% of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.

Other Executive Benefits
We provide certain other benefits to our named executive officers. The Compensation and Talent Development Committee reviews the level and types of these executive benefits each year. The committee believes that these benefits are important in attracting and retaining executive talent. These executive benefits include financial and estate planning services, excess personal liability insurance, and programs that match charitable contributions by each named executive officer, including contributions of up to $25,000 by each of Messrs. Martin, Mihalik and Sagara and up to $15,000 by each of Ms. Sedgwick and Mr. Wall and certain additional programs in which all Sempra employees are eligible to participate. The Chief Executive Officer has an executive security specialist for personal and business driving in the context of an overall security plan.
An annual executive benefit program allowance of $40,000 for Mr. Martin and $30,000 for Messrs. Mihalik and Sagara may be used to cover out of pocket costs for health and welfare benefits as well as the cost of the financial and estate planning services and excess personal liability insurance discussed above. Any unused allowance is paid out at year-end.
None of the benefits described above includes a tax gross-up provision.

Table 17
2.Savings and Retirement Plans
All of our named executive officers may elect to participate in our savings plans, consisting of a broad-based, tax-qualified 401(k) savings plan generally available to all employees and a deferred compensation plan available to officers and certain other key management employees. Our named executive officers also participate in our pension plans, consisting of our Cash Balance Plan in which all named executive officers participate, a Supplemental Executive Retirement Plan in which Messrs. Martin, Mihalik and Sagara participate and a Cash Balance Restoration Plan in which Ms. Sedgwick and Mr. Wall participate. These plans are described in Tables 18 and 19 below.

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Plan Type	Plan	Description
Savings Plans	Sempra Energy Savings Plan (401(k) Savings Plan)
Employees may contribute a portion of their eligible pay to a tax-qualified 401(k) savings plan, the Sempra Energy Savings Plan. Contributions to the plan may be invested on a tax-deferred or after-tax basis (including a Roth option). The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.
Employees may receive company contributions of up to 4% of eligible pay. Eligible pay generally includes base salary and performance-based annual bonus, net of any amounts contributed under the deferred compensation plan. The basic company matching contribution is equal to one-half of the first 6% of the employee’s contributions. In addition, employees receive a “stretch match” equal to one-fifth of the next 5% of the employee’s contributions.
All employee contributions and related investment earnings in the 401(k) savings plan vest immediately. Employees are eligible to participate in the plan and receive company matching contributions upon hire. Company matching contributions (including related earnings) vest after one year of service.

Employee and Director Savings Plan (Deferred Compensation Plan)
Our executive officers and other key management employees also may defer up to 85% of their base salary and performance-based annual bonus under a nonqualified deferred compensation plan, the Employee and Director Savings Plan. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.
Participants can direct these deferrals into:
•Funds that mirror the investments available under our 401(k) savings plan, including a Sempra phantom stock account
•A fund providing interest at the greater of 110% of the Moody’s Corporate Bond Yield or the Moody’s Corporate Bond Yield plus 1%
Deferrals of performance-based restricted stock unit awards must be directed into the Sempra phantom stock account and cannot be transferred into other investments and are paid out in shares of common stock at some time after separation of employment in accordance with the participant’s payout elections.
The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) savings plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) savings plan matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.
All employee contributions and related earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.

Table 18

Plan Type	Plan	Description
Pension	Cash Balance Plan	The Cash Balance Plan is a tax-qualified pension plan generally available to all U.S.-based company employees.
	Cash Balance Restoration Plan	The Cash Balance Restoration Plan restores the benefits that would otherwise be provided under the Cash Balance Plan but for Internal Revenue Service limits applicable to tax-qualified pension plans.
Supplemental Executive Retirement Plan
The Compensation and Talent Development Committee believes that retirement, savings and deferred compensation plans, in general, and the Supplemental Executive Retirement Plan, in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.
Our Supplemental Executive Retirement Plan, or SERP, provides a participating named executive officer with retirement benefits based on the executive’s:
•Final average pay(1)
•Actual years of service
•Age at retirement
SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan.
The Cash Balance Plan, the Cash Balance Restoration Plan and the SERP use only base salary and performance-based annual bonuses in calculating benefits. The value of long-term incentive plan awards is not included.

Table 19
(1)    Final average pay is the average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement.

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Severance and Change in Control Arrangements
None of our executive officers has an employment agreement, but our named executive officers have severance pay agreements that include change-in-control features.
Rationale for Providing Severance Pay Agreements
The Compensation and Talent Development Committee believes severance pay agreements, which are a prevalent market practice, are effective in:
•Attracting executives who are leaving an existing employer
•Mitigating legal issues upon an employment separation
•Retaining talent during uncertain times
By mitigating the risks associated with potential job loss, severance pay agreements can reinforce management continuity, objectivity and focus on shareholder value. This is particularly critical in actual or potential change in control situations. Under the terms of our named executive officers’ severance pay agreements, payments are not required when terminations are for cause or in the event of a voluntary resignation that is not for “good reason” as described below.
Severance Pay Agreement Benefits
The severance pay agreements provide for cash payments and the continuation of certain other benefits for a limited period when:
•The company terminates an executive’s employment for reasons other than cause, or
•The executive resigns for “good reason”
A termination other than for cause generally excludes terminations based on willful and continued failure by the executive to perform his or her duties for the company. These provisions are intended to provide for benefits upon the company’s unilateral decision to terminate employment for reasons unrelated to the executive’s performance of his or her job functions.
A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities and, following a change in control, changes in employment location. These provisions are intended to provide safeguards against arbitrary actions that may effectively force an executive to resign.
The agreements provide for additional benefits if the termination of employment were to occur (or such termination was deemed to have occurred in cases of certain involuntary terminations in connection with or in anticipation of a change in control) within two years following a change in control of the company.
The agreements do not contain any excise tax gross-up provisions. In addition, in order to receive some of the benefits provided for in the agreement, the executive must, upon termination, enter into a general release in favor of the company, provide consulting services for the company for two years following the date of termination if requested, and agree to abide by certain contractual confidentiality and non-solicitation obligations. See “Compensation Tables—Severance and Change in Control Benefits” below for additional information about the terms of each named executive officer’s severance pay agreement.
Outstanding Equity Award Treatment Upon Certain Terminations or a Change in Control
Awards granted under our shareholder-approved 2013 and 2019 Long-Term Incentive Plans are subject to the double-trigger change in control vesting provisions in these plans. This means that awards do not automatically vest upon a change in control. Rather, except under limited circumstances, vesting is only accelerated upon a termination of employment that meets certain conditions following a change in control. In the event of a termination of employment other than in connection with a change in control, equity awards are generally forfeited to the extent they are not vested at the time of termination, subject to accelerated vesting or non-forfeiture upon termination in certain specific circumstances. See “Compensation Tables—Severance and Change in Control Benefits” below for additional information.
The Compensation and Talent Development Committee determined to utilize double-trigger vesting provisions in connection with a change in control because it believes double-trigger vesting more accurately reflects current market practices while still providing appropriate benefits to executives in the event of a termination in connection with a change in control, and is thus in the best interests of our company and our shareholders.

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Compensation and Talent Development Committee Roles and Responsibilities

Overview
The Compensation and Talent Development Committee’s primary role is to establish our compensation principles and policies and design and oversee our executive compensation program. The Compensation and Talent Development Committee reviews, determines and approves the compensation levels, including base salary and performance standards and levels of awards under annual and long-term incentive plans, for our Chief Executive Officer and other executive officers.
The Compensation and Talent Development Committee typically holds three regularly scheduled meetings each year and additional meetings when required. The committee’s Chair approves the agenda prior to each meeting. Five directors currently sit on the committee. Each member of the committee is required to be:
•An independent director under NYSE’s independence standards and applicable SEC rules
•A non-employee director under Rule 16b-3 under the Exchange Act
The Compensation and Talent Development Committee:
•Sets its regular meeting dates and standing agenda items annually
•Considers standing agenda items and other topics at each meeting
•Holds an executive session without management present at each regular meeting
•Retains its own independent compensation advisor
•Recommends changes to its charter for approval by the board as needed
•Conducts an annual self-assessment of its effectiveness in compliance with its charter
•Provides regular updates to the full board regarding its proceedings, recommendations and decisions
The Compensation and Talent Development Committee’s charter is available on our website at www.sempra.com under the “Investors” and “Governance” tabs. The Compensation and Talent Development Committee’s major responsibilities are discussed under “Corporate Governance—Board Committees—Compensation and Talent Development Committee.”
Tally Sheets
In addition to other information it considers relevant, the Compensation and Talent Development Committee uses tally sheets to review and evaluate our executive compensation and benefit programs as a whole. These tally sheets, along with information prepared annually for our proxy statement, provide:
•Information for analyzing the design, operation and effectiveness of our executive compensation program
•The total dollar value of executives’ accumulated compensation and benefits, including holdings of our common stock and realized and unrealized gains under equity-based compensation awards
•Estimated pension benefits, life insurance benefits and deferred compensation balances
•Information on change in control scenarios
The committee does not rely on tally sheets to establish specific pay levels. Instead, pay levels are based primarily on external market data and other considerations described under “Labor Market Reviews” above.
The Compensation and Talent Development Committee’s Advisors
The Compensation and Talent Development Committee retains an independent advisor to assist with executive compensation matters. The committee has the sole authority to select, compensate and terminate its external advisors, and is directly responsible for the oversight of the work of any such advisors.
In 2021, the committee retained Exequity as its independent compensation consultant. The committee has assessed Exequity’s independence pursuant to SEC and NYSE rules and concluded that there are no conflicts of interest. Exequity is a nationally recognized independent provider of executive compensation advisory services and it is not affiliated with any of the company’s other service providers.
An Exequity representative attended and met in executive session with committee members at all of the 2021 meetings. Exequity’s role and responsibilities in assisting the committee in 2021 were as follows:
•Providing competitive data on compensation and relative performance of peer group companies
•Recommending pay programs and salary increase budgets
•Conducting a risk assessment of incentive programs
•Making presentations on regulatory and legislative matters affecting executive compensation
•Providing opinions on the reasonableness of compensation
•Consulting on other related matters as needed
Exequity and its affiliates do not perform any work for the company outside of its advisory role to the Compensation and Talent Development Committee. The total amount paid to Exequity in 2021 was $111,441.
Management’s Role

Our Chief Executive Officer and/or Chief Administrative Officer and Chief Human Resources Officer attend the non-executive session of each Compensation and Talent Development Committee meeting. Our human resources department assists the committee by preparing tally sheets and other compensation information and analyses for its consideration.

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Our accounting, finance and law departments also support the committee with respect to compensation-related matters, including issues related to broad-based benefit plans and regulatory reporting and compliance. The committee members and their independent compensation consultant, Exequity, generally receive presentation materials in advance of committee meetings.
Our executive officers do not determine or approve any element or component of their own compensation, nor are they present during the committee’s deliberations regarding their own compensation. This includes base salary, performance-based annual bonus, long-term equity-based incentives and all other aspects of compensation. Our Chief Executive Officer does not meet separately with the committee’s independent compensation consultant.
The Compensation and Talent Development Committee seeks our Chief Executive Officer’s views on the performance of our other executive officers, and the Chief Executive Officer makes pay recommendations for these officers. In addition, the committee frequently requests input from the Chief Executive Officer on what compensation programs and goals he believes might be most appropriate given the company’s strategic direction. The committee considers this input in addition to input received from its independent compensation consultant in setting goals, pay levels and program design.
Managing Risk in Compensation Plans

Managing Risk
The Compensation and Talent Development Committee seeks to mitigate risk in our executive compensation program through the following policies and features:

Compensation Program Risk Mitigation
✓	Balance of short-term and long-term incentives	✓	Independent third-party risk assessment
✓	Higher proportion of total compensation linked to long-term incentives	✓	Stock ownership guidelines
		✓	Anti-hedging policy
✓	Incentive plan design and performance measure selection	✓	Clawback policy

Risk Mitigation Features in our Incentive Plan Design and Performance Measure Selection
Our 2021 annual long-term incentive plan awards include the following risk mitigation features:
•Using a balanced mix of multiple types of awards and performance measures, consisting of a market-based performance measure (relative total shareholder return), a financial performance measure (long-term EPS growth), a service-based measure (service-based restricted stock units), and stock options
•Measuring our total shareholder return against the S&P 500 Index and the S&P 500 Utilities Index rather than against peer groups selected by the company, which helps ensure less subjectivity in the determination of the peer groups
•Using multi-year performance periods to promote a longer-term performance horizon
•Providing zero payouts for performance-based awards if performance is below the 25th percentile threshold level
•Limiting the maximum payout level for performance-based restricted stock unit awards to 200% of the target number of units (including reinvested dividend equivalents)
Our 2021 performance-based annual bonus plan includes the following risk mitigation features:
•Using a payout scale that begins at zero for threshold performance (in contrast, many of our peers pay 25% or 50% for threshold performance)
•Limiting the payout at the maximum performance level to 200% of target
•Using a company financial performance measure that is based on the earnings reported in our financial statements, with certain adjustments that are limited and predefined and the potential for others related to unplanned or unforeseen items, all of which are made only after thoughtful consideration by the Compensation and Talent Development Committee
•Incorporating Safety Measures and ESG Measures, which are performance measures important to our business operations, in addition to the company financial performance measure
•Providing the Compensation and Talent Development Committee with discretion over certain incentive plan payouts
Independent Third-Party Risk Assessment
The Compensation and Talent Development Committee’s independent compensation consultant, Exequity, conducted a risk assessment of our 2021 compensation programs. Exequity’s findings concluded that our compensation programs do not create risks that are likely to have a material adverse impact on the company. The committee concurs with these findings. Specific examples of safeguards and risk mitigation features found in our executive compensation programs are listed above.
Clawback Policy
Our clawback policy applies to short-term and long-term incentive plans and it is included in executive and non-executive award agreements. The policy requires the forfeiture, recovery or reimbursement of awards or compensation under the applicable plans as required:
•By applicable law, or
•Under any policy implemented or maintained by the company pursuant to any applicable rules or requirements of a national securities exchange or national securities association on which any securities of the company are listed

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The company also reserves the right to recoup compensation if it determines that the results on which the compensation was paid were not actually achieved.
In addition, the Compensation and Talent Development Committee may, in its sole discretion, require the recovery or reimbursement of incentive compensation awards from any employee whose fraudulent or intentional misconduct materially affects the operations or financial results of the company or its subsidiaries.
Anti-Hedging and Pledging Policies
Pursuant to the company’s Insider Trading and Information Confidentiality Policy, all employees, including all officers, of Sempra and any subsidiary or other entity as to which Sempra has majority ownership and control and all directors of Sempra are prohibited from purchasing financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any equity security of Sempra or any such subsidiary or other entity, and are also prohibited from selling “short” any securities of those companies. These prohibitions also apply to family members living in the same household as any such employee, officer or director, as well as entities directly or indirectly controlled by the employee, officer or director.
Officers and directors also are prohibited from pledging shares of company common stock.
Share Ownership Guidelines

Our Board of Directors has established share ownership guidelines for officers to further strengthen the link between executive and shareholder interests. The guidelines set minimum levels of share ownership that our officers must achieve and maintain. For officers, the guidelines are:

Executive Level	Share Ownership Guidelines
Chief Executive Officer	8x base salary
Corporate Group Presidents and Executive Vice Presidents	4x base salary
Principal Subsidiary Chief Executive Officers, Presidents and Chief Operating Officers	3x base salary
Chief Administrative Officer, Chief Human Resources Officer and Senior Vice Presidents	2x base salary
Vice Presidents	1x base salary

Based on Exequity’s review of competitive market data, we believe our share ownership guidelines are robust relative to prevalent market practices.
For purposes of the guidelines, we include shares owned directly and through our 401(k) savings plan. We also include phantom shares of our common stock into which compensation has been deferred, deferred restricted stock units that have vested, unvested service-based restricted stock units, and the in-the-money value of service-based stock options.
We expect officers to meet these guidelines within five years after hire or promotion to an officer-level position or promotion to a role with a higher share ownership guideline. Until such time as the share ownership guidelines are met, executive officers are expected to retain (and not sell) a number of shares equal to at least 50% of the net after-tax shares acquired through equity compensation awards.
All named executive officers are in compliance with these guidelines or have additional time within which to comply with any higher level applicable to them as a result of a promotion.
Impact of Regulatory Requirements

Tax Deductibility of Pay
Section 162(m) of the Internal Revenue Code places a limit of $1 million on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for “covered employees.” The Compensation and Talent Development Committee believes that tax deductibility is one important factor in designing and evaluating our executive compensation program. Providing salary levels and other compensation that are not fully tax deductible generally is required by competitive or other circumstances and we believe that when required is in the best interests of our company and our shareholders. Accordingly, the Compensation and Talent Development Committee may exercise judgment to provide compensation that may not be fully tax deductible by the company.
Other Tax, Accounting and Regulatory Considerations
Many other Internal Revenue Code provisions, SEC regulations and accounting rules affect the design of executive pay. They are taken into consideration to create and maintain plans that are intended to comply with these requirements and that our Compensation and Talent Development Committee believes are effective and in the best interests of our company and our shareholders.

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Compensation and Talent Development Committee Report
The Compensation and Talent Development Committee of Sempra’s Board of Directors has reviewed and discussed with the company’s management the Compensation Discussion and Analysis included in this proxy statement and, based on that review and discussion, recommended to the board that it be so included.
Compensation and Talent Development Committee
Andrés Conesa, Chair
Maria Contreras-Sweet
William D. Jones
Jack T. Taylor
Cynthia J. Warner

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Compensation Tables
Summary Compensation Table

2021 SUMMARY COMPENSATION TABLE
In the table below, we summarize the compensation for the past three years for each of our named executive officers.

			Stock Awards(C)	Option Awards(C)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(D)
	Year	Salary(B)	Restricted Stock Units	Service-Based Options	Performance-Based Annual Cash Bonus	Pension Accruals and Above-Market Interest on Non-qualified Deferred Compensation	All Other Compen-sation(E)	Total
Jeffrey W. Martin Chairman, Chief Executive Officer and President	2021	$1,350,000	$6,083,529	$2,833,344	$3,952,300	$9,954,196	$502,613	$24,675,982
	2020	$1,300,000	$5,166,808	$2,100,014	$3,740,600	$10,567,633	$306,664	$23,181,719
	2019	$1,200,000	$5,927,197	$1,800,005	$3,027,100	$7,630,712	$221,332	$19,806,346
Trevor I. Mihalik Executive Vice President and Chief Financial Officer	2021	$780,000	$1,659,131	$772,678	$1,370,100	$2,531,389	$142,583	$7,255,881
	2020	$730,000	$1,865,247	$315,014	$1,231,400	$2,927,863	$130,198	$7,199,722
	2019	$650,000	$1,211,982	$204,758	$1,009,100	$2,051,189	$112,278	$5,239,307
Kevin C. Sagara Executive Vice President and Group President	2021	$780,000	$1,373,004	$639,341	$1,370,100	$3,979,997	$119,966	$8,262,408
	2020	$643,158	$1,709,042	—	$1,132,500	$3,098,093	$105,676	$6,688,469

Karen L. Sedgwick(A) Chief Administrative Officer and Chief Human Resources Officer	2021	$392,301	$491,430	—	$390,000	$72,993	$30,528	$1,377,252

Peter R. Wall Senior Vice President, Controller and Chief Accounting Officer	2021	$390,000	$1,140,578	—	$380,600	$53,949	$48,123	$2,013,250
	2020	$375,000	$404,451	—	$372,100	$65,254	$33,979	$1,250,784

(A)Ms. Sedgwick was promoted from Senior Vice President, Chief Human Resources Officer to Chief Administrative Officer and Chief Human Resources Officer effective December 20, 2021.
(B)The salary reported for Ms. Sedgwick is prorated based upon her December 20, 2021 promotion date.
(C)Represents the grant date fair value of stock and option awards granted during the year. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the awards. They are calculated in accordance with GAAP for financial reporting purposes based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions.
Stock awards consist of performance-based and service-based restricted stock units. For the performance-based restricted stock units with a performance measure based on total shareholder return, a Monte Carlo valuation model is used to calculate grant date fair value. For the performance-based restricted stock units with a performance measure based on EPS growth (as adjusted for LTIP purposes), the amounts included in this table assume the target level of performance conditions were achieved. The maximum values for these EPS growth-based awards granted in 2021, assuming the highest level of performance conditions were achieved, would be $5,666,822 for Mr. Martin; $1,545,520 for Mr. Mihalik; $1,278,854 for Mr. Sagara; $312,224 for Ms. Sedgwick; and $343,422 for Mr. Wall. For the service-based restricted stock units, the awards were valued at the fair market value of shares of our common stock at the crediting date without reduction for non-transferability, and the amounts included in this table are equal to the number of shares subject to such awards multiplied by the grant date closing price of our common stock. All performance-based and service-based restricted stock units will be settled in shares of Sempra common stock upon vesting, unless deferred in accordance with the terms of the Employee and Director Savings Plan in the case of performance-based restricted stock units, in which case they will be settled in shares of Sempra common stock following separation of service from the company.
Option awards consist solely of service-based nonqualified stock options. A Black-Scholes valuation model is used to calculate their grant date fair value.
The value actually realized by executives from stock and option awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award upon vesting and sale.
For additional information regarding stock and option awards, see “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End” below.
(D)    Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2021 amounts are:

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2021 CHANGE IN PENSION VALUE AND ABOVE-MARKET INTEREST
	Change in Accumulated Benefits(1)	Above-Market Interest	Total
Jeffrey W. Martin	$9,910,201	$43,995	$9,954,196
Trevor I. Mihalik	$2,519,210	$12,179	$2,531,389
Kevin C. Sagara	$3,845,295	$134,702	$3,979,997
Karen L. Sedgwick	$55,467	$17,526	$72,993
Peter R. Wall	$50,641	$3,308	$53,949
(1)    The changes in the actuarial value of pension benefits are due to changes in pay, performance-based annual bonus plan performance (which impacts the calculation of final average earnings under the SERP as described in “Pension Benefits” below), the accrual of additional age and service and changes in actuarial assumptions such as mortality and interest rates. For Mr. Martin, over 80% of the increase was due to the impact of an additional year of CEO-level pay on the calculation of the defined benefit. Under the defined benefit formula, final average pay is the average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement. For additional information regarding pension benefits and deferred compensation, see “Pension Benefits” and “Nonqualified Deferred Compensation” below.
(E)    All Other Compensation amounts for 2021 are:

2021 ALL OTHER COMPENSATION
	Company 401(k) and Deferred Compensation Plan Contributions	Insurance Premiums(1)	Other(2)	Total
Jeffrey W. Martin	$203,593	$66,633	$232,387	$502,613
Trevor I. Mihalik	$80,425	$9,658	$52,500	$142,583
Kevin C. Sagara	$72,426	$11,774	$35,766	$119,966
Karen L. Sedgwick	$17,015	$2,313	$11,200	$30,528
Peter R. Wall	$23,310	$2,313	$22,500	$48,123
(1)Amounts include premiums for supplemental disability benefits for Messrs. Martin, Mihalik and Sagara, excess personal liability insurance benefits for Ms. Sedgwick and Mr. Wall, and life insurance premiums of $56,900 for Mr. Martin. Information on these programs is provided under “Compensation Discussion and Analysis—Compensation Components—Benefit Plans—Health, Life Insurance and Disability Plans and Other Executive Benefits.”
(2)Amounts consist of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of each named executive officer on a dollar-for-dollar basis up to an annual maximum match of $25,000 for Messrs. Martin, Mihalik and Sagara and $15,000 for Ms. Sedgwick and Mr. Wall, plus for Mr. Martin an additional $50,000 in contributions under Sempra's Four Days of Gratitude holiday double-match program in which all employees were eligible to participate; financial and estate planning services; an executive benefit program allowance of $40,000 for Mr. Martin and $30,000 for Messrs. Mihalik and Sagara; the incremental cost to the company of commuting and other personal use of company cars and drivers for Messrs. Martin and Sagara; and for Mr. Martin, the incremental cost to the company for personal use of the company’s aircraft service in the amount of $115,508 (with the incremental cost calculated based on the amounts invoiced to the company for the applicable flights), which use, in lieu of flying commercial, was encouraged by our Board of Directors during the COVID-19 pandemic. Amounts shown do not include parking at company offices and the occasional personal use by executive officers of company property and services (including entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use. On rare occasions, family members and guests of named executive officers travel on non-commercial aircraft when the aircraft is already going to a specific destination for a business purpose. This use has a nominal incremental cost to the company and, if calculable, this nominal amount is included in the amounts shown in this column.

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Table of Contents	Executive Compensation
SUMMARY OF TOTAL DIRECT COMPENSATION (BASE SALARY, STOCK AWARDS, OPTION AWARDS AND NON-EQUITY INCENTIVE PLAN COMPENSATION)
The table below presents an alternative version of the 2021 Summary Compensation Table that excludes the change in actuarial value of pension benefits, nonqualified deferred compensation earnings and the amounts in the “All Other Compensation” column. The purpose of this table is to provide readers with a view of the elements of total direct compensation that are reviewed and determined annually by the Compensation and Talent Development Committee. This table is not a substitute for the 2021 Summary Compensation Table and related footnotes shown above.

			Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation
	Year	Salary	Restricted Stock Units	Service- Based Options	Performance-Based Annual Cash Bonus	Total Direct Compensation
Jeffrey W. Martin Chairman, Chief Executive Officer and President	2021	$1,350,000	$6,083,529	$2,833,344	$3,952,300	$14,219,173
	2020	$1,300,000	$5,166,808	$2,100,014	$3,740,600	$12,307,422
	2019	$1,200,000	$5,927,197	$1,800,005	$3,027,100	$11,954,302
Trevor I. Mihalik Executive Vice President and Chief Financial Officer	2021	$780,000	$1,659,131	$772,678	$1,370,100	$4,581,909
	2020	$730,000	$1,865,247	$315,014	$1,231,400	$4,141,661
	2019	$650,000	$1,211,982	$204,758	$1,009,100	$3,075,840
Kevin C. Sagara Executive Vice President and Group President	2021	$780,000	$1,373,004	$639,341	$1,370,100	$4,162,445
	2020	$643,158	$1,709,042	—	$1,132,500	$3,484,700

Karen L. Sedgwick Chief Administrative Officer and Chief Human Resources Officer	2021	$392,301	$491,430	—	$390,000	$1,273,731

Peter R. Wall Senior Vice President, Controller and Chief Accounting Officer	2021	$390,000	$1,140,578	—	$380,600	$1,911,178
	2020	$375,000	$404,451	—	$372,100	$1,151,551

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Grants of Plan-Based Awards

Our named executive officers participated in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and a long-term basis. Performance-based annual cash bonuses were provided under our annual bonus plan. Long-term equity-based incentives were provided under our 2019 Long-Term Incentive Plan.
We summarize below our 2021 grants of plan-based awards for each of our executive officers named in the 2021 Summary Compensation Table.
2021 GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)(E)			All Other Stock Awards Number of Shares (D)(E)	Option Awards (Service-Based Stock Options) (F)		Grant Date Fair Value of Stock and Option Awards (G)
	Grant Date (A)	Authori-zation Date (A)								Number of Shares	Exercise Price per Share
			Threshold	Target	Maximum	Threshold	Target	Maximum
Jeffrey W. Martin
Performance-based Restricted Stock Units (PBRSU) based on TSR vs. S&P 500 Utilities Index	1/04/21	12/14/20				—	11,444	22,888				$1,538,096
PBRSU based on TSR vs. S&P 500 Index	1/04/21	12/14/20				—	11,444	22,888				$1,712,022
PBRSU based on EPS growth	1/04/21	12/14/20				—	22,887	45,774				$2,833,411
Nonqualified Stock Options	1/04/21	12/14/20								148,576	$123.80	$2,833,344
Performance-Based Annual Bonus			—	$2,025,000	$4,050,000
Trevor I. Mihalik
PBRSU based on TSR vs. S&P 500 Utilities Index	1/04/21	12/14/20				—	3,121	6,242				$419,469
PBRSU based on TSR vs. S&P 500 Index	1/04/21	12/14/20				—	3,121	6,242				$466,902
PBRSU based on EPS growth	1/04/21	12/14/20				—	6,242	12,484				$772,760
Nonqualified Stock Options	1/04/21	12/14/20								40,518	$123.80	$772,678
Performance-Based Annual Bonus			—	$702,000	$1,404,000
Kevin C. Sagara
PBRSU based on TSR vs. S&P 500 Utilities Index	1/04/21	12/14/20				—	2,583	5,166				$347,160
PBRSU based on TSR vs. S&P 500 Index						—	2,583	5,166				$386,417
PBRSU based on EPS growth	1/04/21	12/14/20				—	5,165	10,330				$639,427
Nonqualified Stock Options	1/04/21	12/14/20								33,526	$123.80	$639,341
Performance-Based Annual Bonus			—	$702,000	$1,404,000

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			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)(E)			All Other Stock Awards Number of Shares (D)(E)	Option Awards (Service-Based Stock Options) (F)		Grant Date Fair Value of Stock and Option Awards (G)
	Grant Date (A)	Authori-zation Date (A)								Number of Shares	Exercise Price per Share
			Threshold	Target	Maximum	Threshold	Target	Maximum
Karen L. Sedgwick
PBRSU based on TSR vs. S&P 500 Utilities Index	1/04/21	12/14/20				—	631	1,262				$84,808
PBRSU based on TSR vs. S&P 500 Index	1/04/21	12/14/20				—	631	1,262				$94,398
PBRSU based on EPS growth	1/04/21	12/14/20				—	1,261	2,522				$156,112
Service-based Restricted Stock Units	1/04/21	12/14/20							1,261			$156,112
Performance-Based Annual Bonus			—	$195,000	$390,000
Peter R. Wall
PBRSU based on TSR vs. S&P 500 Utilities Index	1/04/21	12/14/20				—	694	1,388				$93,275
PBRSU based on TSR vs. S&P 500 Index	1/04/21	12/14/20				—	694	1,388				$103,822
PBRSU based on EPS growth	1/04/21	12/14/20				—	1,387	2,774				$171,711
Service-based Restricted Stock Units	1/04/21	12/14/20							1,387			$171,711
Service-based Restricted Stock Units - Special	1/04/21	12/14/20							4,847			$600,059
Performance-Based Annual Bonus			—	$195,000	$390,000
(A)Grant and authorization dates are applicable to equity incentive awards, which consist of performance-based and service-based restricted stock units and nonqualified stock options. The Compensation and Talent Development Committee authorizes these awards as part of annual compensation planning that is typically completed in December with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. The Compensation and Talent Development Committee approves a dollar value and the other terms for the awards to be granted to each named executive officer. Special equity awards also may be granted at other times, including upon the hiring or promotion of executive officers, to reward extraordinary performance, or to promote retention. In accordance with the terms approved by the Compensation and Talent Development Committee, on the grant date of each award, the precise number of shares to be granted to each named executive officer was calculated using the closing price for shares of our common stock on that date (or, for the nonqualified stock options, a Black-Scholes valuation).
(B)Non-equity incentive plan awards consisted of performance-based annual bonuses payable under our annual bonus plan. Amounts reported in the table represent estimates at the beginning of 2021 of bonuses expected to be paid under financial and operational performance measures established by the Compensation and Talent Development Committee. Outstanding company or individual performance may result in the payment of bonuses that exceed the target amounts. In no event will actual payouts exceed the maximum bonuses established under the plan for each executive.
Performance measures for 2021 were based on an ABP Earnings target of $2,368 million, Safety Measures and ESG Measures. For information about the predefined adjustments to earnings for annual bonus plan purposes, please refer to Appendix D to this proxy statement. No bonuses were payable for ABP Earnings of less than $2,226 million and maximum bonuses were payable for ABP Earnings of $2,510 million or more. Target bonuses were set at levels ranging from 150% of base salary for Mr. Martin to 50% of base salary for Ms. Sedgwick and Mr. Wall, with maximum bonuses ranging from 300% to 100% of base salary, respectively. Ms. Sedgwick’s bonus was based on her award opportunity prior to her December 20, 2021 promotion. ABP Earnings for 2021 were $2,558 million and performance for the Safety Measures and ESG Measures exceeded target performance as set forth in Appendix D to this proxy statement. Accordingly, in February 2022, the Compensation and Talent Development Committee authorized the payment of bonuses to the named executive officers in the amounts reported in the 2021 Summary Compensation Table as non-equity incentive plan compensation earned in 2021.
(C)Equity incentive plan awards consisted of performance-based restricted stock units. Shares subject to the performance-based restricted stock units generally will vest, in whole or in part, or be forfeited in early 2024 based on our total shareholder return compared to market and peer group indices and EPS growth (as adjusted for LTIP purposes), in each case from 2021-2023. For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or a change in control, see “Severance and Change in Control Benefits” below.
For the two components of performance-based restricted stock units with a total shareholder return performance measure, the target number of shares will vest if we have achieved a cumulative three-year total shareholder return that places us among the top 50% of the companies in the S&P 500 Utilities Index or S&P 500 Index, as applicable, with additional shares vesting ratably for performance above the 50th percentile of the applicable index to the maximum number (200% of the target number) of shares for performance at or above the 90th percentile of that index. If our performance does not place us among the top 50%, but is at or above the 25th percentile of the companies in the applicable index, the number of shares that will vest declines from the target number of shares at the 50th percentile to 25% of the target number of shares at the 25th percentile and zero shares below the 25th percentile.
For the performance-based restricted stock units with an EPS growth performance measure, the target number of shares will vest, subject to the Compensation and Talent Development Committee’s discretion (to make adjustments to earnings), if we have achieved a three-year EPS CAGR of 6.4%. If performance is at 6.9%, 150% of the target number of shares will vest, and if performance is at 7.9% or higher, the maximum number (200% of the target number) of shares will vest. If our

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Executive Compensation	Table of Contents
three-year EPS CAGR is less than 6.4%, the number of shares that will vest declines from the target number of shares at 6.4% to 25% of the target number of shares at 4.2% and zero shares below 4.2%.
(D)Generally, the awards granted on January 4, 2021 represent service-based restricted stock units that vest ratably over three years. The vesting schedule for Mr. Wall’s special award vests ratably over four years. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or a change in control, see “Severance and Change in Control Benefits” below.
(E)During the performance or service periods, dividends paid or that would have been paid on the shares subject to the award are deemed reinvested to purchase additional shares, at their fair market value, which become subject to the same forfeiture and vesting conditions (including performance criteria, if applicable) as the shares to which the dividends relate. Due to the inability to forecast stock prices at which future dividends would be reinvested, the amounts shown in the table do not include such dividends.
Unless the named executive officer instructs otherwise, the company will withhold a sufficient number of shares to which the participant would otherwise be entitled to pay the minimum amount of withholding taxes that become payable.
(F)Stock options are nonqualified, service-based options to purchase shares of our common stock. They were granted at an exercise price equal to the grant date closing price of our common stock and have a ten-year term, subject to earlier expiration following termination of employment, subject to certain exceptions. They generally vest and become exercisable ratably over three years. For information about the treatment of stock options in the event of a termination of employment before the end of the vesting period or a change in control, see “Severance and Change in Control Benefits” below.
(G)These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with GAAP based on the assumptions described in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. The value actually realized by executives from stock and option awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award upon vesting and sale.

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Outstanding Equity Awards at Year-End

We summarize below our grants of equity awards that were outstanding at December 31, 2021, for each of our executive officers named in the 2021 Summary Compensation Table. These awards consist of nonqualified stock options and performance-based and service-based restricted stock units.
2021 OUTSTANDING EQUITY AWARDS AT YEAR-END

							Stock Awards
							Equity Incentive Plan Awards (Performance–Based Restricted Stock Units) (B)			Other Stock Awards (Service–Based Restricted Stock Units) (C)
		Option Awards (Service-Based Stock Options) (A)
		Number of Shares Underlying Unexercised Options					Number of Unearned/ Unvested Shares (D)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares (D)	Market Value of Unearned/ Unvested Shares
	Grant Date	Exercisable	Unexercisable	Exercise Price		Expiration Date
Jeffrey W. Martin	1/4/2021	—	148,576	$123.80		1/1/2031
	1/4/2021						—	—
	1/4/2021						—	—
	1/4/2021						23,460	$3,103,351
	1/2/2020	35,426	70,850	149.12		1/1/2030
	1/2/2020						—	—
	1/2/2020						—	—
	1/2/2020						9,951	1,316,277
	1/2/2019	90,910	45,454	106.76		1/1/2029
	1/2/2019						13,712	1,813,826	(F)
	1/2/2019						147	19,435	(F)
	1/2/2019						24,487	3,239,099	(G)
		126,336	264,880	$124.74	(E)		71,757	$9,491,988		—	$—
Trevor I. Mihalik	1/4/2021	—	40,518	$123.80		1/1/2031
	1/4/2021						—	—
	1/4/2021						—	—
	1/4/2021						6,398	$846,381
	1/2/2020	5,314	10,628	149.12		1/1/2030
	1/2/2020						—	—
	1/2/2020						—	—
	1/2/2020						2,986	394,925
	1/2/2020									1,492	$197,393	(I)
	1/2/2019	10,342	5,170	106.76		1/1/2029
	1/2/2019						3,119	412,631	(F)
	1/2/2019						33	4,421	(F)
	1/2/2019						5,572	737,089	(G)
	1/2/2019									696	92,064	(J)
		15,656	56,316	$125.74	(E)		18,108	$2,395,447		2,188	$289,457

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							Stock Awards
							Equity Incentive Plan Awards (Performance–Based Restricted Stock Units) (B)			Other Stock Awards (Service–Based Restricted Stock Units) (C)
		Option Awards (Service-Based Stock Options) (A)
		Number of Shares Underlying Unexercised Options					Number of Unearned/ Unvested Shares (D)	Market Value of Unearned/ Unvested Shares		Number of Unearned/ Unvested Shares (D)	Market Value of Unearned/ Unvested Shares
	Grant Date	Exercisable	Unexercisable	Exercise Price		Expiration Date
Kevin C. Sagara	1/4/2021	—	33,526	$123.80		1/1/2031
	1/4/2021						—	—
	1/4/2021						—	—
	1/4/2021						5,294	$700,345
	1/2/2020						—	—
	1/2/2020						—	—
	1/2/2020						1,519	200,897
	1/2/2020									1,518	$200,757	(I)
	1/2/2020									2,132	282,069	(K)
	1/2/2019						2,346	310,373	(F)
	1/2/2019						25	3,326	(F)
	1/2/2019						4,191	554,401	(G)
	1/2/2019									1,047	138,456	(J)
		—	33,526	$123.80	(E)		13,375	$1,769,342		4,697	$621,282
Karen L. Sedgwick	1/4/2021						—	—
	1/4/2021						—	—
	1/4/2021						1,293	$170,985
	1/4/2021									1,293	$170,985
	1/2/2020						—	—
	1/2/2020						—	—
	1/2/2020						424	56,077
	1/2/2020									423	55,937	(I)
	1/2/2019						565	74,689	(F)
	1/2/2019						6	800	(F)
	1/2/2019						1,009	133,414	(G)
	1/2/2019									252	33,281	(J)
		—	—	—			3,297	$435,965		1,968	$260,203
Peter R. Wall	1/4/2021						—	—
	1/4/2021						—	—
	1/4/2021						1,422	$188,070
	1/4/2021									1,422	$188,070	(H)
	1/4/2021									4,968	657,226	(K)
	4/1/2020						—	—
	4/1/2020						—	—
	4/1/2020						203	26,829
	4/1/2020									203	26,829	(I)
	1/2/2020						—	—
	1/2/2020						—	—
	1/2/2020						427	56,498
	1/2/2020									426	56,358	(I)
	1/2/2019						603	79,760	(F)
	1/2/2019						6	855	(F)
	1/2/2019						1,078	142,634	(G)
	1/2/2019									269	35,587	(J)
		—	—	—			3,739	$494,646		7,288	$964,070

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(A)Stock options generally vest and become exercisable ratably over three years and they remain exercisable until they expire at the end of the ten-year term, subject to earlier expiration following termination of employment (subject to certain exceptions). For information about the treatment of stock options in the event of a termination of employment before the end of the vesting period or a change in control, see “Severance and Change in Control Benefits” below.
(B)Performance-based restricted stock units generally will vest, in whole or in part, or be forfeited at the end of a three-year performance period based on our total shareholder return compared to market and peer group indices and our EPS growth (as adjusted for LTIP purposes). For information about the treatment of performance-based restricted stock units in the event of a termination of employment before the end of the performance period or a change in control, see “Severance and Change in Control Benefits” below.
For total shareholder return-based awards, we have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2021 had the applicable performance and service periods ended at that date. As of December 31, 2021, the performance for these awards as a percentage of target was:

Total Shareholder Return-Based Awards	Performance as of December 31, 2021
01/04/21 Award (TSR vs. S&P 500 Utilities Index)	0%
01/04/21 Award (TSR vs. S&P 500 Index)	0%
01/02/20 and 04/01/20 Awards (TSR vs. S&P 500 Utilities Index)	0%
01/02/20 and 04/01/20 Awards (TSR vs. S&P 500 Index)	0%
01/02/19 Award (TSR vs. S&P 500 Utilities Index)	64%
01/02/19 Award (TSR vs. S&P 500 Index)	2%
On January 20, 2022, the January 2, 2019 awards based on total shareholder return compared to the S&P 500 Utilities Index vested at 64.0% of target and the January 2, 2019 awards based on total shareholder return compared to the S&P 500 Index vested at 1.6% of target.
The EPS growth-based awards granted on January 2, 2020, April 1, 2020 and January 4, 2021 (together with related reinvested dividend equivalents) are reported based on target performance, as the applicable performance period has not yet ended and the EPS (as adjusted for LTIP purposes) for the final year(s) of the performance period has not yet been determined. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period and may be fewer or greater than the number reported in the table.
On February 22, 2022, the January 2, 2019 awards based on EPS growth (as adjusted for LTIP purposes) with a performance period that ended on December 31, 2021 vested at 200% of target, or maximum performance. These awards are reported based on the final performance result of 200% of target. For additional detail, see Note B to the “2021 Option Exercises and Stock Vested” table below.
(C)Generally, awards granted on January 4, 2021, January 2, 2020 and April 1, 2020 represent service-based restricted stock units that vest ratably over the three years following the grant date of the applicable award on the first NYSE trading day of each year. Generally, awards granted on January 2, 2019 vested at the end of three years on the first NYSE trading day of 2022. The special award granted on January 2, 2020 to Mr. Sagara vested ratably over two years. The special award granted on January 4, 2021 to Mr. Wall vests ratably over four years. For information about the treatment of service-based restricted stock units in the event of a termination of employment before the end of the service period or a change in control, see “Severance and Change in Control Benefits” below.
(D)Includes shares deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate. Does not include reinvested dividends and dividend equivalents with a record date of December 23, 2021, which were paid on January 15, 2022.
(E)The weighted-average exercise price for outstanding options as of December 31, 2021 was (1) $124.74 for Mr. Martin, $125.74 for Mr. Mihalik and $123.80 for Mr. Sagara for all outstanding options; (2) $127.65 for Mr. Martin, $127.01 for Mr. Mihalik and $123.80 for Mr. Sagara for all unexercisable options and (3) $118.64 for Mr. Martin and $121.14 for Mr. Mihalik for all exercisable options. As of December 31, 2021, Mr. Sagara did not have any exercisable options.
(F)These awards vested on January 20, 2022, immediately following the Compensation and Talent Development Committee’s determination and certification of the total shareholder return results. The value realized upon the vesting of these shares is set forth in Note B to the “2021 Option Exercises and Stock Vested” table below.
(G)These awards vested on February 22, 2022, immediately following the Compensation and Talent Development Committee’s determination and certification of the EPS growth (as adjusted for LTIP purposes) results. The value realized upon the vesting of these shares is set forth in Note B to the “2021 Option Exercises and Stock Vested” table below.
(H)The first of three annual installments of these awards vested on January 3, 2022.
(I)The second of three annual installments of these awards vested on January 3, 2022.
(J)The third of three annual installments of these awards vested on January 3, 2022.
(K)The second of two annual installments of Mr. Sagara’s special January 2, 2020 award and the first of four annual installments of Mr. Wall’s special January 4, 2021 award vested on January 3, 2022.

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Option Exercises and Stock Vested

We summarize below the restricted stock units that vested during 2021 for each of our executive officers named in the 2021 Summary Compensation Table. No named executive officers exercised stock options in 2021.
2021 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting(A)(B)
Jeffrey W. Martin	22,924	$2,806,054
Trevor I. Mihalik	11,093	$1,361,635
Kevin C. Sagara	12,004	$1,474,802
Karen L. Sedgwick	3,716	$456,156
Peter R. Wall	3,343	$409,960
(A)Market value of vesting stock (including reinvested dividends) at the vesting date, determined by multiplying the number of shares vested by the closing price of our common stock on the vesting date. Also includes the dividend equivalent with a record date of December 18, 2020, that was paid on January 15, 2021.
(B)    The performance-based restricted stock unit awards granted in January 2018 that measured total shareholder return performance against the S&P 500 Utilities Index companies and the S&P 500 Index companies vested on January 19, 2021 at 114.75% of target performance and 103% of target performance, respectively. The performance-based restricted stock unit awards granted in January 2018 based on EPS growth (as adjusted for LTIP purposes) vested on February 22, 2021 at 200% of target performance. Service-based restricted stock unit awards that vested on January 4, 2021 consisted of the annual awards granted to Messrs. Martin, Mihalik, Sagara and Wall and Ms. Sedgwick on January 2, 2018; the second of three annual installments of the annual awards granted to Messrs. Mihalik, Sagara and Wall and Ms. Sedgwick on January 2, 2019; the first of three annual installments of the annual awards granted to Messrs. Mihalik, Sagara and Wall and Ms. Sedgwick on January 2, 2020 and to Mr. Wall on April 1, 2020; the third of three annual installments of the special award granted to Mr. Mihalik on January 2, 2018; the first of two annual installments of the special award granted to Mr. Sagara on January 2, 2020; and the second of two annual installments of the special award granted to Ms. Sedgwick on January 2, 2019.
The performance-based restricted stock unit awards granted in January 2019 that measured total shareholder return performance against the S&P 500 Utilities Index companies and the S&P 500 Index companies vested on January 20, 2022 at 64% of target performance and 1.6% of target performance, respectively. The performance-based restricted stock unit awards granted in January 2019 based on EPS growth (as adjusted for LTIP purposes) vested on February 22, 2022 at 200% of target performance. Service-based restricted stock unit awards that vested on January 3, 2022 consisted of the third of three annual installments of the annual awards granted to Messrs. Mihalik, Sagara and Wall and Ms. Sedgwick on January 2, 2019; the second of three annual installments of the annual awards granted to Messrs. Mihalik, Sagara and Wall and Ms. Sedgwick on January 2, 2020 and to Mr. Wall on April 1, 2020; the first of three annual installments of the annual awards granted to Ms. Sedgwick and Mr. Wall on January 4, 2021; the second of two annual installments of the special award granted to Mr. Sagara on January 2, 2020; and the first of four annual installments of the special award granted to Mr. Wall on January 4, 2021. The number of shares acquired upon the vesting of these awards and their market value (including the units and the value of the dividend equivalent with a record date of December 23, 2021, which was paid on January 15, 2022), none of which are reflected in this table due to the vesting of the applicable awards after December 31, 2021, were 38,656 shares and $5,229,495 for Mr. Martin; 10,249 shares and $1,381,824 for Mr. Mihalik; 10,586 shares and $1,419,087 for Mr. Sagara; 2,494 shares and $334,504 for Ms. Sedgwick; and 4,021 shares and $536,400 for Mr. Wall.

Pension Benefits

Our named executive officers participate in our Cash Balance Plan, a broad-based tax-qualified retirement plan that is subject to certain limits under the Internal Revenue Code. Under the plan, we annually credit to a notional account for each participant an amount equal to 7.5% of the participant’s salary and performance-based annual bonus. Account balances earn interest and are fully vested after three years of service.
In addition to the Cash Balance Plan, Messrs. Martin, Mihalik and Sagara participate in a Supplemental Executive Retirement Plan, a nonqualified pension plan designed to recruit and retain executive talent. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the two consecutive years of highest base salary prior to retirement plus the average of the three highest annual bonuses during the 10 years prior to retirement), years of service and age at retirement of the executive officer. Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.
Benefits under the defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60. Benefits for Mr. Sagara, who became a participant in the plan on August 11, 2018, will not begin vesting in the defined benefit until he has participated in the plan for five years, after which prior service will be considered. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50% joint and survivor annuity is 20% after five years of service, 40% after 10 years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.
Supplemental Executive Retirement Plan participants who have at least three years of service and do not meet the minimum vesting criteria under the defined benefit formula, which includes Mr. Sagara, and Cash Balance Restoration Plan participants, which include Ms. Sedgwick and Mr. Wall, are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. Account balances in the Cash Balance Restoration Plan earn interest and are fully vested after three years of service.
Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.
We summarize below the present value of accumulated benefits under our various retirement plans at December 31, 2021, for each of our executive officers named in the 2021 Summary Compensation Table.

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PENSION BENEFITS AT YEAR-END

	Plan	Years of Credited Service	Present Value of Accumulated Benefit(A)
Jeffrey W. Martin(B)	Cash Balance Plan	17	$394,621
	Supplemental Executive Retirement Plan	17	$36,255,631
	Total		$36,650,252
Trevor I. Mihalik(B)	Cash Balance Plan	9	$212,043
	Supplemental Executive Retirement Plan	9	$9,352,470
	Total		$9,564,513
Kevin C. Sagara(B)(C)	Cash Balance Plan	18	$553,589
	Supplemental Executive Retirement Plan	18	$13,168,204
	Total		$13,721,793
Karen L. Sedgwick(D)	Cash Balance Plan	30	$747,926
	Cash Balance Restoration Plan	30	$160,700
	Total		$908,626
Peter R. Wall(D)	Cash Balance Plan	9	$186,736
	Cash Balance Restoration Plan	9	$142,820
	Total		$329,556
(A)    Amounts are based on the assumptions used for financial reporting purposes set forth in Note 9 of the Notes to Consolidated Financial Statements contained in our Annual Report to Shareholders, except that retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.
Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under the plan or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amounts shown for the Supplemental Executive Retirement Plan and the Cash Balance Restoration Plan are the present value of the incremental benefit over that provided by the Cash Balance Plan.
(B)    Mr. Martin and Mr. Mihalik are eligible for early retirement benefits under the defined benefit formula of the Supplemental Executive Retirement Plan. Mr. Sagara is not yet vested in a benefit under the defined benefit formula of the Supplemental Executive Retirement Plan. However, Mr. Sagara would have been entitled to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans. At December 31, 2021, Mr. Martin was age 59, Mr. Mihalik was age 55, and Mr. Sagara was age 60. Had they retired at December 31, 2021 and received their benefits under the plans as a lump sum, their early retirement benefits would have been $36,844,069 for Mr. Martin; $6,928,997 for Mr. Mihalik; and $1,308,461 for Mr. Sagara.
(C)    Mr. Sagara’s total service is 25 years, including his prior employment from 1992-1999, for which a pension benefit was distributed in 2000, and 18 years of service following his rehire in 2003. The pension benefits in this table only reflect Mr. Sagara's service since his rehire in 2003.
(D)    Ms. Sedgwick and Mr. Wall, who are not participants in the Supplemental Executive Retirement Plan, are vested in benefits under the Cash Balance Plan and nonqualified Cash Balance Restoration Plan. Had their respective employment terminated on December 31, 2021, Ms. Sedgwick’s benefit would have been $971,270 and Mr. Wall’s benefit would have been $377,101.
Nonqualified Deferred Compensation

Our nonqualified Employee and Director Savings Plan permits executives to elect on a year-by-year basis to defer the receipt of up to 85% of their annual salary and performance-based annual bonus for payment in installments or in a lump sum at a future date in connection with an executive’s separation of service from the company or on a fixed in-service distribution date. Executive officers also may defer all or a portion of certain performance-based restricted stock unit awards upon vesting.
The timing and form of distribution are selected by the executive at the time of the deferral election, and subsequent changes are limited. In the event of a change in control, participant accounts are distributed in a lump sum immediately prior to the date of the change in control. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Corporate Bond Yield Average Rate plus 1% (3.9% for 2021) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under our tax-qualified 401(k) savings plan in which all employees may participate. Deferrals of performance-based restricted stock unit awards cannot be transferred into other investments and are paid out in shares of common stock in accordance with the officer’s payout elections following separation of service from the company.
The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) savings plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. The deferred compensation matching contribution is equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) savings plan matching contributions. There are no company matching contributions on deferrals of performance-based restricted stock unit awards.
All employee contributions and related investment earnings in the deferred compensation plan vest immediately. New participants are immediately eligible for company matching contributions and company matching contributions (including related earnings) vest after one year of service.
We summarize below information regarding the participation by each of our named executive officers in our nonqualified deferred compensation plans.

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2021 NONQUALIFIED DEFERRED COMPENSATION

	Executive Contributions in 2021(A)	Company Contributions in 2021(B)	Aggregate Earnings in 2021(C)	Aggregate Balance at 12/31/21(D)
Jeffrey W. Martin	$1,085,428	$193,072	$454,912	$7,759,712
Trevor I. Mihalik	$424,735	$69,957	$126,383	$2,195,832
Kevin C. Sagara	$191,158	$61,771	$311,346	$5,809,092
Karen L. Sedgwick	$40,216	$6,336	$28,487	$691,357
Peter R. Wall	$45,712	$12,646	$4,762	$147,032
(A)Executive contributions consist of deferrals of salary and performance-based annual bonus that also are reported as compensation in the 2021 Summary Compensation Table. Timing differences between reporting bonus compensation in the 2021 Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in this table than the amounts that have been reported as compensation for the same year in the 2021 Summary Compensation Table. Executive contributions in 2021 that are also included as 2021 salary reported in the 2021 Summary Compensation Table total $337,308 for Mr. Martin; $116,885 for Mr. Mihalik; $77,908 for Mr. Sagara; $0 for Ms. Sedgwick; and $23,386 for Mr. Wall. Deferrals of the 2021 performance-based annual bonus that was paid in March 2022 are not included in this table.
(B)Company contributions are equal to one-half of the first 6% of the employee’s contributions plus one-fifth of the next 5% of the employee’s contributions less an offset for 401(k) savings plan matching contributions.
(C)Earnings are measured as the difference in deferred account balances between the beginning and the end of the year plus nonqualified deferred compensation distributions (if applicable) and minus executive and company contributions made during the year. Earnings consisting of above-market interest also are reported in the 2021 Summary Compensation Table. Excluding above-market interest, earnings for 2021 were $410,917 for Mr. Martin; $114,204 for Mr. Mihalik; $176,644 for Mr. Sagara; $10,961 for Ms. Sedgwick; and $1,454 for Mr. Wall. These earnings are not reported in the 2021 Summary Compensation Table.
(D)Year-end balances consist of executive and company contributions and earnings on contributed amounts, less any distributions. All contributions and all earnings that consist of above-market interest have been included in the 2021 Summary Compensation Table for 2021 or prior years. Such aggregate amounts (other than the 2018 bonus paid in 2019) reported in the 2021 Summary Compensation Table for fiscal years 2019, 2020 and 2021 are $2,820,924 for Mr. Martin; $1,248,069 for Mr. Mihalik; $753,013 for Mr. Sagara; $64,078 for Ms. Sedgwick; and $115,147 for Mr. Wall. These amounts do not include deferrals of the 2021 performance-based annual bonus paid in March 2022 but do include deferrals of the 2018 performance-based annual bonus paid in March 2019.
Severance and Change in Control Benefits

We have a severance pay agreement with each of our named executive officers. Each agreement is for a three-year term and is automatically extended for an additional year upon each agreement’s anniversary unless we or the executive elect not to extend the term.
The severance pay agreements provide executives with severance benefits in the event that we were to terminate the executive’s employment during the agreement’s term for reasons other than “cause” or as a result of death or disability, or the executive were to resign for “good reason.” The nature and amount of the severance benefits vary depending on the executive’s position, and increased benefits are provided if, upon termination, the executive enters into an agreement with the company to provide consulting services for two years and agrees to abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits also are provided if the termination of employment were to occur within two years following a “change in control” of the company.
The definitions of “cause” and “good reason” vary depending on whether the termination of employment occurs following a change in control of the company. However, “cause” is generally defined to include a willful and continued failure by the executive to perform his or her duties for the company, and “good reason” is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities and, following a change in control, certain changes in employment location. A “change in control” is defined in the agreements to generally include events resulting in a change in the effective control of the company or a change in the ownership of a substantial portion of the company’s assets.
Awards granted under our 2013 Long-Term Incentive Plan and 2019 Long-Term Incentive Plan include a “double trigger” provision for vesting of equity in connection with a change in control. Restricted stock unit and stock option awards issued under the 2013 Long-Term Incentive Plan and to date under the 2019 Long-Term Incentive Plan provide for continuation following a change in control through the new company’s assumption of the awards or the issuance of replacement awards. Replacement awards must meet certain criteria, which are described in Article 16 of the 2013 Long-Term Incentive Plan and Article 14 of the 2019 Long-Term Incentive Plan. If awards are not assumed or replaced, or if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control, awards would vest upon the change in control. If such awards are subject to performance-based vesting, such awards would vest at the greater of the target performance level or the actual performance level had the performance period ended on the last day of the calendar year immediately preceding the date of the change in control (or, for awards based on total shareholder return, had the performance period ended on the date of the change in control). Messrs. Martin, Mihalik and Sagara and Ms. Sedgwick have reached age 55 and completed at least five years of service and thus are eligible for retirement. In addition, any outstanding awards would immediately vest upon an executive’s involuntary termination other than for cause, resignation for “good reason,” death, disability or retirement, in each case during the three-year period following a change in control. Service-based awards also vest upon an executive’s death.
With respect to performance-based awards and stock options, if an executive’s employment is terminated after the executive has reached age 55 and completed five years of service (and the termination is other than for cause), and the termination occurs after completion of one year of the applicable performance or service period (or after November 30th of the year in which the grant was made if the executive has attained age 62), the executive’s award is not forfeited as a result of the termination of employment. Performance-based awards continue to be subject to forfeiture based on the extent to which the related performance goals have been satisfied at the end of the applicable performance period. Stock options remain exercisable (subject to the award’s vesting conditions) until the earlier of the third anniversary of the executive’s termination date (fifth anniversary if the executive has attained age 62) or the end of their respective ten-year terms.
If an executive’s employment is terminated and the executive has not met the retirement eligibility criteria specified in the award agreement or the termination is for cause, performance-based awards and unvested stock options are forfeited. Vested stock options expire on the 90th day following termination of employment. If an executive’s employment is terminated by reason of death, the option remains exercisable until the earlier of the third anniversary of the executive’s death or the end of its ten-year term. With respect to service-based awards, if an executive’s employment is terminated during the service period, the award is forfeited, subject to earlier vesting upon a change in control of Sempra, the death of the

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executive, at the discretion of the Compensation and Talent Development Committee or as otherwise provided in connection with the grant of the award.
We summarize below the benefits each of our executive officers named in the 2021 Summary Compensation Table would have been entitled to receive had we terminated his or her employment (other than for cause) at December 31, 2021, or had the executive resigned for “good reason” on that date, and the benefits each executive would have been entitled to receive had such termination occurred (or such termination was deemed to have occurred in cases of certain involuntary terminations in connection with or in anticipation of a change in control) within two years following a change in control of the company (or within three years for purposes of certain equity award acceleration, and assuming such awards were assumed or replaced in such change in control). These amounts assume the executive had entered into a two-year consulting, non-solicitation and confidentiality agreement providing for enhanced severance. We also show the benefits that each executive would have been entitled to receive in the event of his or her death on December 31, 2021. In addition, we show the benefits that each executive would have been entitled to receive (accelerated vesting of restricted stock units and stock options) had a change in control of the company occurred on December 31, 2021, whether or not accompanied or followed by a termination of the executive’s employment.
SEVERANCE AND CHANGE IN CONTROL BENEFITS

	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason or Death			Change in Control Only
	Unrelated to a Change in Control	Related to a Change in Control	Resulting from Death	(Without Termination of Employment)
Jeffrey W. Martin
Lump Sum Cash Payment(A)	$8,723,333	$13,085,000
Acceleration of Existing Equity Awards(B)		20,521,548		$20,521,548
Enhanced Retirement Benefits(C)
Health & Welfare Benefits(D)	50,780	110,348	(D)
Financial Planning(E)	50,000	75,000
Outplacement	50,000	50,000
Total	$8,874,113	$33,841,896		$20,521,548
Trevor I. Mihalik
Lump Sum Cash Payment(A)	$3,629,467	$5,444,200
Acceleration of Existing Equity Awards(B)		5,498,079	$289,457	$5,498,079
Enhanced Retirement Benefits(C)		2,602,320	2,602,320
Health & Welfare Benefits(D)	50,780	110,125
Financial Planning(E)	50,000	75,000
Outplacement	50,000	50,000
Total	$3,780,247	$13,779,724	$2,891,777	$5,498,079
Kevin C. Sagara
Lump Sum Cash Payment(A)	$3,229,000	$4,843,500
Acceleration of Existing Equity Awards(B)		4,256,740	$621,282	$4,256,740
Enhanced Retirement Benefits(C)		12,735,487	12,735,487
Health & Welfare Benefits(D)	50,490	116,035
Financial Planning(E)	50,000	75,000
Outplacement	50,000	50,000
Total	$3,379,490	$22,076,762	$13,356,769	$4,256,740
Karen L. Sedgwick
Lump Sum Cash Payment(A)	$1,159,550	$1,546,067
Acceleration of Existing Equity Awards(B)		1,098,548	$260,203	$1,098,548
Enhanced Retirement Benefits(C)
Health & Welfare Benefits(D)	32,678	46,875
Financial Planning(E)	37,500	50,000
Outplacement	50,000	50,000
Total	$1,279,728	$2,791,490	$260,203	$1,098,548
Peter R. Wall
Lump Sum Cash Payment(A)	$1,053,750	$1,405,000
Acceleration of Existing Equity Awards(B)		1,881,381	$964,070
Enhanced Retirement Benefits(C)
Health & Welfare Benefits(D)	37,743	53,639
Financial Planning(E)	37,500	50,000
Outplacement	50,000	50,000
Total	$1,178,993	$3,440,020	$964,070
(A)For Messrs. Martin, Mihalik and Sagara, the severance payment is equal to one times (two times if related to a change in control) the sum of (i) annual base salary and (ii) the higher of the average of the last three performance-based annual bonuses or his target bonus for the year in which the termination occurs. For Ms. Sedgwick and Mr. Wall, the severance payment is equal to one-half times (one times if related to a change in control) the sum of (i) annual base salary and (ii) the higher of the average of the last three performance-based annual bonuses or his or her target bonus for the year in which the termination occurs. An additional one

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times the sum of annual base salary and the higher of the average of the last three performance-based annual bonuses or target bonus for the year in which the termination occurs is conditioned upon the executive’s agreement to provide post-termination consulting services and abide by restrictive covenants related to non-solicitation and confidentiality. In addition, in the event a termination occurs or is deemed to occur within two years following a change in control, or in the event of an executive’s death or disability, an executive will also receive a prorated bonus for the year of termination equal to the greater of the average of the last three performance-based annual bonuses or the target bonus for the year in which the termination occurs. If the executive receives a bonus under the annual bonus plan for the year of termination, such bonus is offset by the prorated bonus provided under the severance pay agreement. For each of the named executive officers, the amount shown in the table above excludes payment of the bonus earned in the year of termination because the actual 2021 bonus under the annual bonus plan exceeds the 2021 bonus payable under the severance pay agreement.
(B)Fair market value at December 31, 2021, of shares subject to stock options and performance-based and service-based restricted stock units for which forfeiture restrictions would terminate. Includes the value of the 2019 performance-based restricted stock unit awards that vested in early 2022. The value realized upon the vesting of these awards is discussed in Note B to the “2021 Option Exercises and Stock Vested” table above. Any outstanding awards would immediately vest upon an executive’s involuntary termination (other than for cause), termination for “good reason”, death, disability or retirement, in each case that occurs or is deemed to occur during the three-year period following a change in control for the amounts listed under the “Related to a Change in Control” column and upon these events for the amounts listed under the “Unrelated to a Change in Control” column. Assuming any outstanding awards were assumed or replaced in a change in control, such awards would immediately vest upon a change in control without an accompanying termination only if an employee is eligible for retirement (age 55 or older with five or more years of service) as of the date of the change in control for the amounts listed under the “Change in Control Only” column. Service-based awards would vest upon an executive’s death.
(C)For Messrs. Mihalik and Sagara, the amounts shown for termination related to a change in control are the incremental actuarial value assuming that they had attained age 62, but reduced for applicable early retirement factors. For termination resulting from death, the $2,602,320 shown for Mr. Mihalik and the $12,735,487 shown for Mr. Sagara are the difference between the death benefit under the plan and the benefit that would have been payable in connection with a voluntary termination on December 31, 2021. For the other named executive officers, there is no difference between the death benefit and the benefit payable in connection with a voluntary termination.
(D)Estimated value associated with continuation of health benefits for two years (18 months for Ms. Sedgwick and Mr. Wall) for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for three years (two years for Ms. Sedgwick and Mr. Wall) for termination related to a change in control. In addition, Mr. Martin is eligible to receive the life insurance benefit payable upon death described under “Compensation Discussion and Analysis—Compensation Components—Benefit Plans—Health, Life Insurance and Disability Plans and Other Executive Benefits,” which in the event his death had occurred on December 31, 2021 would have been $8,600,000.
(E)Estimated value associated with continuation of financial planning services for two years (18 months for Ms. Sedgwick and Mr. Wall) for termination unrelated to a change in control, and three years (two years for Ms. Sedgwick and Mr. Wall) for termination related to a change in control.
Executive officers who voluntarily terminate their employment (other than for “good reason”) or whose employment is terminated by the company for cause are not entitled to severance benefits. Our executives also may be eligible for certain payments under our retirement or deferred compensation plans as described above under “Compensation Discussion and Analysis—Compensation Components—Benefit Plans—Retirement and Savings Plans,” “Pension Benefits,” and “Nonqualified Deferred Compensation.”

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Ratio of Chief Executive Officer to Median Employee Pay

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. In addition to our full-time U.S. workforce, our employee population includes a substantial percentage of part-time employees and employees in Mexico. Given the different methodologies that various public companies use to determine an estimate of their pay ratio and the differences in employee populations, the estimated ratio reported below should not be used as a basis for comparison between companies.
SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. We determined a median employee in 2020 based on a measurement date of December 31, 2020. In determining that median employee, we did not exclude any of our international employees, all of whom are located in Mexico or the Netherlands, and no cost-of-living adjustment was applied. We used a definition of compensation, or “consistently applied compensation measure” (CACM), that included 2020 base salary and 2020 target annual incentive award and selected the median employee from a group of employees who received compensation within plus or minus 1% of the median CACM. We used the same median employee for 2021, after considering the changes to our employee population and compensation programs during 2021, as well as the 2021 compensation of the median employee.
To calculate the 2021 pay ratio, we calculated 2021 compensation for Mr. Martin and the median employee using the methodology used for the 2021 Summary Compensation Table plus health and welfare and other nondiscriminatory benefits, which are a key part of our total rewards program. Using this methodology, the 2021 total compensation of our median employee was $137,800 and the 2021 total compensation of our Chief Executive Officer was $24,698,895. For 2021, we estimate that the ratio of Chief Executive Officer pay to median employee pay was 179:1.

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About the Annual Shareholders Meeting and Voting
Attending the Annual Shareholders Meeting
1.What is the format of the Annual Shareholders Meeting, and what content will be covered?

To help protect the health and safety of our shareholders, employees and directors in light of the uncertainty created by the COVID-19 pandemic, we are holding the Annual Shareholders Meeting online in a virtual-only format. In line with our strategic focus on helping enable a just energy transition, the online virtual-only format also reduces the transportation costs and environmental impact of the Annual Shareholders Meeting by providing all shareholders the opportunity to attend and participate in the meeting from any location. See Questions 3 and 4 below for information about attending and participating in the meeting.
The content of the Annual Shareholders Meeting will consist of the formal shareholder meeting business items outlined in Question 13 below. We do not intend to hold a business update at the Annual Shareholders Meeting, but we will answer questions related to our business and operations following adjournment of the formal business portion of the meeting during a question-and-answer session. For information about our business, we encourage you to review our Annual Report to Shareholders, which is available on the Internet at www.sempra.com/2022-annual-meeting and www.proxyvote.com.
2.Who can attend, vote and submit questions at the virtual Annual Shareholders Meeting, and how do I attend the virtual meeting?

Attending the Meeting in Listen-Only Mode. We will permit all persons, including shareholders of record, beneficial owners of shares held in “street name” through a bank, broker or other nominee and non-shareholder guests, to attend the Annual Shareholders Meeting being conducted online via live audio webcast in listen-only mode. Please visit www.virtualshareholdermeeting.com/SRE2022 at the date and time of the meeting to attend in this limited capacity. Please note that individuals attending the meeting in this capacity will not be able to vote or submit questions.
Participating in the Meeting, Including Voting and Submitting Questions. You are only eligible to participate in the Annual Shareholders Meeting, including to submit questions at the meeting and vote your shares at the meeting prior to the closing of the polls, if you were a shareholder as of March 17, 2022, the record date for the meeting, and you follow the instructions in Question 3 below (which include entering your 16-digit control number when logging into the meeting site). Owners of shares held in the Employee Savings Plans, which are discussed in Question 12 below, may submit questions at the meeting but will not be able to vote these shares at the meeting.
For information on how to attend the meeting as a shareholder and access these participation capabilities, please follow the instructions in Questions 3 and 4 below.
3.How do I participate in the virtual Annual Shareholders Meeting?

The Annual Shareholders Meeting conducted online via live audio webcast will begin promptly at 9 a.m. Pacific Time on Friday, May 13, 2022. We encourage you to access the meeting site at www.virtualshareholdermeeting.com/SRE2022 and enter your 16-digit control number prior to the start time. Online check-in will begin at 8:30 a.m. Pacific Time, and you should allow ample time for check-in procedures on the day of the meeting.
Where to Find/Obtain a 16-Digit Control Number. To be able to submit questions and vote at the virtual meeting prior to the closing of the polls, you will need to log into the meeting site with the 16-digit control number shown on your notice about the Internet availability of our proxy materials, proxy card or voting instruction form. If you are a beneficial owner of shares held through a bank, broker or other nominee and your voting instruction form does not indicate that you may vote your shares through www.proxyvote.com, you will need to obtain a “legal proxy” from your bank, broker or other nominee (preferably at least five days before the Annual Shareholders Meeting) to receive a 16-digit control number that may be used to log into the meeting site. If you are a beneficial owner who needs to obtain such a “legal proxy” to attend the meeting, please follow the specific instructions to do so provided by your bank, broker or other nominee. Shareholders of record needing assistance with control numbers may call the technical support numbers referenced in Question 4 below beginning April 13, 2022, and beneficial owners needing assistance with control numbers should contact their bank, broker or other nominee.
How to Submit Questions During the Annual Shareholders Meeting. Each shareholder who logs into the virtual Annual Shareholders Meeting site using a 16-digit control number will be able to submit questions during the meeting. Each shareholder also must provide his or her name and email address upon logging into the meeting site in order for any submitted questions to be recognized during the meeting. Additional instructions on how to attend and participate in the virtual meeting are posted at www.proxyvote.com.
How Shareholder Questions Will Be Addressed During the Meeting. Just as we have done for in-person meetings in the past, representatives from the company generally will answer questions, as time permits, in the order they are received and as recognized by the Chair of the meeting in his or her sole discretion, except that questions not directly related to the business of the meeting will be reserved for a question-and-answer session to start immediately following adjournment of the formal business portion of the meeting and continue until a reasonable time as determined by the Chair of the meeting. Each question recognized by the Chair of the meeting, as well as the identity of the shareholder posing the question, will be read by the Chair so that all meeting attendees can hear the question and the response. If any shareholder submits questions that cannot be answered within the time available, due to time constraints, technical difficulties or for any other reason, the shareholder may contact our investor relations department at investor@sempra.com or (619) 696-2901 after the meeting concludes to obtain responses to these questions. We generally will not restrict the content covered by the questions that may be asked; however, the meeting is not to be used as a forum to present general economic, political or other views that are not directly related to the matters properly before the meeting and questions should be limited to the

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formal business of the meeting or the business and operations of Sempra. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters during the formal business portion of the meeting, and we reserve the right to exclude questions regarding topics that are not pertinent to company business or otherwise not in compliance with our Rules of Procedure for the Annual Shareholders Meeting. For more information, please consult the Rules of Procedure for the Annual Shareholders Meeting, which will be available at www.sempra.com/2022-annual-meeting before the meeting and on the virtual meeting platform at www.virtualshareholdermeeting.com/SRE2022 during the meeting.
4.What if I have technical difficulties during the check-in time or during the virtual Annual Shareholders Meeting?

Instructions on how to attend and participate in the virtual meeting are posted at www.proxyvote.com. If you encounter difficulties accessing the meeting site during the check-in or meeting time, please call (844) 983-0876 (U.S. and Canada) or +1 (303) 562-9303 (International) beginning April 13, 2022 for technical support, which numbers also will be posted on the login page at www.virtualshareholdermeeting.com/SRE2022. Please plan to check in before the start time of the meeting so that any technical difficulties may be addressed before the live audio webcast begins. The meeting may be recessed or adjourned at the sole discretion of the Chair of the meeting, including if we experience technical difficulties that prevent us from properly conducting the meeting. If technical issues with the meeting platform prevent the Chair from communicating with shareholders on the meeting web portal within 60 minutes after the time for which the meeting was called or in the event of a technical malfunction or other significant problem that disrupts our ability to continue the meeting before the polls are closed and the formal business portion of the meeting has been completed, the meeting will be adjourned and will reconvene at the same virtual location on May 16, 2022 at 9 a.m. Pacific Time, unless announced differently at the meeting. In such event, we expect an announcement will be made on www.virtualshareholdermeeting.com/SRE2022.
How You Can Vote
5.Who is entitled to vote?

You are entitled to one vote on each director nominee and one vote on each of the other proposals to be voted on at the Annual Shareholders Meeting for each share of our common stock that you owned at the close of business on March 17, 2022, the record date for the meeting and any adjournment or postponement thereof. You may vote all shares owned by you on the record date, including (a) shares held directly in your name as the shareholder of record and (b) shares held for you as the beneficial owner through a bank, broker or other nominee. On the record date, 315,772,021 shares of our common stock were outstanding.
6.What is the difference between holding shares as a beneficial owner and as a shareholder of record?

Most of our shareholders hold their shares beneficially through a bank, broker or other nominee rather than having the shares registered directly in their own names. Summarized below are some distinctions between shares held beneficially and those held of record.
Beneficial Owner. If your shares are held through a bank, broker or other nominee, it is likely that the shares are registered in the name of the nominee and you are the beneficial owner of such shares. You are also the beneficial owner of any shares you may own through the Employee Savings Plans. Your bank, broker or other nominee has provided you with voting instructions describing how you may direct the registered holder to vote your shares.
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (AST), you are the shareholder of record of such shares. We have provided you with either a proxy card to use in voting these shares or a notice about the Internet availability of our proxy materials, each of which instructs you on how you may access our proxy materials online and vote your shares.
7.How do I vote and how will my shares be voted?

The process for voting your shares depends on how your shares are held. As discussed above, you may hold your shares as a shareholder of record (registered in your own name) or as a beneficial owner (through a bank, broker or other nominee). See Question 12 below for instructions on how you may direct the voting of your shares held in the Employee Savings Plans.
Voting by Shareholders of Record. If you are a shareholder of record, you may vote by proxy or you may vote by attending the virtual Annual Shareholders Meeting by visiting www.virtualshareholdermeeting.com/SRE2022, where you may vote prior to the closing of the polls and submit questions during the Annual Shareholders Meeting. Please have your notice about the Internet availability of our proxy materials or proxy card in hand when you visit the meeting site in order to enter your 16-digit control number at the login page for the meeting. For more information about how to attend and vote at the Annual Shareholders Meeting, see Questions 2, 3 and 4 above.
Even if you plan to attend the virtual Annual Shareholders Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the meeting.
If you are a shareholder of record and would like to vote your shares by proxy in advance of the Annual Shareholders Meeting, you may vote in the following ways:

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Internet — by visiting proxyvote.com, or by scanning the QR code on your proxy card or your notice about the Internet availability of our proxy materials, and following the other Internet voting instructions included in this proxy statement or on your notice about the Internet availability of our proxy materials or proxy card
Telephone — by calling 1-800-690-6903 and following the other telephone voting instructions included in this proxy statement or on your proxy card
Mail — by marking, dating and signing your proxy card in accordance with the instructions on the card and returning it by mail in the pre-addressed reply envelope provided with our proxy materials (if you received our proxy materials by mail)
For Internet (including via a mobile device) and telephone voting, you will need to have your notice about the Internet availability of our proxy materials or proxy card available. Internet and telephone voting will close at 11:59 p.m. Eastern Time on May 12, 2022. If you wish to vote by completing and returning your proxy card by mail, your completed proxy card must be received before the polls close for voting at the Annual Shareholders Meeting or any adjournment or postponement thereof.
Voting by Beneficial Owners. If you hold your shares as a beneficial owner through a bank, broker or other nominee, you should receive separate voting instructions from that entity describing how you may direct the registered holder to vote your shares in advance of the Annual Shareholders Meeting. You may also vote by attending the virtual Annual Shareholders Meeting by visiting www.virtualshareholdermeeting.com/SRE2022 where you may vote prior to the closing of the polls and submit questions during the Annual Shareholders Meeting. Please have in hand your voting instruction form or, if you obtained a “legal proxy,” the separate information provided to you that, in each case, includes your 16-digit control number, when you visit the virtual meeting site in order to enter the number at the login page for the meeting. For more information about how to attend and vote at the Annual Shareholders Meeting, see Questions 2, 3 and 4 above.
Voting of Shares as Directed. Your shares will be voted as you instruct on your proxy card, your voting instruction form, or pursuant to the other methods to direct your vote described above. Except for shares in the Employee Savings Plans, which are discussed in Question 12 below, if you submit your vote by telephone or via the Internet or sign and return your proxy card without giving specific instructions, in each case, such shares will be voted in accordance with the recommendations of our Board of Directors on the proposals described in this proxy statement and in the discretion of the proxy holders on any other matters that properly come before the Annual Shareholders Meeting and any adjournment or postponement thereof.
8.How can I vote without attending the Annual Shareholders Meeting?

Whether you hold your shares as a shareholder of record or as a beneficial owner, it is not necessary for you to attend the virtual Annual Shareholders Meeting or any adjournment or postponement thereof in order to vote your shares. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares as a beneficial owner, you may vote by submitting voting instructions to the registered owner of your shares.
For directions on how you may vote, please refer to the instructions in Question 7 above or in your proxy card, voting instruction form or notice about the Internet availability of our proxy materials.
Even if you plan to attend the virtual Annual Shareholders Meeting, we recommend that you also submit your proxy or voting instructions in advance as described in Question 7 above so that your vote will be counted if you later decide not to attend.
9.What is the deadline to vote in advance of the Annual Shareholders Meeting?

If you hold shares as a shareholder of record and you wish to vote by Internet before the meeting or by telephone, you must do so before Internet and telephone voting closes at 11:59 p.m. Eastern Time on May 12, 2022. If you hold shares as a shareholder of record and wish to vote by mail, your completed proxy card must be received before the polls close for voting at the Annual Shareholders Meeting or any adjournment or postponement thereof.
If you hold shares in any of the Employee Savings Plans, your voting instructions must be received by 8 a.m. Eastern Time on May 10, 2022, for the trustee of the plans to vote your shares in accordance with your instructions. See Question 12 below.
If you hold shares as a beneficial owner (but not through the Employee Savings Plans), you should follow the voting instructions provided by your bank, broker or other nominee.
10.May I change or revoke my vote?

If you are a shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101 that is received before the polls close for voting at the Annual Shareholders Meeting or any adjournment or postponement thereof, or by attending the virtual Annual Shareholders Meeting and voting at the meeting prior to the closing of the polls as described in Questions 2 and 3 above (which would automatically revoke the previously submitted proxy). Note that if you are a shareholder of record, you cannot change your vote in advance of the meeting using the Internet or telephone voting methods described in Question 7 above after 11:59 p.m. Eastern Time on May 12, 2022. If you are an owner of shares held in the Employee Savings Plans, as described in Question 12 below, you cannot change your vote after 8 a.m. Eastern Time on May 10, 2022.

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Attendance at the Annual Shareholders Meeting will not cause your previously granted proxy to be revoked unless you submit a new vote during the meeting prior to the closing of the polls.
For shares you hold as a beneficial owner, you may change your vote by timely submitting new voting instructions to your bank, broker or other nominee (which revokes your earlier instructions), or by attending the virtual Annual Shareholders Meeting and voting at the meeting prior to the closing of the polls as described in Questions 2 and 3 above (which would revoke previously submitted instructions). Beneficial owners of shares should follow the voting instructions provided by their bank, broker or other nominee.
11.Is my vote confidential?

The Employee Savings Plans automatically provide for confidential voting for the shares in those plans, and votes by beneficial owners of our shares also will be confidential depending on the policies of the applicable bank, broker or other nominee. Shareholders of record may elect that their identity and individual vote be held confidential by making the appropriate selection when voting by telephone or via the Internet or by marking the appropriate box on their proxy card. Confidentiality elections will not apply to the extent voting disclosure is required by law or is necessary or appropriate to assert or defend any claim relating to voting.
12.How are shares held in the Employee Savings Plans voted? What happens if I do not timely vote such shares?

If you hold shares through the Sempra Energy Savings Plan, Southern California Gas Company Retirement Savings Plan or San Diego Gas & Electric Company Savings Plan (collectively, the Employee Savings Plans), they will be voted as you instruct via the Internet (including with a mobile device) or by telephone or mail as these voting methods are described in Question 7 above. If you submit your vote without giving specific instructions or you do not timely submit your vote, your shares will be voted in the discretion of Newport Trust Company, the independent fiduciary and investment manager for the Sempra Energy Common Stock Fund under the Employee Savings Plans.
For shares held through the Employee Savings Plans, your voting instructions must be received by 8 a.m. Eastern Time on May 10, 2022 for Newport Trust Company to vote your shares in accordance with your instructions. Although the meeting site may permit you to cast a vote during the Annual Shareholders Meeting if you choose to attend, that vote will not be counted with respect to any shares held in the Employee Savings Plans, which also has been the case at our in-person meetings in past years. Owners of shares through the Employee Savings Plans will be able to submit questions during the meeting in the same manner as our other shareholders, if they log into the meeting site using their 16-digit control number as described in Question 3 above.
Information About Proposals To Be Voted On
13.What items of business will be voted on at the Annual Shareholders Meeting?

The business items to be voted on at the Annual Shareholders Meeting are:

Business Items
Proposal 1. Election of directors.
Proposal 2. Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm.
Proposal 3. Advisory approval of our executive compensation.
Proposal 4. A shareholder proposal requiring an independent board chairman, if properly presented at the meeting.
14.What are my voting choices?

You may vote “FOR” or “AGAINST” the election of each of the director nominees or you may “ABSTAIN” from voting on one or more director nominees. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the other proposals to be voted on at the Annual Shareholders Meeting.

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15.How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares as follows:

Proposal	Board Recommendation
1.Election of directors	FOR each director nominee
2.Ratification of appointment of independent registered public accounting firm	FOR ratification of appointment of independent registered public accounting firm
3.Advisory approval of our executive compensation	FOR advisory approval of our executive compensation
4.Shareholder proposal requiring an independent board chairman	AGAINST shareholder proposal requiring an independent board chairman
16.What vote is required to approve each item?

Assuming a quorum (as defined in Question 20 below) is present at the Annual Shareholders Meeting, the vote required to approve each item is as follows:

Proposal	Vote Required for Approval
1.Election of directors	Each director must receive “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares.
2.Ratification of appointment of independent registered public accounting firm	Requires “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares. While this is an advisory vote and non-binding, our Audit Committee may reconsider the appointment if it is not ratified.
3.Advisory approval of our executive compensation	Requires “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares. While this is an advisory vote and non-binding, our Compensation and Talent Development Committee will take the voting results on this proposal into consideration when making future executive compensation decisions.
4.Shareholder proposal requiring an independent board chairman	Requires “FOR” votes constituting a majority of the shares represented and voting at the Annual Shareholders Meeting, and the “FOR” votes also must represent more than 25% of our outstanding shares.
17.What happens if additional items are presented at the Annual Shareholders Meeting?

We are not aware of any item that may be voted on at the Annual Shareholders Meeting that is not described in this proxy statement, nor have we received notice of any such item by the deadline prescribed by Rule 14a-4(c)(1) under the Exchange Act. However, the holders of the proxies that we are soliciting will have the discretion to vote them in accordance with their best judgment on any additional matters that may be voted on at the Annual Shareholders Meeting and any adjournment or postponement thereof, including matters incidental to the conduct of the meeting.
18.How are votes counted?

You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any or all nominees for election as directors and on any other matter to be voted on at the Annual Shareholders Meeting.
If you indicate “ABSTAIN” on any or all nominees or proposals, your vote will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting and any adjournment or postponement thereof (see Question 20 below), but will not be considered a vote cast with respect to the director nominee(s) or other proposal(s) on which you abstain from voting.
Broker non-votes (see Question 19 below) will be counted for determining the presence or absence of a quorum for the transaction of business at the Annual Shareholders Meeting and any adjournment or postponement thereof, but will not be considered votes cast with respect to the election of any director nominee or any other proposal for which they occur.
19.What is a broker non-vote?

On matters on which a bank, broker or other nominee is permitted to exercise discretionary voting authority (routine matters), your bank, broker or other nominee may vote your shares for which you do not provide timely voting instructions in its discretion. Because the ratification of the appointment of our independent registered public accounting firm is considered a routine matter, your bank, broker or other nominee may exercise discretionary voting authority on that proposal if you do not provide timely instructions as to how to vote your shares. All other proposals on the

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agenda for the Annual Shareholders Meeting are considered non-routine, and accordingly, your bank, broker or other nominee may not exercise discretionary voting authority on those proposals. As a result, if you hold your shares with a bank, broker or other nominee and you do not provide timely voting instructions for the non-routine proposals, your shares will not be voted on those proposals at the Annual Shareholders Meeting and will be considered “broker non-votes” on those proposals. If you have any questions about the proxy voting process, please contact the bank, broker or other nominee that holds your shares.
20.What constitutes a quorum?

A majority of the outstanding shares of common stock entitled to vote at the Annual Shareholders Meeting or any adjournment or postponement thereof, attending the meeting or represented by proxy, constitutes a quorum for the transaction of business at the meeting. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present at the Annual Shareholders Meeting or any adjournment or postponement thereof.
21.Will shares that I hold in my brokerage account be voted if I do not provide timely voting instructions?

If you do not provide timely instructions as to how to vote your shares held through a brokerage firm, your broker will have the discretionary voting authority to vote your shares only on the proposal to ratify the appointment of our independent registered public accounting firm. In that case, your broker will be prohibited from voting your shares on all other proposals on the agenda for the Annual Shareholders Meeting and your shares will be considered broker non-votes with respect to those proposals (see Question 19 above) unless you, or your proxy holder(s), vote your shares on those proposals at the virtual Annual Shareholders Meeting by attending the meeting and any adjournment or postponement thereof.
22.Will shares that I own as a shareholder of record be voted if I do not timely submit voting instructions?

Your shares that you own as a shareholder of record will be voted as you instruct in advance of the meeting by telephone, via the Internet or on your proxy card. If you submit your vote by telephone or via the Internet in advance of the meeting or sign and return your proxy card without giving specific instructions, in each case, such shares will be voted in accordance with the recommendations of our Board of Directors on the proposals described in this proxy statement and in the discretion of the proxy holders on any other matters that properly come before the Annual Shareholders Meeting and any adjournment or postponement thereof.
If you do not timely vote by one of the voting methods described in Question 7 above, your shares will not be voted unless you, or your proxy holder(s), vote your shares at the virtual Annual Shareholders Meeting by attending the meeting and any adjournment or postponement thereof.
23.Where can I find the voting results?

We expect to announce preliminary voting results at the Annual Shareholders Meeting and to publish final results in a Current Report on Form 8-K that we will file with the SEC following the meeting. The report will be available on our website at www.sempra.com under the “Investors” and “SEC Filings” tabs.
Proxy Materials
24.Why did I receive a notice in the mail about the Internet availability of the proxy materials instead of a paper copy of the materials?

We distribute our proxy materials via the Internet to shareholders who have not requested a paper copy. On or about March 29, 2022, we mailed a notice about the Internet availability of our proxy materials for the Annual Shareholders Meeting, containing instructions on how to access our proxy materials on the Internet and how to request a paper copy by mail or an electronic copy by email. The notice also contains instructions on how you may request our proxy materials by mail (paper copy) or email (electronic copy) on an ongoing basis. If you are a shareholder of record and wish to receive paper copies of our current and/or future proxy materials, you may request them via the Internet by visiting www.proxyvote.com and clicking “Delivery Settings,” by telephone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com (if requesting by email, please include in the subject line your 16-digit control number shown on your notice about the Internet availability of our proxy materials or proxy card). If you are a beneficial holder of shares held by a bank, broker or other nominee and wish to receive paper copies of our current and/or future proxy materials, please contact your bank, broker or other nominee directly. We encourage shareholders to take advantage of the availability of our proxy materials online to help reduce the environmental impact of our annual shareholders meetings and reduce our printing and mailing costs.
25.Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

We are providing some of our shareholders, including those who previously have requested a paper copy, with a paper copy of our proxy materials instead of a notice about the Internet availability of our proxy materials.

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In addition, we are providing a notice about the Internet availability of our proxy materials by email to our shareholders who previously have elected electronic delivery. The email contains a link to the website where you can access our proxy materials and vote your shares via the Internet in advance of the Annual Shareholders Meeting.
26.How can I access the proxy materials over the Internet?

You can view our proxy materials on the Internet at www.proxyvote.com. To view our proxy materials at this site, you will be asked to enter the 16-digit control number shown on your notice about the Internet availability of our proxy materials, proxy card, voting instruction form or, if you obtained a “legal proxy,” the separate information provided to you, that in each case includes your 16-digit control number, each of which contains additional instructions on how to view our proxy materials on the Internet. In the alternative, if you do not have your 16-digit control number in hand, you may view our proxy materials at www.sempra.com/2022-annual-meeting or https://materials.proxyvote.com/816851.
27.How can I elect to receive future proxy materials electronically?

If you are a shareholder of record and wish to request electronic delivery of our proxy materials in the future, please access your account at www.astfinancial.com/login on the Internet to enroll. Please click on “Shareholder Central” to log into your account, then select “Receive Company Mailings Via Email” and provide your email address. If you choose to access our future proxy materials electronically, we will discontinue mailing our proxy materials to you beginning next year, and we will instead send you an email with instructions containing a link to the website where you can access our proxy materials and vote your shares. You may discontinue electronic delivery at any time.
If you are a beneficial holder of shares held by a bank, broker or other nominee and wish to receive electronic delivery of our proxy materials in the future, please contact your bank, broker or other nominee directly.
28.I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy?

If you share an address with another shareholder, you may receive only one set of our proxy materials unless you or the other shareholder have provided contrary instructions. If you are a shareholder of record and you wish to receive a separate set of the materials, please request the additional copy by contacting our proxy solicitor, Morrow Sodali LLC, at:

(800) 662-5200 (U.S. and Canada) +1 (203) 658-9400 (International)
SRE.info@investor.morrowsodali.com
A separate set of the materials will be sent promptly following receipt of your request.
If you are a shareholder of record and wish to receive a separate set of our proxy materials in the future, or if you have received multiple sets of our proxy materials and would like to receive only one set in the future, please write to or call our transfer agent, AST, at:

American Stock Transfer & Trust Company, LLC Attn: Sempra 6201 15th Avenue Brooklyn, NY 11219
(877) 773-6772 (U.S. and Canada) +1 (718) 921-8124 (International)
If you are a beneficial owner of shares held by a bank, broker or other nominee and you wish to receive a separate set of these or our future proxy materials, or if you have received multiple sets of these proxy materials and would like to receive only one set in the future, please contact your bank, broker or other nominee directly.
29.What is included in the proxy materials?

Our proxy materials include:
•Our Notice of Annual Shareholders Meeting
•Our proxy statement for the Annual Shareholders Meeting, which contains descriptions of the proposals to be voted on at the Annual Shareholders Meeting, the voting process, our Board of Directors and board committees, our corporate governance, the compensation of our directors and certain executive officers, and other information
•Our 2021 Annual Report to Shareholders
If you received a paper copy of these materials by mail, our proxy materials also include a proxy card or voting instruction form. Otherwise, you received a notice about the Internet availability of our proxy materials, which includes instructions on how to access these materials online and submit your vote.

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Information About 2023 Shareholder Proposals and Director Nominations
30.How can shareholders submit shareholder proposals to be included in our proxy materials for our annual shareholders meeting in 2023? What is the deadline for submitting any such proposals?

Shareholder proponents who desire to submit shareholder proposals to be included in our proxy materials for our annual shareholders meeting in 2023 must meet the eligibility requirements of the SEC’s shareholder proposal rule (Rule 14a-8 under the Exchange Act), and their proposals must comply with the requirements of that rule to be included in our proxy materials.
Shareholder proposals that are intended to be included in our proxy materials for our annual shareholders meeting in 2023 must be received by our Corporate Secretary no later than 5:00 p.m. Pacific Time on November 29, 2022, and must be submitted to the following address:

Attn: Corporate Secretary Sempra 488 8th Avenue San Diego, CA 92101
Proposals that are not timely submitted or are submitted to the incorrect address or other than to the attention of our Corporate Secretary may, at our discretion, be excluded from our proxy materials.
Question 31 below describes the procedures set forth in our bylaws through which shareholders may nominate and include director candidates in our proxy statement for our annual shareholders meeting in 2023, and the related deadlines for submission. Question 32 below describes the procedures set forth in our bylaws through which shareholders may nominate director candidates or present other items of business directly at our annual shareholders meeting in 2023 (meaning that they are not seeking to include such matters in our proxy materials), and the related deadlines for submission.
31.How may shareholders nominate and include director candidates in our proxy materials for our annual shareholders meeting in 2023? What is the deadline for submitting any such nominations?

Shareholders who wish to submit director nominees for inclusion in our proxy materials for our annual shareholders meeting in 2023 must give written notice of their intention to do so in accordance with the requirements and deadlines described below.
Our bylaws give a shareholder, or a group of no more than 20 shareholders, who has continuously owned at least 3% of our outstanding shares entitled to vote in the election of directors for at least three years, the ability to nominate and include in our proxy statement up to the greater of two directors or 20% of the number of the company’s directors then in office, if the shareholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. Notice of director nominees submitted under these proxy access provisions must be received at least 120 days but not more than 150 days prior to the first anniversary of the date the proxy statement was first sent to shareholders in connection with our last annual shareholders meeting. The period for the receipt from shareholders of any such notice for our 2023 annual shareholders meeting will begin on October 30, 2022, and end at 5:00 p.m. Pacific Time on November 29, 2022. Any such notice must include the information required by our proxy access bylaw provisions (which may be obtained as provided in Question 35 below) and also must be updated and supplemented as required by those bylaw provisions. Any such notice must be timely delivered in writing to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101. We will not include any shareholder-submitted director nominees in our proxy materials for our annual shareholders meeting in 2023 that do not meet the requirements set forth in our bylaws.
These notice requirements applicable under our proxy access bylaw provisions do not apply to shareholder proposals intended for inclusion in our proxy materials for our annual shareholders meeting in 2023 under SEC Rule 14a-8. The requirements and the deadline for submitting those proposals are set forth in Question 30 above. In addition, the notice requirements applicable under our proxy access bylaw provisions do not apply to shareholder proposals or director nominations to be presented directly at an annual meeting of our shareholders (meaning that the proponent is not seeking to include the proposal or nomination in our proxy materials), the procedures and deadlines for which for purposes of our annual shareholders meeting in 2023 are described in Question 32 below.
In addition to satisfying the foregoing requirements under the company’s bylaws, to comply with the SEC's universal proxy rules, which are scheduled to become effective after the Annual Shareholders Meeting is held, shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide, no later than March 14, 2023, a notice to the company setting forth the information required by SEC Rule 14a-19.

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32.How may shareholders nominate director candidates or present other items of business for consideration at our annual shareholders meeting in 2023 (if they are not seeking to include such matters in our proxy materials for the meeting)? What is the deadline for submitting any such nominations or proposals?

Shareholders who wish to nominate director candidates (outside of our proxy access bylaw provisions) or who wish to present other items of business (outside of the SEC Rule 14a-8 process) directly at our annual shareholders meeting in 2023 must give written notice of their intention to do so in accordance with the requirements and deadlines described below.
For any director nominations or proposed items of business that are submitted by shareholders and are not intended to be included in our proxy materials for our annual shareholders meeting in 2023, we must receive notice thereof at least 90 days but not more than 120 days before the first anniversary of the date of our last annual shareholders meeting. The period for the receipt from shareholders of any such notice of nomination or proposal for our 2023 annual shareholders meeting will begin on January 13, 2023, and end at 5:00 p.m. Pacific Time on February 12, 2023. Any such notice must include the information required by our advance notice bylaw provisions (which may be obtained as provided in Question 35 below) and also must be updated and supplemented as required by those bylaw provisions. Any such notice must be timely delivered in writing to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101. We will not entertain any director nominations or other proposals from our shareholders at our annual shareholders meeting in 2023 that do not meet the requirements set forth in our bylaws.
These notice requirements applicable under our advance notice bylaw provisions do not apply to shareholder proposals intended for inclusion in our proxy materials for our annual shareholders meeting in 2023 under SEC Rule 14a-8. The requirements and the deadline for submitting those proposals are set forth in Question 30 above. In addition, the notice requirements applicable under our advance notice bylaw provisions do not apply to shareholder nominations of director candidates that are intended to be included in our proxy materials for our annual shareholders meeting in 2023, the procedures and deadlines for which are described in Question 31 above.
None of the advance notice requirements described in this Question 32 or in Questions 30 or 31 above apply to questions that a shareholder may wish to submit at the Annual Shareholders Meeting.
33.May shareholders recommend director candidates to be considered for nomination by the Board of Directors?

Shareholders may recommend director candidates for consideration by the Corporate Governance Committee of our Board of Directors by writing to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101. Any such recommendation must be accompanied by a statement from the proposed candidate that he or she would give favorable consideration to serving on the board and should include sufficient biographical and other information about the proposed candidate and his or her qualifications to permit the Corporate Governance Committee to make an informed decision as to whether further consideration of the candidate would be warranted.

80	Sempra 2022 Proxy Statement

Other Information
34.Who is making and paying for this proxy solicitation?

Sempra is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing our proxy materials and of soliciting proxies for the Annual Shareholders Meeting. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding our proxy materials to beneficial shareholders.
Our directors, officers and employees may solicit proxies in person, by telephone or by electronic communication. They will not receive any additional compensation for these activities.
We also have engaged Morrow Sodali LLC to provide proxy solicitation services, including assisting us in distributing our proxy materials and soliciting proxies for the Annual Shareholders Meeting. We will pay a base fee of $25,000, plus customary costs and expenses, for these services.
35.Where can I find more information about Sempra?

Our consolidated financial statements and additional information regarding the company are included in our 2021 Annual Report to Shareholders that accompanies this proxy statement, which includes our 2021 Form 10-K. We filed our 2021 Form 10-K with the SEC on February 25, 2022. Our 2021 Form 10-K, as well as other information that we file with the SEC, can be viewed online on the SEC’s website at www.sec.gov. In addition, our 2021 Form 10-K and other information that we file with the SEC are available on our website at www.sempra.com under the “Investors” and “SEC Filings” tabs. We also will furnish a copy of our 2021 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any shareholder who so requests by writing to the attention of our Corporate Secretary at Sempra’s principal executive offices at 488 8th Avenue, San Diego, California 92101.
By writing to us, shareholders also may obtain, without charge, copies of our bylaws, Corporate Governance Guidelines, codes of conduct and charters of our standing board committees. These materials also are available on the Internet on our website at www.sempra.com under the “Investors” and “Governance” tabs.
36.Who is Sempra’s transfer agent and how do I contact them?

If you are a shareholder of record and have questions concerning share certificates, dividend checks, ownership transfer or other matters relating to your share account, please contact AST, our transfer agent, at the following address or phone numbers:

American Stock Transfer & Trust Company, LLC Attn: Sempra 6201 15th Avenue Brooklyn, NY 11219
(877) 773-6772 (U.S. and Canada) +1 (718) 921-8124 (International)
We have a dividend reinvestment and Direct Stock Purchase Program under which you may have all or a portion of your dividends (but not less than 10% of each dividend) automatically reinvested to purchase our shares. You also may elect to purchase additional shares through optional cash payments. This program is offered only by means of a prospectus. For information about this program or to obtain a copy of the applicable prospectus, please contact our transfer agent at the address or the phone numbers listed above.

Sempra 2022 Proxy Statement	81

Other Information	Table of Contents
37.How can I get copies of the proxy materials?

If you need a copy of our proxy materials for the Annual Shareholders Meeting, please contact our proxy solicitor by email, mail or phone as follows:

SRE.info@investor.morrowsodali.com
Morrow Sodali LLC 333 Ludlow St, 5th Floor, South Tower Stamford, CT 06902
(800) 662-5200 (U.S. and Canada) +1 (203) 658-9400 (International)
Shareholders also may write to or email us at the following addresses to request a copy of our proxy materials for the Annual Shareholders Meeting:

Attn: Corporate Secretary Sempra 488 8th Avenue San Diego, CA 92101
Investor@sempra.com
38.Who do I contact with any additional questions?

If you have any additional questions about the Annual Shareholders Meeting or how you may vote, or how to change or revoke your vote, please contact our proxy solicitor, Morrow Sodali LLC, at the addresses or phone numbers set forth in Question 37 above.
This Notice of Annual Shareholders Meeting and proxy statement are sent by order of the Sempra Board of Directors.

Jennifer F. Jett
Corporate Secretary
Dated: March 29, 2022

82	Sempra 2022 Proxy Statement

Appendix A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF SEMPRA ADJUSTED EARNINGS TO SEMPRA GAAP EARNINGS (Unaudited)(1)
Sempra Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests (NCI)) in 2021, 2017, 2016 and 2011 as follows:
In 2021:
•$(1,148) million from impacts associated with Aliso Canyon natural gas storage facility litigation at SoCalGas
▪$(44) million impact from foreign currency and inflation and associated undesignated derivatives
▪$(47) million net unrealized losses on commodity derivatives
▪$(30) million in charges associated with hedge termination costs and a write-off of unamortized debt issuance costs from the early redemptions of debt at Sempra Infrastructure in October 2021
▪$(92) million in charges associated with make-whole premiums and a write-off of unamortized discount and debt issuance costs from the early redemptions of debt at Parent and other in December 2021
▪$(72) million net income tax expense related to the utilization of a deferred income tax asset upon completing the sale of a 20% NCI in SI Partners to KKR in October 2021
▪$50 million equity earnings from investment in RBS Sempra Commodities LLP, which represents a reduction to an estimate of our obligations to settle pending value added tax (VAT) matters and related legal costs at our equity method investment at Parent and other
In 2017:
▪$(208) million write-off of wildfire regulatory asset at SDG&E
▪$(20) million associated with Aliso Canyon litigation reserves at SoCalGas
▪$(25) million impact from foreign currency and inflation and associated undesignated derivatives
▪$4 million net unrealized gains on commodity derivatives
▪$(47) million impairment of Termoeléctrica de Mexicali (TdM) assets held for sale
▪$5 million deferred income tax benefit on the TdM assets held for sale
▪$28 million of recoveries related to 2016 permanent releases of pipeline capacity at Sempra Infrastructure
▪$(870) million income tax expense from the impact of the Tax Cuts and Jobs Act of 2017 (TCJA)
In 2016:
•$(80) million adjustments related to tax repairs deductions reallocated to ratepayers as a result of the 2016 General Rate Case Final Decision (2016 GRC FD) at SDG&E and SoCalGas
•$25 million impact from foreign currency and inflation and associated undesignated derivatives
•$(9) million net unrealized losses on commodity derivatives
•$(90) million impairment of TdM assets held for sale
•$(5) million deferred income tax expense related to our decision to hold TdM for sale
•$350 million noncash gain from the remeasurement of our equity method investment in IEnova Pipelines (formerly Gasoductos de Chihuahua or GdC), a 50-50 joint venture between our Mexican subsidiary, IEnova, and Petróleos Mexicanos (PEMEX), in connection with IEnova’s September 2016 acquisition of PEMEX’s 50-percent interest in GdC
•$78 million gain at Sempra Infrastructure on the September 2016 sale of EnergySouth, Inc., the parent company of Mobile Gas Service Corporation and Willmut Gas Company
•$(123) million losses from the permanent release of pipeline capacity at Sempra Infrastructure
•$(27) million impairment charge related to Sempra Infrastructure's investment in Rockies Express Pipeline LLC (Rockies Express)
In 2011:
▪$15 million impact from foreign currency and inflation and associated undesignated derivatives
▪$(8) million net unrealized losses on commodity derivatives
▪$277 million gain from remeasurement of equity method investments in South America

Sempra Adjusted Earnings and Adjusted EPS are non-GAAP financial measures (GAAP represents generally accepted accounting principles in the United States of America). These non-GAAP financial measures exclude significant items that are generally not related to our ongoing business activities and/or are infrequent in nature. These non-GAAP financial measures also exclude the impact from foreign currency and inflation effects and associated undesignated derivatives and unrealized gains and losses on commodity derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra GAAP Earnings and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

(1)    This description and reconciliation are different than the predefined adjustments to earnings for annual bonus plan purposes. See Appendix D for information about those adjustments.

Sempra 2022 Proxy Statement	83

Appendix A	Table of Contents

(Dollars in millions, except per share amounts; shares in thousands)	Pretax Amount	Income Tax (Benefit) Expense(1)	Non-controlling Interests	Earnings
	Year ended December 31, 2021
Sempra GAAP Earnings				$1,254
Excluded items:
Impacts associated with Aliso Canyon litigation	$1,593	$(445)	$—	1,148
Impact from foreign currency and inflation and associated undesignated derivatives	44	4	(4)	44
Net unrealized losses on commodity derivatives	23	(18)	42	47
Costs associated with early redemptions of debt	180	(51)	(7)	122
Net income tax expense related to the utilization of a deferred income tax asset	—	72	—	72
Earnings from investment in RBS Sempra Commodities LLP	(50)	—	—	(50)
Sempra Adjusted Earnings				$2,637
Diluted EPS:
Weighted-average common shares outstanding, diluted – GAAP				313,036
Sempra GAAP EPS				$4.01
Sempra Adjusted EPS				$8.43

Sempra GAAP Earnings CAGR (2017 to 2021)				49%
Sempra Adjusted Earnings CAGR (2017 to 2021)				17%
Sempra GAAP EPS CAGR (2017 to 2021)				41%
Sempra Adjusted EPS CAGR (2017 to 2021)				11%
	Year ended December 31, 2017
Sempra GAAP Earnings				$256
Excluded items:
Write-off of wildfire regulatory asset	$351	$(143)	$—	208
Aliso Canyon litigation reserves	20	—	—	20
Impact from foreign currency and inflation and associated undesignated derivatives	(30)	84	(29)	25
Net unrealized gains on commodity derivatives	(7)	3	—	(4)
Impairment of TdM assets held for sale	71	—	(24)	47
Deferred income tax benefit associated with TdM	—	(8)	3	(5)
Recoveries related to 2016 permanent release of pipeline capacity	(47)	19	—	(28)
Impact from TCJA	—	870	—	870
Sempra Adjusted Earnings(2)				$1,389
Diluted EPS:
Weighted-average common shares outstanding, diluted – GAAP				252,300
Sempra GAAP EPS				$1.01
Sempra Adjusted EPS(2)				$5.51
(1)    Except for adjustments that are solely income tax and tax related to outside basis differences, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates. We did not record an income tax expense for the equity earnings from our investment in RBS Sempra Commodities LLP because, even though a portion of the liabilities may be deductible under United Kingdom tax law, it is not probable that the deduction will reduce United Kingdom taxes. Income taxes on the impairment of TdM were calculated based on the applicable statutory rate, including translation from historic to current exchange rates.
(2)    Adjusted Earnings and Adjusted EPS have been updated to reflect the impact from foreign currency and inflation and associated undesignated derivatives and net unrealized gains on commodity derivatives.

84	Sempra 2022 Proxy Statement

Table of Contents	Appendix A

(Dollars in millions, except per share amounts; shares in thousands)	Pretax Amount	Income Tax (Benefit) Expense(1)	Non-controlling Interests	Earnings
	Year ended December 31, 2016
Sempra GAAP Earnings				$1,370
Excluded items:
SDG&E and SoCalGas tax repairs adjustments related to 2016 GRC FD	$135	$(55)	$—	80
Impact from foreign currency and inflation and associated undesignated derivatives	14	(50)	11	(25)
Net unrealized losses on commodity derivatives	16	(7)	—	9
Impairment of TdM assets held for sale	131	(20)	(21)	90
Deferred income tax expense associated with TdM	—	8	(3)	5
Remeasurement gain in connection with GdC acquisition	(617)	185	82	(350)
Gain on sale of EnergySouth	(130)	52	—	(78)
Permanent release of pipeline capacity	206	(83)	—	123
Impairment of investment in Rockies Express	44	(17)	—	27
Sempra Adjusted Earnings(2)				$1,251
Diluted EPS:
Weighted-average common shares outstanding, diluted – GAAP				251,155
Sempra GAAP EPS				$5.46
Sempra Adjusted EPS(2)				$4.98
	Year ended December 31, 2011
Sempra GAAP Earnings				$1,331
Excluded items:
Impact from foreign currency and inflation and associated undesignated derivatives	$9	$(24)	$—	(15)
Net unrealized losses on commodity derivatives	13	(5)	—	8
Remeasurement gain	(277)	—	—	(277)
Sempra Adjusted Earnings(2)				$1,047
Diluted EPS:
Weighted-average common shares outstanding, diluted – GAAP				241,523
Sempra GAAP EPS				$5.51
Sempra Adjusted EPS(2)				$4.34
(1)    Except for adjustments that are solely income tax and tax related to outside basis differences, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates. Income taxes associated with TdM were calculated based on the applicable statutory tax rate, including translation from historic to current exchange rates.
(2)    Adjusted Earnings and Adjusted EPS have been updated to reflect the impact from foreign currency and inflation and associated undesignated derivatives and net unrealized losses on commodity derivatives.

Sempra 2022 Proxy Statement	85

Appendix A	Table of Contents

RECONCILIATION OF SEMPRA 2021 ADJUSTED EPS GUIDANCE RANGE TO SEMPRA 2021 GAAP EPS GUIDANCE RANGE (Unaudited)
Sempra 2021 Adjusted EPS Guidance Range of $7.75 to $8.35 excludes items (after the effects of income taxes and, if applicable, NCI) as follows:
▪$(1,148) million from impacts associated with Aliso Canyon natural gas storage facility litigation at SoCalGas
▪$(44) million impact from foreign currency and inflation and associated undesignated derivatives
▪$(47) million net unrealized losses on commodity derivatives
▪$(30) million in charges associated with hedge termination costs and a write-off of unamortized debt issuance costs from the early redemptions of debt at Sempra Infrastructure in October 2021
▪$(92) million in charges associated with make-whole premiums and a write-off of unamortized discount and debt issuance costs from the early redemptions of debt at Parent and other in December 2021
▪$(72) million net income tax expense related to the utilization of a deferred income tax asset upon completing the sale of a 20% NCI in SI Partners to KKR in October 2021
▪$50 million equity earnings from investment in RBS Sempra Commodities LLP, which represents a reduction to an estimate of our obligations to settle pending VAT matters and related legal costs at our equity method investment at Parent and other
Sempra 2021 Adjusted EPS Guidance is a non-GAAP financial measure. This non-GAAP financial measure excludes significant items that are generally not related to our ongoing business activities and/or infrequent in nature. This non-GAAP financial measure also excludes the impact from foreign currency and inflation effects and associated undesignated derivatives and unrealized gains and losses on commodity derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra's business operations to prior and future periods. Sempra 2021 Adjusted EPS Guidance Range should not be considered an alternative to Sempra 2021 GAAP EPS Guidance Range. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles Sempra 2021 Adjusted EPS Guidance Range to Sempra 2021 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EPS GUIDANCE RANGE TO GAAP EPS GUIDANCE RANGE
	Full-Year 2021
Sempra GAAP EPS Guidance Range(1)	$3.36	to	$3.96
Excluded items:
Impacts associated with Aliso Canyon litigation	3.64		3.64
Impact from foreign currency and inflation and associated undesignated derivatives	0.14		0.14
Net unrealized losses on commodity derivatives	0.15		0.15
Costs associated with early redemptions of debt	0.39		0.39
Net income tax expense related to the utilization of a deferred income tax asset	0.23		0.23
Earnings from investment in RBS Sempra Commodities LLP	(0.16)		(0.16)
Sempra Adjusted EPS Guidance Range	$7.75	to	$8.35
Weighted-average common shares outstanding, diluted (millions)(2)(3)			315
(1)    Sempra's prior GAAP EPS Guidance Range for full-year 2021 has been updated to reflect the impacts associated with Aliso Canyon litigation, impact from foreign currency and inflation and associated undesignated derivatives and net unrealized losses on commodity derivatives for the year ended December 31, 2021.
(2)    Weighted-average common shares outstanding reflects the conversion of the series A preferred stock that converted on January 15, 2021 and series B preferred stock that converted on July 15, 2021.
(3)    Includes the impact of the IEnova exchange offer.

86	Sempra 2022 Proxy Statement

Appendix B
COMPANIES INCLUDED IN GENERAL INDUSTRY MARKET REVIEW

Company	Company	Company
AECOM Technology Corporation	Freeport-McMoRan Inc.	ONEOK, Inc.
AGCO Corporation	General Mills, Inc.	Oshkosh Truck Corporation
American Axle & Manufacturing Holdings, Inc.	Genuine Parts Company	Owens Corning
Amgen Inc.	Graphic Packaging Holding Company	Packaging Corporation of America
Applied Materials, Inc.	Hanesbrands Inc.	Parker-Hannifin Corporation
Asbury Automotive Group, Inc.	Hess Corporation	PPG Industries, Inc.
Automatic Data Processing, Inc.	Hollyfrontier Corporation	Public Service Enterprise Group Incorporated
AutoNation, Inc.	Hormel Foods Corporation	Republic Services, Inc.
AutoZone, Inc.	Illinois Tool Works Inc.	Rite Aid Corporation
Avis Budget Group, Inc.	Ingredion Incorporated	Rockwell Automation, Inc.
Ball Corporation	International Paper Company	Ross Stores, Inc.
Baxter International Inc.	Interpublic Group of Companies Inc. IQVIA	Ryder System, Inc.
Borg Warner	IQVIA	Science Applications International Corporation
Boston Scientific Corporation	Kellogg Company	Southern Company
Calpine Corporation	Keurig Dr Pepper	Stryker Corporation
Campbell Soup Company	Kimberly-Clark Corporation	Texas Instruments Incorporated
Cheniere Energy, Inc.	Kohl's Corporation	Textron Inc.
CMS Energy Corporation	L3Harris Technologies	The Andersons, Inc
Colgate-Palmolive Company	Land O'Lakes, Inc.	The Clorox Company
Conagra Brands, Inc.	Leidos Holdings, Inc.	The Estee Lauder Companies Inc
Consolidated Edison	Lennar Corporation	The Goodyear Tire & Rubber Company
Constellation Brands, Inc.	Levi Strauss & Co.	The J. M. Smucker Company
Corning Incorporated	ManpowerGroup	The Sherwin-Williams Company
Dana Holding Corporation	Marriott International, Inc.	The Williams Companies Inc
Darden Restaurants, Inc.	Masco Corporation	Universal Health Services, Inc.
Delek US Holdings, Inc.	McDonald's Corporation	V.F. Corporation
Dominion Energy, Inc.	Mohawk Industries, Inc.	Visa Inc.
Dover Corporation	Molson Coors Beverage Company	VISTRA Energy
DTE Energy Company	Navistar International Corporation	Waste Management, Inc.
Eastman Chemical Company	NCR Corporation	Western Digital Corporation
Ecolab Inc.	Nordstrom, Inc.	Westlake Chemical
Emerson Electric Co.	Norfolk Southern Corporation	WestRock Company
FirstEnergy Corp.	NRG Energy, Inc.	Whirlpool Corporation
Fortive Corporation	Office Depot, Inc.	Williams-Sonoma, Inc.
Fortune Brands Home & Security	Olin Corporation	Xcel Energy Inc.
Note: Revenue data for Constellation Brands, Inc., Rite Aid Corporation, Science Applications International Corporation, and Williams-Sonoma, Inc. are based on fiscal year 2020. Information for all other companies is based on fiscal year 2021. Market capitalization, earnings and revenue data was not available for the following companies that were acquired or privately held: Calpine Corporation, Land O’Lakes, Inc., and Navistar International Corporation.

Sempra 2022 Proxy Statement	87

Appendix C
COMPANIES INCLUDED IN UTILITIES MARKET REVIEW

Company	Company	Company
The AES Corporation	DTE Energy Company	NiSource Inc.
Alliant Energy Corporation	Duke Energy Corporation	NRG Energy, Inc.
Ameren Corporation	Edison International	Pinnacle West Capital Corporation
American Electric Power Company, Inc.	Entergy Corporation	PPL Corporation
Atmos Energy Corporation	Evergy, Inc.	Public Service Enterprise Group Inc.
CenterPoint Energy, Inc.	Eversource Energy	Southern Company
CMS Energy Corporation	Exelon Corporation	WEC Energy Group, Inc.
Consolidated Edison, Inc.	FirstEnergy Corp.	Xcel Energy Inc.
Dominion Resources, Inc.	NextEra Energy, Inc.
Note:    Excludes water companies

88	Sempra 2022 Proxy Statement

Appendix D
PERFORMANCE-BASED ANNUAL BONUS PLAN—ADDITIONAL INFORMATION

ADDITIONAL INFORMATION ON PREDEFINED EARNINGS ADJUSTMENTS
Consistent with the approach taken in prior years, the Compensation and Talent Development Committee determined at the beginning of the year that the earnings calculation for annual bonus plan purposes, or ABP Earnings, would be adjusted as follows:
•Exclude the impact of any unplanned changes in tax laws or regulations and accounting rule changes.
•Exclude certain nonrecurring items at the discretion of the Compensation and Talent Development Committee, provided that such items do not have a material adverse impact on the company’s stock price, also as determined by the Compensation and Talent Development Committee. Such items would include but not be limited to:
•the pro forma earnings impact of any acquisition or divestiture to the extent the earnings impact of such acquisition or divestiture or related transaction and integration cost is not included in the Sempra ABP Earnings target.
•nonrecurring gains or losses related to RBS Sempra Commodities, which was sold in 2010.
•Exclude the variance from plan of the foreign exchange gains or losses, net of inflation, including any associated cost of hedging.
•Exclude mark-to-market gains or losses.
•Exclude gains or losses related to legacy litigation matters.
•Exclude the variance from plan of impacts associated with the Sempra Infrastructure Partners transactions and the IEnova tender offers.
•Include 10% of any gains or losses related to asset sales and impairments in connection with a sale to the extent the earnings impact of such item is not included in the ABP Earnings target. This is because the Compensation and Talent Development Committee believes that the impact of asset sales should be measured primarily through stock price. Most of the impact would then be reflected in the long-term incentive plan.
•Exclude items that are required to be excluded from annual bonus plan compensation under the SDG&E and/or SoCalGas General Rate Case decisions.
•Exclude any earnings impact associated with the decommissioning of the San Onofre Nuclear Generating Station (SONGS).
•Exclude the variance from plan of the liability insurance expense not recoverable through balancing accounts.
•Exclude variance from plan of any impairments of the California Assembly Bill 1054 Wildfire Fund.
•Exclude one-time nonqualified pension settlement charges and LTIP tax windfall or shortfall to the extent such items are not included in the ABP Earnings target.
•Limit impact of rabbi trust results (net of deferred compensation) to +/-5% (percentage points) of the ABP Earnings result as calculated without such gains or losses.

Sempra 2022 Proxy Statement	89

Appendix D	Table of Contents
2021 PERFORMANCE-BASED ANNUAL BONUS PLAN PERFORMANCE MEASURES AND RESULTS

		Performance-Based Annual Bonus Plan Goals(1)			Actual	% of Target Achieved
2021 Performance Measures	Weight	Threshold	Target	Maximum
Financial:
Sempra ABP Earnings (Dollars in Millions)	80.00%	$2,226	$2,368	$2,510	$2,558	200%
Subtotal: Financial	80.00%					200%
Safety:
Sempra Infrastructure - IEnova
Total Recordable Incident Rate (TRIR)	0.75%	1.95	1.78	1.60	0.50	200%
Lost Time Accident Rate (LTAR)	0.75%	1.47	1.34	1.20	0.23	200%
Sempra Infrastructure - IEnova	1.50%					200%
Sempra Infrastructure - Sempra LNG
Lost Time Incident Rate	0.53%	0.17	0.10	0.03	0.00	200%
Total Recordable Incident Rate	0.53%	0.50	0.35	0.25	0.16	200%
Executive Attendance at Site Safety Meetings	0.45%	11	16	22	24	200%
Sempra Infrastructure - Sempra LNG	1.50%					200%
Oncor
Days Away/Restricted or Transfer (DART) Incident Rate(2)	3.00%	0.70	0.49	0	0.38	126%
Oncor	3.00%					126%
SDG&E
Employee Safety — Zero employee electric contacts	0.18%			0	0	200%
Employee Safety — Lost Time Incident (LTI) Rate	0.18%	0.56		0.36	0.44	120%
Employee Safety — Controllable Motor Vehicle Incidents (CMVI)	0.12%	50	40	30	24	200%
Employee Safety — Environmental and Safety Compliance Management Program (ESCMP) Findings Mediated	0.18%	90%		100%	100%	200%
Employee Safety — Field Observations	0.18%	14,800	15,800	16,800	17,178	200%
Employee Safety —Near Misses Reported	0.18%	100	200	300	251	151%
Gas Safety — Distribution System Integrity — Miles Vintage Mains and Services Replaced	0.24%	42	47	52	52.06	200%
Gas Safety — Damage Prevention (Damages as per USA ticket rate)	0.18%	1.82	1.66	1.58	1.66	100%
Gas Safety — Mobile Home Park Retrofit Program (spaces with To-the-Meter Installed)	0.12%	1,020	1,130	1,180	1,181	200%
Gas Safety — P1 Gas Response Time (Minutes)	0.12%	33.5	32	30	29.1	200%
Gas Safety — PSEP Line 1600 — Project Progress	0.12%	5	6	7	7	200%
Electric Safety and Reliability — Overhead System Hardening (Miles)	0.18%	119	124	129	137.7	200%
Electric Safety and Reliability — Underground System Hardening (Miles)	0.18%	20	22.5	25	26.24	200%
Electric Safety and Reliability — Wildfire Safety Communications	0.12%	76%	82%	85%	84.8%	193%
Electric Safety and Reliability — Average Days for Tier 3 Level 1 Corrections	0.12%	3	2	1	0.48	200%
Electric Safety and Reliability — Vegetation Contacts in HFTD	0.12%	22	16	10	9	200%
Electric Safety and Reliability — PSPS Average Circuit Restoration Time (Hours) from "Okay to Patrol"	0.12%	24	22	20	3.28	200%
Electric Safety and Reliability — Wildfire Risk Events	0.12%	481	411	376	466	21%
Electric Safety and Reliability — System Average Interruption Duration Index (SAIDI)	0.18%	70	65.5	61	70.1	—%
SDG&E	3.00%					166%

90	Sempra 2022 Proxy Statement

Table of Contents	Appendix D

		Performance-Based Annual Bonus Plan Goals(1)				% of Target
2021 Performance Measures	Weight	Threshold	Target	Maximum	Actual	Achieved
SoCalGas
Employee Safety — LTI Rate	0.30%	0.90	0.86	0.81	0.70	200%
Employee Safety — ESCMP Corrective Action	0.30%	95%		100%	100%	200%
Employee Safety — Defensive Driving Completion Rate	0.30%	90%	95%	100%	99.96%	199%
Customer, Public & System Safety — A1 Order Response Time	0.30%	92.0%	92.4%	92.6%	93.2%	200%
Customer, Public & System Safety — Damage Prevention: Damages per USA Ticket Rate	0.30%	2.99	2.85	2.71	2.35	200%
Customer, Public & System Safety — Gas System Methane Emissions Reductions (Percent of planned high-pressure blowdown events releasing less than or equal to 2.5 million cubic feet)	0.30%	75%	80%	85%	94%	200%
Integrity Management — Pipeline Safety Enhancement Program — Pipeline Miles Remediated	0.30%	15	25	65	82	200%
Integrity Management — Distribution Integrity Management Program: Miles of Vintage Mains and Services Replaced	0.30%	98	108	118	139	200%
Integrity Management — Storage Integrity Management Program (SIMP) — Number of Wells Inspected or Remediated under SIMP, or permanently plugged and abandoned	0.30%	43	46	49 or RMP Approval	69	200%
Integrity Management — Age of Code Three Steel Leak Inventory	0.30%	28 Months	26 Months	24 Months	24 Months	200%
SoCalGas	3.00%					200.00%
Subtotal: Safety	12.00%					173.07%
Environmental, Social and Governance	8.00%					180.00%
Total	100.00%					195.17%
(1)At threshold performance, there is no payout. The scale for total payout and for all performance measures ranges from 0% for threshold performance to 200% for maximum performance, with target performance paying out at 100%.
(2)For the Oncor goal, the threshold goal (zero payout) is Industry average performance (0.70), the payout for industry top quartile performance (0.28) is 150% of target, and the target performance goal is the midpoint between the industry average and industry top quartile (0.49). The maximum goal requires a DART rate of 0.00.

Sempra 2022 Proxy Statement	91

Appendix E
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions with respect to the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed in any forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the mailing date of this proxy statement. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or other factors.
In this proxy statement, forward-looking statements can be identified by words such as "believes," "expects," "intends," "anticipates," "plans," "estimates," "projects," "forecasts," "should," "could," "would," "will," "confident," "may," "can," "potential," "possible," "proposed," "in process," "under construction," "in development," "opportunity," "target," "outlook," "maintain," "continue," "goal," "aim," "commit," or similar expressions, or when we discuss our guidance, priorities, strategy, goals, vision, mission, opportunities, projections, intentions or expectations.
Factors, among others, that could cause actual results and events to differ materially from those described in any forward-looking statements include risks and uncertainties relating to:
•California wildfires, including the risks that we may be found liable for damages regardless of fault and that we may not be able to recover all or a substantial portion of costs from insurance, the wildfire fund established by California Assembly Bill 1054, in rates from customers or a combination thereof;
•decisions, investigations, regulations, issuances or revocations of permits and other authorizations, renewals of franchises, and other actions by (i) the California Public Utilities Commission (CPUC), Comisión Reguladora de Energía, U.S. Department of Energy, U.S. Federal Energy Regulatory Commission, Public Utility Commission of Texas, and other regulatory and governmental bodies and (ii) states, counties, cities and other jurisdictions in the U.S., Mexico and other countries in which we do business;
•the success of business development efforts, construction projects and acquisitions and divestitures, including risks in (i) the ability to make a final investment decision, (ii) completing construction projects or other transactions on schedule and budget, (iii) the ability to realize anticipated benefits from any of these efforts if completed, and (iv) obtaining the consent or approval of partners or other third parties, including governmental entities and regulatory bodies;
•the resolution of civil and criminal litigation, regulatory inquiries, investigations and proceedings, arbitrations, and property disputes, including those related to the natural gas leak at Southern California Gas Company's (SoCalGas) Aliso Canyon natural gas storage facility;
•changes to laws, including proposed changes to the Mexican constitution that could materially limit access to the electric generation market and changes to Mexico's trade rules that could materially limit our ability to import, export, transport and store hydrocarbons;
•failure of foreign governments and state-owned entities to honor their contracts and commitments;
•actions by credit rating agencies to downgrade our credit ratings or to place those ratings on negative outlook and our ability to borrow on favorable terms and meet our debt service obligations;
•the impact of energy and climate policies, legislation and rulemaking, as well as related goals set, and actions taken, by companies in our industry, including actions to reduce or eliminate reliance on natural gas generally and any deterioration of or increased uncertainty in the political or regulatory environment for California natural gas distribution companies and the risk of nonrecovery for stranded assets;
•the pace of the development and adoption of new technologies in the energy sector, including those designed to support governmental and private party energy and climate goals, and our ability to timely and economically incorporate them into our business;
•weather, natural disasters, pandemics, accidents, equipment failures, explosions, acts of terrorism, information system outages or other events that disrupt our operations, damage our facilities and systems, cause the release of harmful materials, cause fires or subject us to liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance, may be disputed by insurers or may otherwise not be recoverable through regulatory mechanisms or may impact our ability to obtain satisfactory levels of affordable insurance;
•the availability of electric power and natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid or limitations on the withdrawal of natural gas from storage facilities;
•the impact of the COVID-19 pandemic, including potential vaccination mandates, on capital projects, regulatory approvals and the execution of our operations;
•cybersecurity threats to the energy grid, storage and pipeline infrastructure, information and systems used to operate our businesses, and confidentiality of our proprietary information and personal information of our customers and employees, including ransomware attacks on our systems and the systems of third-party vendors and other parties with which we conduct business, all of which may become more pronounced in the event of geopolitical events and other uncertainties, such as the conflict in Ukraine;
•the impact at San Diego Gas & Electric Company (SDG&E) on competitive customer rates and reliability due to the growth in distributed and local power generation, including from departing retail load resulting from customers transferring to Community Choice Aggregation and Direct Access, and the risk of nonrecovery for stranded assets and contractual obligations;
•Oncor Electric Delivery Company LLC's (Oncor) ability to eliminate or reduce its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor's independent directors or a minority member director;
•volatility in foreign currency exchange, inflation and interest rates and commodity prices, including inflationary pressures in the U.S., and our ability to effectively hedge these risks and with respect to inflation and interest rates, the impact on SDG&E's and SoCalGas' cost of capital and the affordability of customer rates;
•changes in tax and trade policies, laws and regulations, including tariffs and revisions to international trade agreements that may increase our costs, reduce our competitiveness, or impair our ability to resolve trade disputes; and
•other uncertainties, some of which may be difficult to predict and are beyond our control.
We caution you not to rely unduly on any forward-looking statements. You should review and consider carefully the risks, uncertainties and other factors that affect our business as described herein and in other reports that we file with the U.S. Securities and Exchange Commission.
Sempra Infrastructure, Sempra LNG, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or SoCalGas, and Sempra Infrastructure, Sempra LNG, Sempra Texas Utilities, Oncor and IEnova are not regulated by the CPUC.

92	Sempra 2022 Proxy Statement

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SEMPRA™

Sempra Energy doing business as Sempra

SEMPRA
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SAN DIEGO, CA 92101

SCAN TO VIEW MATERIALS & VOTE

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card available when you call and use the 16-digit control number shown below. Vote by 11:59 p.m. Eastern Time on May 12, 2022 for shares held directly and by 8:00 a.m. Eastern Time on May 10, 2022 for shares held in the Employee Savings Plans as defined on the reverse side of the card.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your signed proxy card must be received before the polls close.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card available when you access the website and use the 16-digit control number shown below. Vote by 11:59 p.m. Eastern Time on May 12, 2022 for shares held directly and by 8:00 a.m. Eastern Time on May 10, 2022 for shares held in the Employee Savings Plans as defined on the reverse side of the card.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SRE2022**

You may attend the meeting via the Internet and vote during the meeting. Use the 16-digit control number shown below to log into the meeting site and follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D65299-P64869 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEMPRA

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH LISTED NOMINEE.

1. Election of Directors:

		For	Against	Abstain
1a.	Alan L. Boeckmann	☐	☐	☐
1b.	Andrés Conesa	☐	☐	☐
1c.	Maria Contreras-Sweet	☐	☐	☐
1d.	Pablo A. Ferrero	☐	☐	☐
1e.	Jeffrey W. Martin	☐	☐	☐
1f.	Bethany J. Mayer	☐	☐	☐
1g.	Michael N. Mears	☐	☐	☐
1h.	Jack T. Taylor	☐	☐	☐
1i.	Cynthia L. Walker	☐	☐	☐
1j.	Cynthia J. Warner	☐	☐	☐
1k.	James C. Yardley	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.

		For	Against	Abstain
4.	Shareholder Proposal Requiring an Independent Board Chairman.	☐	☐	☐

5. Consideration of any other matters that may properly come before the meeting and any adjournment or postponement of the meeting, on which the proxy holders may vote in their discretion.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF PROPERLY EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1, "FOR" ITEMS 2 AND 3 AND "AGAINST" ITEM 4.

Please indicate if you want confidential voting. ☐

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature of Shareholder [PLEASE SIGN WITHIN BOX] Date

Signature of Shareholder (Joint Owners) Date

Sempra Annual Shareholders Meeting Information
Friday, May 13, 2022
9:00 a.m. Pacific Time
Virtual meeting at www.virtualshareholdermeeting.com/SRE2022

To be admitted to the meeting, you must enter the 16-digit control number shown on the reverse side of this proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com with the 16-digit control number shown on the reverse side of this proxy card.

D65300-P64869

SEMPRA
ANNUAL SHAREHOLDERS MEETING — MAY 13, 2022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may submit your voting instructions by telephone at 1-800-690-6903 or via the Internet at www.proxyvote.com and follow the simple instructions. Use the 16-digit control number shown on the reverse side of this proxy card. If you vote by telephone or by Internet, do not mail this proxy card. The telephone and Internet voting facilities will close at 11:59 p.m. Eastern Time on May 12, 2022. Note: If you hold shares as a participant in the Employee Savings Plans (as defined below), your proxy voting instructions must be received no later than 8:00 a.m. Eastern Time on May 10, 2022.

TREVOR I. MIHALIK, KAREN L. SEDGWICK, AND JENNIFER F. JETT, jointly or individually and each with full power to act without the others and each with full power of substitution, are authorized to represent and vote the shares of the undersigned at the Sempra 2022 Annual Shareholders Meeting and at any adjournment or postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting and any adjournment or postponement thereof.

If you are a participant in the Sempra Energy Savings Plan, Southern California Gas Company Retirement Savings Plan or San Diego Gas & Electric Company Savings Plan (collectively, the "Employee Savings Plans"), this proxy card constitutes your instructions to T. Rowe Price, the Employee Savings Plans' trustee, as to how to vote the shares of Sempra common stock in your plan accounts. If you do not submit valid and timely voting instructions, Newport Trust Company, the independent fiduciary and investment manager for the Sempra common stock in your plan accounts, will direct the vote of the shares in its discretion.

Address changes and comments can be directed to Sempra's Investor Relations Department at Investor@sempra.com

(Continued and to be signed on the reverse side)